As filed with the Securities and Exchange Commission on September 20, 2007

Registration No. 333-144684

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 1
TO
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

RODMAN & RENSHAW CAPITAL GROUP, INC.
f/k/a
ENTHRUST FINANCIAL SERVICES, INC.
(Exact name of Registrant as specified in its charter)

Delaware	6211	84-1374481
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Rodman & Renshaw Capital Group, Inc.
1270 Avenue of the Americas
New York, New York 10020
(212) 356-0500
(212) 356-0536 Facsimile
(Address, including zip code, and telephone number, including area code, of Registrant’s executive offices)

Michael Lacovara
Chief Executive Officer
Rodman & Renshaw Capital Group, Inc.
1270 Avenue of the Americas
New York, New York 10020
(212) 356-0500
(212) 356-0536 Facsimile
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Kenneth S. Rose, Esq. Joel J. Goldschmidt, Esq. Morse, Zelnick, Rose & Lander, LLP 405 Park Avenue, Suite 1401 New York, New York 10022 (212) 838-5030 (212) 838-9190 Facsimile	Fred B. White, III, Esq. David C. Ingles, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036-6522 (212) 735-3000 (212) 735-2000 Facsimile

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee

Common stock	$86,250,000(2)	$2,647.88(3)

(1)	Estimated solely for purposes of calculating the amount of the registration fee paid pursuant to Rule 457(o) under the Securities Act.

(2)	Includes: (i) shares sold by the registrant; (ii) shares sold by the selling stockholders; and (iii) shares issuable upon exercise of the underwriters’ over-allotment option.

(3)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 20, 2007

PRELIMINARY PROSPECTUS

12,000,000 Shares

Common Stock

We are an investment banking firm headquartered in New York City. We are offering 8,000,000 shares of our common stock and some of our existing stockholders are offering 4,000,000 shares of our common stock. We will not receive any of the proceeds from the shares sold by any of the selling stockholders. We anticipate that the offering price of the shares will be in the range of $5.50 to $7.00 per share.

Our common stock currently trades on the OTC Bulletin Board under the symbol “RDRN.OB.” We have applied to list our common stock on the NASDAQ Global Select Market under the symbol “RODM.”

Investing in our common stock involves risk. Please read “Risk Factors” beginning on page 13 for a discussion of the factors you should consider before you make your investment decision.

	Per Share	Total
Public offering price of common stock	$	$
Underwriting discounts	$	$
Proceeds to us (before expense)(1)	$	$
Proceeds to the selling stockholders	$	$

(1)	This amount is the total before deducting legal, accounting, printing and other offering expenses payable by us, which are estimated at $1.2 million.

The underwriters may also purchase up to 1,800,000 additional shares from us at the public offering price set forth above, less the underwriting discount, within 30 days of the date of this prospectus to cover over-allotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the disclosures in this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares against payment in New York, New York on or about                       , 2007, subject to customary closing conditions.

SANDLER O’NEILL + PARTNERS, L.P.	FOX-PITT KELTON COCHRAN CARONIA WALLER

PAULSON INVESTMENT COMPANY, INC.
RODMAN & RENSHAW, LLC

The date of this prospectus is                         , 2007

You should rely only on the information contained in this prospectus. Neither we nor the underwriters have authorized any other person to provide you with information different than that contained in this prospectus. If anyone provides you with additional, different or inconsistent information, you should not rely on it. You should not assume that the information included in this prospectus is accurate as of any date other than the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock. Our business, financial condition, results of operations, cash flows and/or future prospects may have changed since that date. Information contained on, or accessible through, our website is not part of this prospectus.

Neither we nor the selling stockholders or any of the underwriters are making an offer to sell these securities in any jurisdiction where such offer or sale is not permitted. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to our common stock if the person making the offer or solicitation is not qualified to do so or it is unlawful for you to receive such an offer or solicitation.

In this prospectus we rely on and refer to information and statistics regarding the biotechnology sector of the U.S. economy and regarding certain types of financing transactions. We obtained this market data from independent publications or other publicly available information.

No action is being taken in any jurisdiction outside the United States to permit the public offering of our common stock or possession or distribution of this prospectus. Persons who come into possession or distribution of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.

[THIS PAGE INTENTIONALLY LEFT BLANK]

PROSPECTUS SUMMARY

This summary highlights key aspects of the offering and does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus carefully, including “Risk Factors” and our consolidated financial statements and accompanying notes included elsewhere in this prospectus, before making an investment decision. Unless otherwise indicated, the information contained in this prospectus assumes that the underwriters do not exercise their over-allotment option and does not take into account the issuance of any common stock upon exercise of warrants or stock options.

Rodman & Renshaw Capital Group, Inc. is a Delaware corporation and was formerly named “Enthrust Financial Services, Inc.” (which we refer to herein as Enthrust). Prior to July 10, 2007, Enthrust was a “shell” company with no business or operations. Rodman & Renshaw Holding, LLC (which we refer to herein as Holding) is a Delaware limited liability company and the holding company for Rodman & Renshaw, LLC, a registered broker-dealer, and its other affiliates. Upon completion of the Exchange, as described below under “Recent Transactions,” Holding became a wholly- owned subsidiary of Enthrust, and the beneficial owners of all of the equity and debt securities of Holding became stockholders of Enthrust. In August 2007, Enthrust changed its name to “Rodman & Renshaw Capital Group, Inc.” All references in this prospectus to “us,” “we,” and “our” refer to Holding and its direct and indirect subsidiaries before the Exchange and to Rodman & Renshaw Capital Group, Inc., and its direct and indirect subsidiaries after the Exchange.

Overview

We are a full service investment bank dedicated to providing investment banking services to companies that have significant recurring capital needs due to their growth and development strategies, along with research and sales and trading services to institutional investor clients that focus on such companies.

Through AcumenBioFin™, our division dedicated exclusively to the life science sector, we provide a broad range of investment banking services to biotechnology, specialty pharmaceutical, medical device and other companies operating in the life science sector. Our present business began in 2002 when we made the strategic decision to focus on the biotechnology sector and to build an integrated investment banking platform to service this sector. Our decision was based, in part, on our belief that the biotechnology sector was underserved by the investment banking community as a result of: (i) consolidation, beginning in the 1990’s, of well-established middle market and boutique investment banks with and into large financial institutions; and (ii) the significant downturn in capital market activity in the biotechnology sector beginning in 2001.

As we continued to expand our capital raising efforts for biotechnology companies, we concluded that many of the typical biotechnology financing strategies and transaction structures in which we have developed an expertise could be equally effective in other sectors of the economy. Applying our financing know-how, understanding of the financing needs of capital intensive companies and appreciation of the goals and concerns of institutional investors that invest in such companies, we have begun to leverage our historical performance and reputation as a leading investment bank in the biotechnology sector to expand our product-based expertise and business reach to other sectors with similar financing needs.

Since 2003, we have been a leading investment banking firm to the biotechnology sector, a capital intensive market segment, as well as a leader in the PIPE (private investment in public equity) and RD (registered direct placements) transaction markets.

•

We were the number one investment bank in terms of the aggregate number of PIPE and RD financing transactions completed during the first six months of 2007 and in the calendar years 2006, 2005 and 2003.

•	We were the number two investment bank in terms of the aggregate number of PIPE and RD financing transactions completed in the calendar year 2004.

•	From January 1, 2003 through June 30, 2007, we helped raise more than 15% of the total amount generated from PIPE and RD financing transactions in the U.S. biotechnology sector.

Market Opportunity

Based on the factors described below, we believe a significant opportunity exists for us to grow our various lines of business, expand our service offerings, attract new clients within the biotechnology sector and expand into new sectors. We believe that the recent volatility in the U.S. capital markets presents potential opportunities for us. The recurring financing needs of our core client base generally require those clients to access the capital markets on a regular basis, not just opportunistically. Moreover, valuations and activity in the biotechnology sector, for which a large segment of our business could be seen to serve as a proxy, have been strong even through recent market volatility. Finally, we are not burdened with exposure to commercial paper or real estate risk and hold no investments in structured products or vehicles that have undergone recent revaluations. As a result, we believe that both our key market sector and our strong balance sheet leave us well positioned to drive continued growth.

The Biotechnology Sector

The U.S. biotechnology sector continues to experience significant growth, as evidenced by the following:

•	total market capitalization of U.S. biotechnology companies increased from $15 billion in 1986 to over $500 billion today;

•	currently, there are over 330 publicly-traded and 1,100 private biotechnology companies in the United States; and

•	it is estimated that, in 2006, the U.S. biotechnology sector generated more than $60 billion in revenue.

Capital origination in the biotechnology sector has been strong over the past decade.

•	From 1996 through 2006, U.S. biotechnology companies raised $149.1 billion.

•	From January 1, 2003 through December 31, 2006, U.S. biotechnology companies raised:

▶	$4.1 billion from initial public offerings;

▶	$15.2 billion from follow-on offerings; and

▶	$11.7 billion from PIPE and RD financing transactions.

•	From January 1, 2003 through December 31, 2006, merger and acquisition transaction value within the U.S. biotechnology sector totaled $66.4 billion.

With additional resources to devote to the biotechnology sector, we believe we can grow our corporate finance and strategic advisory businesses as the sector continues to grow. Companies in this sector require growth capital on a regular basis and regularly evaluate their strategic alternatives. Investors in companies in this sector require investment research and brokerage services, which we believe will allow us to grow our equity research and sales and trading platforms.

PIPE and RD Financing Transactions

Today, PIPE and RD financing transactions represent a key source of funding for publicly- traded biotechnology companies. For example, the U.S. biotechnology sector used PIPE and RD financing transactions to raise:

•	$13.8 billion from January 1, 2003 through June 30, 2007;

•	$3.6 billion in 2006; and

•	$2.1 billion in the first six months of 2007.

We believe that PIPE and RD financing transactions will continue to play a significant role in financing the biotechnology sector because the efficiency of these types of transactions better meets the funding needs of biotechnology companies as compared to alternative financing methods.

PIPE and RD financing transactions provide public companies across multiple sectors with effective and viable alternatives to raising capital through public follow-on offerings. The use by issuers of these financing alternatives to public follow-on offerings has grown significantly in recent years. Since 2003, when the capital markets began to recover after the Internet “bubble,” the number of PIPE and RD financing transactions and the amount of capital raised through such transactions have increased every year. For example, PIPE and RD financing transactions raised an aggregate of:

•	$12.6 billion through 882 transactions in 2003;

•	$15.6 billion through 1,270 transactions in 2004;

•	$20.0 billion through 1,304 transactions in 2005;

•	$28.2 billion through 1,342 transactions in 2006; and

•	$22.4 billion through 645 transactions in the first six months of 2007.

We believe there is a significant opportunity for continued growth in this space given issuers’ continuing desire to identify and pursue faster and less costly financing alternatives to traditional follow-on public offerings and institutional investors’ continuing interest in participating in these financing transactions.

Consolidation in the financial services industry has created an opportunity for us to grow our business

The financial services industry has experienced substantial consolidation over the past 10 to 15 years. During this period, a number of growth-focused investment banks were acquired by larger financial institutions with broader platforms. We believe that large investment banks often under-serve clients considered to be “small-cap” or “mid-cap” companies, which has created a significant market opportunity for us to serve the specialized needs of these companies. A significant majority of our investment banking revenues is earned from publicly-traded companies with a market capitalization below $500 million. In addition, we believe many large investment banks have responded to margin pressure within their equity brokerage divisions by reducing research coverage, particularly for smaller companies, consolidating sales and trading services and transitioning to a more commoditized brokerage model. We will continue to work with these “small-cap” and “mid-cap” companies and aim to provide them with high quality services tailored to meet their needs for capital origination and strategic advisory services.

Competitive Strengths

We expect to maintain and expand our position in our target sector by continually leveraging our principal competitive strengths, which include the following:

Sector focus

We believe that our focus on the biotechnology sector is a competitive advantage. This focus manifests itself in the form of an integrated platform, including investment bankers, research analysts, traders and institutional sales people, all devoted to companies operating in the biotechnology sector. The team is comprised of individuals who are all knowledgeable and, in some cases, experts in this area. We believe this specialization produces a combination of financial and technical expertise, allowing us to better understand and service the strategic and financing needs of our clients and deliver differentiated advice that our clients require and appreciate when addressing complex financing issues and making important strategic decisions. As a result, we have become a leading provider of investment banking services to companies in the biotechnology sector.

Within the biotechnology sector, our strengths include:

Focus on financing transactions. Our investment bankers are corporate finance specialists and plan to continue to focus primarily on financing transactions, particularly PIPE and RD transactions.

Development of innovative solutions. Our in-depth knowledge of the biotechnology sector enables us to develop financing strategies, transaction structures and financing instruments that simultaneously address issuers’ needs for capital and the investment community’s need to balance risk and reward.

Focused equity research. Our biotechnology research team (including eight PhDs and two medical doctors) focuses on uncovering market opportunities and on developing recommendations that will enhance our clients’ investment returns.

Industry leading conferences. Our industry-leading investment conferences dedicated to the life science sector, with particular emphasis on biotechnology companies, bring together companies, institutional investors, business development executives and experts from the life science community. Our life science conferences are an effective marketing tool for us and provide an opportunity for us to facilitate relationship building between the participating companies and investors.

Experienced professionals with deep knowledge and broad skills

We have created an entrepreneurial, performance-oriented corporate culture that attracts professionals who share a reputation for sector expertise, strong execution skills and a history of successful transactions. We are led by a team of professionals with extensive track records of success in the biotechnology sector and with arranging and executing PIPE and RD financing transactions.

Strong client relationships

We place great emphasis on developing and nurturing long-term relationships with both issuers and investors, including hedge funds, venture capital funds and private equity funds. This has expanded our distribution and placement capabilities, enabling us to raise significant amounts of capital for our issuer clients. We strive to build long-term relationships with our issuer clients by providing services appropriate to each stage of a company’s development. We provide our clients with frequent and consistent interaction with our senior professionals, who are actively involved in all stages of our client engagements. We believe that the high levels of expertise and client trust we have developed have been significant factors contributing to our growth and have enabled us to generate significant repeat business. In 2006 and 2005, over 34% and 44%, respectively, of our investment banking transactions were executed with repeat clients. In the first six months of 2007, the percentage was 29%.

Established and respected brand

We believe the Rodman & Renshaw® brand name is well-recognized, highly-regarded and associated with knowledge leadership, especially in the biotechnology sector and the PIPE and RD transaction markets. In particular, we believe that we are known for developing creative solutions to financial and strategic challenges and for sound execution of our clients’ transactions.

Growth Strategy

Our primary business objective is to become a leading full-service investment banking firm for companies with significant and recurring capital needs across multiple sectors. We believe that, as a publicly-traded company with increased available capital, we will be better able to: (i) grow our platform by adding new products to serve our existing clients; (ii) build new teams to focus on sectors of the economy other than biotechnology that have similar financing needs; and (iii) hire professionals to supplement our existing staff. We intend to pursue this objective through the following strategies:

Expand our existing biotechnology sector platform

We believe that the biotechnology sector is still a growth area for us and, with our expertise and reputation, we are well-positioned to achieve a greater share of financial and advisory engagements in this sector. First, in order to capitalize on our inherent advantages, we intend to increase our investment banking, sales and trading, and research capability in this sector by adding additional professionals to augment our existing team. Our intention is to grow our leading PIPE and RD transaction business, to pursue more follow-on offerings and initial public offerings, to expand our merger and acquisition advisory services and to increase our focus on raising capital for private companies in the biotechnology sector. Second, we intend to nurture our relationships with those companies for which we have raised capital in the past and aggressively pursue relationships with other companies in this sector. Third, we intend to continue to develop new financing products and create new transactional structures that will address the risks and rewards inherent in this sector. Finally, we intend to apply our capabilities to other areas of the life science sector in addition to biotechnology. For example, specialty pharmaceuticals, medical devices and healthcare services, represent natural areas for expansion, particularly as we broaden our product capabilities.

Expand into new sectors

We intend to expand opportunistically into other sectors of the economy that have particular similarities with the biotechnology sector, including significant and on-going capital needs, highly technical expertise, high risk/high return operating environment and the presence of numerous innovative small and mid-size companies among larger companies. Such sectors may include one or more of the following: mining, energy, technology and business services. During the past 18 months, we completed investment banking transactions for companies in the environmental services, business services, technology, security, oil and gas, retail and logistics sectors, in addition to continuing to grow our presence in the biotechnology sector.

Expand our existing merchant banking and asset management businesses

Our current merchant banking activity includes the following: (i) taking a portion of our fee in warrants in connection with finance transactions; (ii) purchasing securities in a finance transaction in which we are also acting as placement agent; and (iii) retaining equity ownership in public “shell” companies, i.e., reporting companies that have no active trade or business and nominal assets, which we subsequently merge with operating private companies through reverse mergers or CAPs® (Collateralized Acquisition Pools®) arranged by us.

We may expand our merchant banking activities in a number of ways, including: (i) making larger investments in companies for which we are acting as placement agent in connection with a financing transaction; (ii) making direct investments on a more frequent basis; (iii) making bridge loans and providing other interim capital; (iv) financing a company ourselves or with a limited number of other institutional investors; and (v) increasing the number of “shell” companies that we own. We may also develop our asset management business by, for example, launching a lifescience sector focused fund. These initiatives may be carried out through in-house efforts, through the recruitment of a fund manager or by acquiring an existing asset management business.

Strategic acquisitions

Our growth strategy also contemplates expansion through strategic acquisitions. We may acquire teams of investment bankers or institutional salesmen and traders in one or more of the sectors that we target or we may acquire an investment bank or financial advisory firm or other company in a complementary business or sector. In addition, our expansion strategy contemplates pursuing business opportunities outside of the United States. We have already raised capital for a number of foreign companies and have business contacts in Europe, Asia, Latin America and the Middle East.

Recent Developments

The Exchange

On July 10, 2007 (the “Exchange Date”), pursuant to an Exchange Agreement, dated as of July 10, 2007, we completed a reorganization transaction, which we refer to as the Exchange, with Enthrust, a “shell” company in which we indirectly held 80% of the common equity. As a result of the Exchange, Holding became a wholly-owned subsidiary of Enthrust and the beneficial owners of our outstanding debt and equity securities became stockholders of Enthrust. The Exchange consisted of the following:

(i)

Paul Revere, LLC (“Revere”), a Delaware limited liability company, which owned 70% of Holding, contributed its membership interest in Holding to Enthrust in exchange for 12,711,683 shares of Enthrust’s common stock;

(ii)

the stockholders of R&R Capital Group, Inc. (“RRCG”), a Delaware “S” corporation, who, through their ownership of RRCG, owned 30% of Holding and 25.5% of RRPR, LLC (“RRPR”), a Delaware limited liability company, contributed all of their RRCG shares to Enthrust in exchange for 5,967,591 shares of Enthrust’s common stock;

(iii)

the holders of the 6% Senior Convertible Debentures in the aggregate principal amount of $20 million (the “Debentures”) and warrants to purchase 714,286 shares of Holding stock at a price of $7.70 per share (the “Holding Warrants”) issued by Holding in March 2007, contributed the Debentures and the Holding Warrants to Enthrust in exchange for 5,970,099 shares of Enthrust’s common stock and warrants to purchase 1,355,600 shares of Enthrust’s common stock at a purchase price of $7.00 per share (the “Warrants”); and

(iv)

options held by employees to purchase up to 2,848,370 shares of Holding’s stock at prices ranging from $0.409 to $8.24 per share were, by their terms, converted into options to acquire up to 5,278,071 shares of Enthrust’s common stock at prices ranging from $0.22 to $4.45 per share.

Immediately after the Exchange, 1,707,144 shares of Enthrust’s common stock that were outstanding prior to the Exchange, including all of the shares held indirectly by Holding, were cancelled. Thus, the shares of Enthrust’s common stock issued to Revere, the RRCG stockholders and the holders of the Debentures and the Holding Warrants pursuant to the Exchange Agreement represented 98.6% of Enthrust’s issued and outstanding shares immediately after the Exchange.

On the Exchange Date, all of Enthrust’s officers resigned and its then sole director, Arnold P. Kling, appointed Edward Rubin, Holding’s President and a member of Holding’s board of directors, as a director of Enthrust. Messrs. Kling and Rubin then appointed the officers of Holding as Enthrust’s new officers. In addition, they appointed the other members of the Holdings’ board of directors to Enthrust’s board of directors effective as of July 22, 2007, the tenth day after Enthrust mailed an Information Statement pursuant to Rule 14f-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) to its stockholders of record. Mr. Kling then resigned as a director of Enthrust effective as of July 22, 2007. In this prospectus, we refer to our board of directors after the Exchange as the “Board of Directors.”

Finally, on August 31, 2007, Enthrust changed its name to Rodman & Renshaw Capital Group, Inc.

Based on the fact that: (i) prior to the consummation of the Exchange, Enthrust was not engaged in any trade or business; (ii) immediately following the Exchange, the former beneficial owners of Holding’s equity and debt securities owned 98.6% of Enthrust’s issued and outstanding shares of common stock; (iii) Holding’s officers became the officers of Enthrust and Holding’s directors became, as of July 22, 2007, the directors of Enthrust; and (iv) Enthrust changed its name to reflect Holding’s corporate identity; for accounting purposes: (a) Holding is treated as the acquiror; (b) the Exchange is treated as a recapitalization of Holding; and (c) Holding’s historical financial statements are treated as the historical financial statements of Enthrust.

New Chief Executive Officer

In August 2007, we entered into an employment agreement with Michael Lacovara pursuant to which Mr. Lacovara became our Chief Executive Officer and a member of our Board of Directors effective September 4, 2007. Mr. Lacovara previously served as co-chief operating officer of Sandler O’Neill & Partners, L.P., the representative of the several underwriters of this offering. Mr. Lacovara replaces John J. Borer III as our Chief Executive Officer. As of September 4, 2007, Mr. Borer became a Senior Managing Director and Head of Investment Banking. For a more detailed description of the terms of Mr. Lacovara’s employment, see “Executive Compensation—Employment Arrangements.”

Corporate Information

Our principal executive office is located at 1270 Avenue of the Americas, New York, New York 10020, and our telephone number is (212) 356-0500. Our corporate website address is www.rodmanandrenshaw.com. Information contained on our website is not incorporated by reference into this prospectus and you should not consider information contained on, or accessible through, our website as part of this prospectus.

The Offering

Common stock offered by us	8,000,000 shares(1)
Common stock offered by selling stockholders	4,000,000 shares
Total shares of common stock offered	12,000,000 shares
Common stock to be outstanding after this offering	33,750,000 shares(1)(2)
Use of proceeds

We estimate that the net proceeds to us from this offering will be approximately $45.3 million based on an assumed offering price of $6.25 per share, which is the mid-point of the price range set forth on the cover page of this prospectus, after deducting underwriting discounts and expenses payable by us. We plan to use the net proceeds we receive from this offering for general corporate purposes, which may include, among other things: (i) expanding our presence in the biotechnology sector; (ii) continue our expansion into new sectors; (iii) strategic acquisitions; and (iv) expanding our merchant banking and asset management businesses.

We will not receive any of the proceeds from the sale of shares of our common stock offered by any selling stockholder.
Dividend policy

For the foreseeable future, the Board of Directors intends to follow a policy of retaining earnings for the purpose of increasing our capital to support additional growth. Accordingly, we currently do not expect to declare or pay dividends for the foreseeable future.

Listing	We have applied to list our common stock on the NASDAQ Global Select Market under the symbol “RODM.”
Risk factors	See “Risk Factors,” “Dilution” and other information included in this prospectus for a discussion of certain factors that you should carefully consider before investing in our common stock.

(1)

Assumes that the underwriters do not exercise their option to purchase up to an additional 1,800,000 shares of common stock from us to cover over-allotments, if any. If the underwriters exercise this option in full, 35,550,000 shares of common stock will be outstanding immediately after this offering. See “Underwriting.”

(2)	The number of shares of common stock outstanding immediately after this offering does not include:

•

5,278,071 shares of common stock reserved for issuance upon the exercise of outstanding options granted prior to the adoption of our 2007 Stock and Incentive Plan, at exercise prices ranging from $0.22 to $4.45 per share, having a weighted average exercise price of $3.74;

•	1,355,600 shares of common stock underlying the Warrants, which have an exercise price of $7.00 per share; and

•	4,500,000 shares of common stock reserved for future issuance pursuant to grants of restricted stock and options under our 2007 Stock and Incentive Plan.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table summarizes our selected historical consolidated financial data for the periods and at the dates indicated. You should read this information in conjunction with our audited and unaudited consolidated financial statements and related notes, “Selected Unaudited Pro Forma Combined Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information appearing elsewhere in this prospectus. We derived our selected historical consolidated financial data as of December 31, 2006, 2005 and 2004 and for the years ended December 31, 2006 and 2005 and for the nine months ended December 31, 2004, from our audited consolidated financial statements, which have been audited and reported upon by Marcum & Kliegman LLP, an independent registered public accounting firm. We derived our selected historical consolidated financial data for the years ended March 31, 2004 and 2003 from our unaudited consolidated financial statements not included in this prospectus. The selected historical consolidated financial data as of and for the six months ended June 30, 2007 and 2006 is derived from our unaudited interim consolidated financial statements, which includes, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the data for such periods. The results of operations for the six-month period ended June 30, 2007, do not necessarily indicate the results that may be expected for any future period or for the full year 2007.

Consolidated Statement of Operations Data:

	Six Months Ended June 30,		Years Ended December 31,		Nine Months Ended December 31,	Years Ended March 31,
	2007	2006	2006	2005	2004	2004	2003
	(Unaudited)		(Audited)		(Audited)	(Unaudited)
	(in thousands)
Revenues:
Private placement, underwriting and strategic advisory fees(1)	$39,374	$17,234	$43,081	$17,887	$16,669	$32,207	$3,046
Principal transactions, net(2)	(340)	1,480	11,519	1,175	827	5,580	—
Realized gains (loss) on securities, net(3)	3,540	5,068	1,884	6,174	—	—	(75)
Commissions(4)	3,606	2,327	5,161	2,429	2,140	673	—
Conference fees	719	749	2,093	1,488	1,112	—	—
Other income(5)	326	81	220	102	129	555	79

Total Revenues	$47,225	$26,940	$63,958	$29,255	$20,877	$39,015	$3,050

Expenses:
Employee compensation and benefits(6)	$26,542	$9,508	$26,782	$15,345	$14,427	$33,733	$2,766
Conference fees	2,144	1,670	4,748	3,673	2,957	876	—
Professional fees	2,713	2,488	6,192	1,492	1,026	765	60
Business development	1,434	880	1,880	765	410	356	11
Communication and data processing	889	628	1,452	671	282	132	68
Other expenses	2,084	1,373	3,319	2,423	1,482	1,336	247

Total Expenses	$35,806	$16,547	$44,373	$24,369	$20,584	$37,198	$3,152

Operating income (loss)	$11,419	$10,392	$19,585	$4,886	$293	$1,817	$(102)
Interest expense	793	—	—	—	—	—	—
Income (loss) before income taxes and minority interests	$10,626	$10,392	$19,585	$4,886	$293	$1,817	$(102)
Income taxes	338	349	893	395	19	392	—
Minority interest in (income) loss of subsidiaries	(261)	(1,718)	(2,174)	18	—	—	—

Net income (loss)	$10,027	$8,325	$16,518	$4,509	$274	$1,425	$(102)
Unrealized gain on investments(7)	—	—	1,002	—	—	—	—

Reclassification adjustment for realized gains on investments	$(1,002)	—	—	—	—	—	—
Comprehensive income (loss)	$9,025	$8,325	$17,520	$4,509	$274	$1,425	$(102)

(1)

Includes fees earned in connection with private placement and underwritten financing transactions and advisory fees earned in connection with mergers, acquisitions, divestitures and similar transactions.

(2)	Net unrealized gains and losses on publicly traded unrestricted common stock that we have the intent and ability to sell in the short term (i.e., 12 months).

(3)

Net proceeds from the sale of securities in excess of or below our cost of those securities. Securities held for investment include: (i) warrants we received as compensation for acting as placement agent; (ii) securities, including warrants, that we purchased in offerings for which we acted as placement agent; (iii) continuing interests in “shell” companies that we originally acquired for the purpose of facilitating financing transactions; and (iv) for the year ended December 31, 2006 and the six months ended June 30, 2007, securities held by R&R Opportunity Fund, L.P., a hedge fund that we manage and in which we have a minority equity interest.

(4)	Amounts paid by our investor clients from brokerage transactions in equity and other types of securities.

(5)	Interest and dividend income and asset management fees.

(6)	Includes salaries, bonuses, benefits, employment taxes and other employee costs, both cash and non-cash.

(7)	Unrealized gains and losses on publicly traded unrestricted common stock that we cannot sell in the short term (i.e., 12 months) due to low volume or illiquidity.

Consolidated Balance Sheet Data:

	As of June 30,	As of December 31,
	2007	2006	2005	2004
	(Unaudited)	(Audited)
	(in thousands)
Cash and cash equivalents	$27,740	$10,387	$1,946	$4,716
Securities owned	$9,115	$19,093	$2,460	$1,304
Total assets	$54,452	$38,106	$9,682	$9,709
Total liabilities	$16,718	$10,462	$1,308	$5,568
Members’ equity(1)	$11,447	$22,026	$8,304	$4,142

(1)	Holding is a limited liability company. The periods presented are prior to the Exchange.

SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

The following selected unaudited pro forma combined financial data for the periods and at the dates indicated should be read in conjunction with our consolidated financial statements and related notes, our Pro Forma Condensed Combined Financial Statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations appearing elsewhere in this prospectus. The selected unaudited pro forma combined financial data is presented to show the impact of the Exchange: (i) on our historical results of operations for the six months ended June 30, 2007 and the year ended December 31, 2006 had the Exchange been consummated on January 1, 2006 and 2007, respectively; and (ii) on our historical financial condition had the Exchange been consummated on June 30, 2007. The unaudited pro forma selected combined financial information is intended for informational purposes only and is not necessarily indicative of our future financial position or future operating results or of our financial position or operating results that would have actually occurred if the Exchange had been consummated as of the dates or for the periods presented.

Pro Forma Combined Statement of Operations Data:

	Six Months Ended June 30, 2007		Year Ended December 31, 2006
	(in thousands, except earnings per share and weighted number of shares data)
Revenues	$47,283		$63,958
Operating expenses	36,760		45,180

Operating income	10,523		18,778
Income tax expense (benefit)	899		6,775
Minority interest	261		2,187

Net income	9,363		9,816
Other comprehensive income (loss)	(1,002)		1,002

Comprehensive income	$8,361		$10,818

Earnings per share, basic and diluted	$0.37		$0.39

Weighted average number of shares outstanding –basic and diluted	25,000,000	(1)	25,000,000	(1)

The pro forma combined statement of operations data set forth above is derived from the historical consolidated statements of income and comprehensive income of Holding, Enthrust and RRCG. As a result of the Exchange, Holding and RRCG became our wholly-owned subsidiaries on the Exchange Date. The pro forma combined statement of operations data reflects the following adjustments:

•	transaction costs of approximately $800,000 relating to the Exchange;

•

eliminating Enthrust’s operating expenses of $54,943 and $56,798 for the six months ended June 30, 2007 and the year ended December 31, 2006, respectively, and Holding’s minority interest in Enthrust’s results of operations of $13,266 for the year ended December 31, 2006;

•	eliminating interest expense, amortization of debt discount and deferred financing costs, in the amount of $792,861, relating to the Debentures;

•	applying a 40% effective tax rate; and

•	eliminating RRCG’s tax expense.

(1)	Does not take into account 750,000 shares of restricted common stock issued in September 2007 to our new Chief Executive Officer. See “Executive Compensation—Employment Arrangements.”

Pro Forma Combined Balance Sheet Data:

	As of June 30, 2007
	Pro forma	Pro forma, as adjusted
	(in thousands)
Cash and cash equivalents	$27,760	$73,060
Securities owned	$9,117	$9,117
Total assets	$56,630	$101,930
Total liabilities	$17,245	$17,245
Stockholders’ equity	$31,495	$76,795

The pro forma combined balance sheet data set forth above combines the consolidated statement of financial condition of Holding, Enthrust and RRCG as of June 30, 2007. As a result of the Exchange, Holding and RRCG became wholly owned subsidiaries of Enthrust on the Exchange Date. The pro forma combined balance sheet data reflects the following:

•	24,649,373 shares issued in the Exchange and cancellation of 1,707,144 shares owned by the pre-Exchange Enthrust shareholders, including 1,414,286 owned indirectly by Holding;

•	eliminating the minority interest in Enthrust, its assets and liabilities and corresponding equity components;

•	adjustments to reflect the contribution of the Debentures and the Holding Warrants in exchange for shares of common stock and the Warrants;

•	adjustments to reflect the costs associated with the Exchange net of the effective tax rate of 40%;

•	recapitalization of Holding’s member equity as a result of the Exchange; and

•	eliminating RRCG’s investment in Holding and its corresponding equity components.

The pro forma, as adjusted column in the table above gives effect to all of the pro forma adjustments and the receipt of the estimated net proceeds of this offering based on the sale of           shares of common stock by us at a price of $6.25 per share, which is the midpoint of the range set forth on the cover of this prospectus.

RISK FACTORS

An investment in us involves a high degree of risk. You should consider carefully the following information about these risks, together with the other information contained in this prospectus, before deciding to purchase any of our securities. If any of the events or developments described below actually occur, our business, results of operations and financial condition would likely suffer. In these circumstances, you may lose all or part of your investment. In addition, it is also possible that other risks and uncertainties that affect our business may arise or become material in the future.

Risks Related to Our Business

We derive a significant portion of our revenues from the life science sector, primarily from biotechnology companies. Adverse developments or a decline in investor interest in this sector could harm our business.

In 2006 and 2005, 60% and 82%, respectively, of our revenues were derived from the life science sector. For the first six months of 2007, the percentage was 75%. Although we expect this percentage to decrease as our business grows and we execute our growth strategy, we anticipate that the life science sector (primarily biotechnology companies) will continue to account for the largest portion of our revenues in the foreseeable future. The life science sector is known for its volatility due to a number of factors including the following:

•	many companies in this sector rely on a single product or class of products;

•	the sector is highly regulated;

•	a company’s success and viability depends on the results of clinical trials, which are unpredictable;

•	technological developments;

•	disposition of patent applications;

•	international respect of patents;

•	product recalls;

•	general economic conditions and political developments;

•	global competition; and

•	availability of insurance coverage.

Unless we expand into new segments of the economy, our revenue and net profits will continue to be subject to the volatility of the life science sector, which could have a detrimental impact on the price of our securities.

We expect our growth rates to decline and anticipate downward pressure on our operating margins in the future.

In 2006 and 2005 our total revenues were $64.0 million and $29.3 million, respectively, an increase of 118%. Similarly, in 2006 and 2005 our net income was $16.5 million and $4.5 million, respectively, an increase of 267%. As our business grows and matures, it is unlikely that our growth rate can be sustained at those levels, if at all. We expect that in the future our revenue growth rate will decline and anticipate that there will also be downward pressure on our operating margins. We believe this decline and downward pressure could be the inevitable result of a number of factors, including the following:

•	expenses increasing at a greater rate than revenues;

•	increasing competition in those segments of the market in which we compete;

•	additional costs related to being a public reporting company;

•	our inability to execute our growth strategy;

•	our lack of liquidity and access to capital; and

•	the relative amounts of revenue we earn from our different operating units, which have different profit margins.

If we are unable to manage our future growth successfully, we may not be able to sustain profitability. Continued growth may place significant demands on our operational, administrative and financial resources.

Our rapid growth has caused, and if it continues, will continue to cause, significant demands on our operational, administrative and financial infrastructure and increase our expenses. If we do not effectively manage our growth, the quality of our services could suffer, which would adversely affect our operating results and our reputation. To effectively manage future growth, we will have to hire, train and manage a larger work force and improve our financial and management controls and our reporting systems and procedures. These systems enhancements and improvements will require significant capital expenditures and allocation of valuable management resources. If the improvements are not implemented successfully, our ability to manage our growth will be impaired and we may incur significant additional expenditures to address these issues, further impairing our financial condition and profitability. We cannot assure you that we will be able to manage our growth effectively and any failure to do so could adversely affect our ability to generate revenues and control expenses.

We depend on the services of Mr. Vasinkevich, Mr. Borer and Mr. Rubin, and the loss of their services would have a material adverse effect on us.

We depend on the efforts and reputations of Michael Vasinkevich, our Vice Chairman, John J. Borer III, formerly our Chief Executive Officer and currently a Senior Managing Director and Head of Investment Banking, and Edward Rubin, our President. Their reputations and relationships with clients and potential clients are critical elements in expanding our businesses, and we believe our historical and future performance is strongly correlated to their involvement to date and their continued involvement in our operations. We entered into employment agreements with each of Messrs. Vasinkevich, Rubin and Borer, which initially expire on February 28, 2010. Each employment agreement then renews automatically for an unlimited number of one-year periods until either party gives a 90-day non-renewal notice. If the executive’s employment terminates for any reason, he is subject to a covenant that prohibits him from competing with us for a period of one year from the date of termination. We cannot assure you that one or more of Messrs. Vasinkevich, Borer and Rubin will not resign, join a competitor or form a competing company or that the non-competition provisions in their employment agreements are enforceable. The loss or reduction of the services of any of Messrs. Vasinkevich, Borer or Rubin, due to death, disability, termination of employment or regulatory restriction, could have a material adverse effect on our operations, including our ability to attract new company clients and to raise capital from institutional investors.

Our client base and the number of products we offer are limited. Our rate of growth will be impaired unless we expand our client base and increase our investment banking revenues.

We derive most of our revenues from investment banking engagements, including placement agent and underwriting fees and strategic advisory fees, which have the highest profit margins of any of our operating units. For the first six months of 2007 and for the years 2006 and 2005, investment banking transactions accounted for 83%, 67.4% and 61.1%, respectively, of our total revenues. In addition, most of our investment banking revenue derives from publicly-traded companies in the life science sector. From January 1, 2003 through June 30, 2007, we acted as sole or lead manager in connection with 122 financing transactions, of which 93 were or are on behalf of companies in the life science sector. Most of our investment banking clients are public companies and many of them have little or no revenue. From January 1, 2003 through June 30, 2007, our corporate finance transactions ranged from $1.3 million to $163.0 million.

Although our growth strategy contemplates that we will develop new sources of revenue and expand our sales and trading, strategic advisory, asset management and merchant banking capabilities, our future growth still largely depends on our ability to generate significant placement agent and underwriting fees. To do so, we must: (i) expand into new sectors; (ii) increase the volume of corporate finance transactions in which we act as sole or lead manager; and (iii) actively solicit engagements for larger transactions. Significant factors affecting this strategy include our relatively small size, our lack of familiarity with, and visibility in, sectors other than life science and competition from larger investment banks. We cannot assure you that we will be able to compete effectively for new investment banking engagements. If we are unable to increase our investment banking revenue, our rate of growth will be adversely affected, which may cause the price of our common stock to decline.

Our future success depends on our ability to expand our investment banking services into sectors of the economy other than life science.

For the six months ended June 30, 2007, and for the years 2006, 2005 and 2004, revenues from non-life science companies were 25%, 40%, 18% and 15%, respectively, of our total revenues. Since we do not have any particular expertise in sectors other than life science, we rely, in part, on our relationships with institutional investors and private equity funds to introduce us to companies that need capital and on our own ability to identify opportunities to which we can apply our corporate finance know-how. We cannot assure you that we will be able to continue to receive referrals from institutional investor sources. We may hire teams of investment bankers and other professionals with expertise in a particular sector, which would, in the short-term, increase our operating costs. If these costs are not offset with increases in revenues, our profitability will be adversely affected, which may cause the price of our common stock to decline.

PIPE transactions have been subject to intense regulatory scrutiny over the last few years. To the extent the investor interest is reduced as a result, our business will be adversely affected.

A significant factor in our growth to date has been our leading position as placement agent in PIPE transactions. These transactions usually can be accomplished in less time and at less cost than registered public offerings. Various regulatory and governmental agencies, including the U.S. Securities and Exchange Commission (the “SEC”), have been reviewing PIPE transactions. Periodically, we receive requests for information from the SEC and other regulatory and governmental agencies regarding PIPEs in general or regarding specific transactions. In most cases, these communications include a request for copies of transaction documents. We always comply with these requests. If the SEC or any other regulatory agency promulgates regulations that make it more difficult or expensive to consummate PIPE transactions, investors and issuers may prefer other financing strategies, such as registered public offerings. Since underwriting registered public offerings has never been a significant source of revenue for us, any decline in the number of PIPE transactions could have a material adverse impact on our business, operations and financial condition, which may cause the price of our common stock to decline.

Our revenue and profits are highly volatile, which may make it difficult for us to achieve steady earnings growth on a quarterly basis and may cause the price of our common stock to decline. In addition, the investment banking sector can be highly volatile, which could adversely impact our revenues and profits.

We have experienced, and expect to experience in the future, significant variations from period-to-period in our revenues and results of operations. These variations may be attributed in part to the fact that our investment banking revenues, which represent the largest portion of our revenues, are typically earned when the financing or merger or acquisition transaction is consummated, the timing of which is uncertain and largely beyond our control. In most cases, we receive little or no payment for investment banking engagements that do not result in a successfully completed transaction. As a result, our business depends a great deal on market conditions as well as the decisions and actions of our clients and interested third parties. For example, a client could delay or terminate financing transactions because of a failure to agree upon final terms with the counterparty, failure to obtain necessary regulatory consents or board or stockholder approvals, adverse market conditions or because its business is experiencing unexpected operating or financial problems. In addition, many companies seeking a financing simultaneously explore a merger or sale option. Our investment banking revenues would be adversely affected if companies for which we are acting as placement agent or underwriter were sold and we were not also engaged as a strategic advisor. If a transaction fails to close, we will earn little or no revenue despite the fact that we may have devoted considerable resources to, and incurred significant out-of-pocket expenses in connection with, the transaction. This risk may be intensified by our focus on companies in the biotechnology sector, which is extremely volatile. As a result, our financial results will likely fluctuate from quarter to quarter based on the timing when fees are earned, which could, in turn, lead to increased volatility in the price of our common stock.

Market conditions and valuations for companies in the life science sector, as well as general market conditions, can materially affect our financial performance. The nature of our revenue generation, including the size of transactions, the timing of transaction closings and the sectors in which those transactions occur, make our future performance difficult to predict and potentially highly variable. Revenues for many of the services we provide are earned only upon the successful completion of a transaction. Accordingly, revenues and net income in any period may not be indicative of full-year results or the results of any other period and may vary significantly from year-to-year and quarter-to-quarter depending on whether and when transactions are completed and the number, size and type of transactions completed. In particular, recent volatility in the capital markets may lead to disruptions that delay or eliminate revenue opportunities.

Our corporate finance and strategic advisory engagements are singular in nature and do not generally provide for subsequent engagements.

Our investment banking engagements, whether for a financing, a merger or an acquisition transaction, are usually transaction specific as opposed to long-term engagements. As such, we must continually seek new engagements even from companies that have engaged us in the past. For this reason, we believe it is important to nurture strong relationships with our clients. Although we have been successful in securing repeat engagements from clients in the past, our ability to do so on a regular basis is by no means assured. As a result, high activity levels in any period are not necessarily indicative of continued high levels of activity in any subsequent period. If we are unable to generate a substantial number of new engagements that generate fees from new or existing clients, our business, results of operations and financial condition could be adversely affected.

We may invest our own principal capital in equities that have limited liquidity and that expose us to a significant risk of capital loss.

We use a portion of our own capital in a variety of principal investment activities, including purchasing “shell” companies to be used in connection with future financing transactions and purchasing securities offered in financing transactions for which we are acting as placement agent. We also hold a portfolio of equity securities, including stock and warrants that we received as part of our compensation in connection with acting as a placement agent. Principal investing involves numerous risks, including illiquidity, loss of invested capital and revaluation.

As part of our growth strategy, we intend to expand our merchant banking operating unit, which may involve purchasing securities in venture capital and other high-risk financings of early-stage, pre-public, mezzanine or turn-around companies. These securities are likely to be restricted as to resale and may, in any event, be highly illiquid. For example, in the case of investments in marketable securities, principal investments could be significant relative to the overall capitalization of the company in which we invest. Resale of a significant amount of these securities might adversely affect their market and/or sales price. Moreover, the companies in which we invest may rely on new or developing technologies or novel business models or concentrate on markets which have not yet developed and which may never develop sufficiently to support successful operations. Even if we make an appropriate investment decision based on the intrinsic value of an enterprise, we cannot assure you that general market conditions will not cause the market value of our investments to decline. For example, an increase in interest rates, currency fluctuations, a general decline in the stock markets, or other market conditions adverse to companies of the type in which we may invest could result in a decline in the value of our investments or a total loss of our investment. This could materially and adversely impact our financial results and the price of our common stock.

We may also commit our own capital to facilitate client sales and trading activities. The number and size of these transactions may adversely affect our results of operations. To the extent that we have long positions in any of those markets, a downturn in the value of those assets or in those markets could result in losses. Conversely, to the extent that we have short positions in any of those markets an upturn in those markets could expose us to potentially large losses as we attempt to cover our short positions by acquiring assets in a rising market. These long and short positions and the movement of the market relative to these positions could further contribute to the fluctuations in our revenues and earnings, which, in turn, could contribute to volatility in the price of our common stock.

The asset management business is intensely competitive.

As part of our growth strategy, we plan to expand our asset management business. The asset management business is intensely competitive, with competition based on a variety of factors, including investment performance, the quality of service provided to clients, brand recognition and business reputation. Our asset management business will compete with a number of private equity funds, specialized investment funds, hedge funds, corporate buyers, traditional asset managers, commercial banks, investment banks and other financial institutions. A number of factors serve to increase our competitive risks. Many of our existing and potential competitors have:

•	greater financial, technical, marketing, human and other resources than we do;

•

recently raised, or are expected to raise, significant amounts of capital, and many of them have similar investment objectives to ours, which may create additional competition for investment opportunities and may reduce the size and duration of pricing inefficiencies that many alternative investment strategies seek to exploit;

•	a lower cost of capital and access to funding sources that are not available to us, which may create competitive disadvantages for us with respect to investment opportunities;

•

higher risk tolerances, different risk assessments or lower return thresholds, which could allow them to consider a wider variety of investments and to bid more aggressively for investments that we want to make; and

•	the ability to achieve synergistic cost savings in respect of an investment, providing a competitive advantage in bidding for an investment.

Other factors affecting the competitive landscape of the asset management business include the following:

•

it is relatively easy for new investment funds to enter this line of business, including a relatively low cost of entry, and the successful entry of newcomers, including major commercial and investment banks and other financial institutions, would result in increased competition;

•	some investors may prefer to invest with an investment manager that is not publicly traded; and

•	other asset managers may, from time to time, seek to recruit our investment professionals and other employees away from us.

We may lose investment opportunities in the future if we do not match prices, structures and terms offered by competitors. On the other hand, we may experience decreased rates of return and increased risks of loss if we match prices, structures and terms offered by competitors. In addition, if interest rates were to rise or there were to be a prolonged bull market in sectors other than the ones in which we invest, the attractiveness of our investment funds relative to other investment options could decrease. This competitive pressure could adversely affect our ability to make successful investments and limit our ability to raise future investment funds, either of which would adversely impact our business, revenue, results of operations and cash flow.

Furthermore, asset management businesses have experienced a number of highly publicized regulatory inquiries concerning market timing, late trading and other activities that focus on the mutual fund industry. These inquiries have resulted in increased scrutiny within the industry and new rules and regulations for mutual funds, investment advisers and broker-dealers. Although we do not act as an investment adviser to mutual funds, regulatory scrutiny and rulemaking initiatives may result in an increase in operational and compliance costs or the assessment of significant fines or penalties against our asset management business, and may otherwise limit our ability to engage in certain activities. In addition, the SEC has conducted studies with respect to “soft dollar” practices in the brokerage and asset management industries. In October 2005, the SEC proposed interpretive guidance regarding the scope of permitted brokerage and research services in connection with “soft dollar” practices. The SEC has indicated that it is considering additional rulemaking in this area, and we cannot predict the effect that additional rulemaking may have on our business.

We face strong competition from other investment banks that serve the biotechnology sector and that specialize in PIPE and RD financing transactions. If we fail to address the challenges posed by this competition, we could lose our leading position in these areas, causing our operating results to suffer.

The investment banking industry is intensely competitive, and we expect it to remain so for the foreseeable future. This is true in the case of the biotechnology sector as well as in connection with PIPE and RD financing transactions, in which we specialize. We consider our principal competitors to be Banc of America Securities, LLC, C. E. Unterberg, Towbin, Canaccord Adams, Inc., CIBC World Markets, Cowen & Company, LLC, Duetsche Bank Securities, Inc., Jeffries & Company, Inc., Lazard Ltd., Leerink Swann & Co., Lehman Brothers, Inc., Merriman Curhan Ford & Company, Oppenheimer & Co., Inc., Piper Jaffray & Co., RBC Capital Markets, Inc., Roth Capital Partners, LLC, ThinkEquity Partners, LLC and Thomas Weisel Partners, LLC. In addition, as we expand our business into new sectors and new business lines, we will face competition from other firms.

We compete on the basis of a number of factors, including the scope and quality of services, price, market focus and industry knowledge, client relationships and reputation. Larger firms provide a broader range of investment banking services to their clients than we do.

We have experienced intense price competition in our various businesses. Pricing and other competitive pressures in investment banking, including the trends toward multiple book runners, co- managers and multiple financial advisors handling transactions, could adversely affect our revenues, even as the size and number of our investment banking transactions may increase. If we do not address these competitive factors successfully, we may not be able to execute our growth strategy or even maintain our existing market share. In either case, our operating results would suffer as would the price of our common stock.

As we grow, we will likely face competition from much larger investment banking firms. In order to compete with them, we may have to increase our operating expenses significantly and/or make larger commitments of capital in our trading and underwriting business. This increases the potential for capital loss, which could adversely impact our operating results.

We are a relatively small investment bank. Primarily because of the types of transactions in which we specialize and the relatively small size of those transactions, except in rare circumstances, we have avoided competing with larger investment banks. However, we expect this to change as we pursue investment banking opportunities with larger companies and engagements for larger transactions. Larger investment banks not only offer a broader range of products and services than we do, they also have significantly greater financial and marketing resources than we do, greater name recognition, more senior professionals to serve their clients’ needs, greater global reach and may have more established relationships with clients than we have. Thus, they are better able to respond to changes in the investment banking industry, compete for skilled professionals, finance acquisitions, fund internal growth and compete for market share. For example, many of our larger competitors have the ability to support investment banking with commercial banking, insurance and other financial services, which has resulted, and could further result, in pricing pressure in our businesses.

In addition, financial services firms have begun to make larger and more frequent commitments of capital in many of their activities. In order to win business, they are increasingly committing to purchase large blocks of stock from publicly traded issuers or significant stockholders, instead of the more traditional marketed underwriting process in which marketing is typically completed before an investment bank commits to purchase securities for resale. They are willing to provide debt financing out of internal funds, often giving them a significant competitive advantage. Because we do not have the resources to match these investment banking firms, we may be unable to compete as effectively for larger clients and larger transactions. In that case, we may not be able to execute that part of our growth strategy, which could have an adverse impact on our operations and financial condition.

Our ability to retain our senior professionals and recruit additional professionals is critical to our growth strategy and our failure to do so may adversely affect our reputation, business, results of operations and financial condition.

Our people are our most valuable resource. Our future success depends to a substantial degree on our ability to retain and recruit qualified personnel, particularly senior managing directors. We anticipate that it will be necessary for us to add financial professionals as we pursue our growth strategy. However, we may not be successful in our efforts to recruit and retain the required personnel as the market for qualified financial professionals is extremely competitive. We cannot assure you that our compensation arrangements and non-competition and non-solicitation agreements with our key employees are broad or effective enough to deter or prevent employees from resigning, joining or forming competitors or soliciting our clients. Further, we cannot assure you that we could successfully enforce our rights under those agreements.

Our ability to obtain and successfully execute the transactions that generate a significant portion of our revenues depends upon the reputation, judgment, business generation capabilities and project execution skills of our senior professionals from investment banking, sales and trading and research. The reputations and relationships of our senior professionals with our clients are a critical element in obtaining and executing client engagements. Accordingly, retaining these particular employees is critical to our future success and growth. Turnover in the investment banking industry is high and we encounter intense competition for qualified employees from other companies in the investment banking industry as well as from businesses outside the investment banking industry, such as hedge funds and private equity funds. We have experienced departures of investment banking and other professionals in the past and losses of key employees may occur in the future. As a result of such departures, we may not be able to retain valuable relationships and some of our clients could choose to use the services of a competitor instead of our services. If we are unable to retain our senior professionals and/or recruit additional professionals, our reputation, business, results of operations and financial condition will be adversely affected.

Our transition to a corporate structure may adversely affect our ability to recruit, retain and motivate our senior managing directors and other key employees, which in turn could adversely affect our ability to compete effectively and to grow our business.

In connection with our transition to a corporate structure, our senior executives and managing directors may experience significant reductions in their cash compensation or even their overall compensation. Once we are listed on the NASDAQ Global Select Market or any other exchange, we intend to use equity, equity-based incentives and other employee benefits rather than pure cash compensation to motivate and retain our key employees, including our senior executives and managing directors. Our compensation mechanisms as a public company may not be effective, especially if the market price of our common stock declines. In addition, beginning with the current fiscal year, we have agreed to target our total compensation and benefits expense, excluding insurance premiums paid in respect of “key-man” life insurance policies for our benefit and equity-based compensation attributable to awards granted prior to September 30, 2007, to approximately 55% of revenues each year. Although we may increase this percentage for years subsequent to 2007, this agreement could adversely impact the overall compensation our key employees, including our senior executive officers and managing directors, may receive. Our senior executives and managing directors may receive less compensation under this formula than they otherwise would have received before it was adopted and may receive less compensation than they otherwise would receive at other firms. Such a reduction in compensation (or the belief that a reduction may occur) could make it more difficult to retain our key employees, including our senior executives and managing directors. In addition, current or potential managing directors and other employees may be more attracted to the benefits of working at a private partnership and the prospects of becoming a partner at such a firm, or at one of our larger competitors.

Limitations on our access to capital could impair our ability to expand our underwriting businesses.

Liquidity, or ready access to funds, is essential to financial services firms, including ours. Rodman & Remshaw, LLC (“R&R”), our broker-dealer subsidiary, is subject to the net capital requirements of the SEC, the Financial Industry Regulatory Authority, Inc. (“FINRA”), formerly known as the National Association of Securities Dealers Inc. (the “NASD”), and various self-regulatory organizations of which it is a member. These requirements typically specify the minimum level of net capital a broker-dealer must maintain and also mandate that a significant part of its assets be kept in relatively liquid form. Any failure to comply with these net capital requirements could impair our ability to expand our underwriting business. Furthermore, there are laws that authorize regulatory bodies to block or reduce R&R’s ability to distribute funds to us. As a result, regulatory actions could impede our access to funds that we need to make payments on obligations or dividend payments. In addition, because we hold equity interests in our subsidiaries, our rights as an equity holder to the assets of these subsidiaries may not materialize, if at all, until the claims of the creditors of these subsidiaries are satisfied.

Our risk management policies and procedures may leave us exposed to unidentified or unanticipated risks.

Our risk management strategies and techniques may not be fully effective in mitigating our risk exposure in all market environments or against all types of risk. We are exposed to the risk that third parties that owe us money, securities or other assets will not perform their obligations. These parties may default on their obligations to us due to bankruptcy, lack of liquidity, operational failure, and breach of contract or other reasons. We are also subject to the risk that our rights against third parties may not be enforceable in all circumstances, and, as a result, default risks may arise from events or circumstances that are difficult to detect, foresee or reasonably guard against. In addition, concerns about, or a default by, one institution could lead to significant liquidity problems, losses or defaults by other institutions, which in turn could adversely affect us. If any of the variety of processes and strategies we utilize to manage our exposure to various types of risk are not effective, we may incur losses.

Our operations and infrastructure and those of the service providers upon which we rely may malfunction or fail.

We outsource certain aspects of our technology infrastructure, including data centers, disaster recovery systems, and wide area networks, as well as some trading applications. We depend on our technology providers to manage and monitor those functions. A disruption of any of the outsourced services would be out of our control and could negatively impact our business. We have experienced disruptions on occasion, none of which has been material to our operations or results. However, we cannot guarantee that future disruptions with these providers will not occur or that their impact would not be material.

We also face the risk of operational failure or termination of relations with any of the clearing agents, exchanges, clearing houses or other financial intermediaries we use to facilitate our securities transactions. Any such failure or termination could adversely affect our ability to effect transactions and to manage our exposure to risk.

In addition, our ability to conduct business may be adversely impacted by a disruption in the infrastructure, including electrical, communications, transportation and other services, that support our businesses and the area in which we are located. This may affect, among other things, our financial, accounting or other data processing systems. Nearly all of our employees work in close proximity to each other. Although we have a formal disaster recovery plan in place, if a disruption occurs and our employees are unable to communicate with or travel to other locations, our ability to service and interact with our clients may suffer, and we may not be able to implement contingency plans that depend on communication or travel.

Our operations also rely on the secure processing, storage and transmission of confidential and other information in our computer systems and networks. Although we take protective measures and endeavor to modify them as circumstances warrant, our computer systems, software and networks may be vulnerable to unauthorized access, computer viruses or other malicious code and other events that could have an adverse impact on their integrity and/or viability. If one or more of such events occur, this could jeopardize our or our clients’ or counterparties’ confidential and other information processed and stored in, and transmitted through, our computer systems and networks, or otherwise cause interruptions or malfunctions in our, our clients’, our counterparties’ or third parties’ operations. We may be required to expend significant additional resources to modify our protective measures, to investigate and remediate vulnerabilities or other exposures or to make required notifications, and we may be subject to litigation and financial losses that are either not insured or not fully covered through any insurance that we maintain.

Strategic investments or acquisitions and joint ventures, or our entry into new business areas, may result in additional risks and uncertainties in our business.

Our growth strategy contemplates strategic investments, acquisitions and joint ventures, which involve numerous risks and uncertainties, including the following:

•	problems with the effective integration of operations and systems;

•	the inability to maintain key pre-acquisition business relationships and integrate new relationships;

•	increased operating costs;

•	conflicts or disagreements among principals;

•	risk of misconduct by employees not subject to our control;

•	difficulties in realizing projected efficiencies, synergies and cost savings; and

•	exposure to new or unknown liabilities.

Any future growth of our business, such as the further expansion of our principal investment activities, may require significant resources and/or result in significant unanticipated losses, costs or liabilities. In addition, expansions, acquisitions or joint ventures may require significant managerial attention, which may be diverted from our other operations. These capital, equity and managerial commitments may impair the operation of our businesses. In addition, future acquisitions or joint ventures may involve the issuance of additional shares of our common stock, which may dilute the ownership interest of our existing stockholders.

The demands of running a public company could result in additional costs and require our senior management to devote more time to regulatory and other requirements.

As a public reporting company, we expect to incur an additional $1.0 million to $2.0 million in operating costs annually. These additional costs include the cost to comply with the significant regulatory and reporting requirements under the Exchange Act and other federal and state securities laws, listing and corporate governance requirements of the exchanges on which our common stock may be listed and the compliance obligations of the Sarbanes-Oxley Act of 2002 (“S-Ox”). Although we are currently listed on the OTC Bulletin Board, we have applied to list our common stock on the NASDAQ Global Select Market. In addition, we intend to hire additional financial reporting, internal control and compliance staff in order to develop and implement appropriate internal controls and reporting procedures. Our historical consolidated financial information does not reflect the added costs that we expect to incur as a public company or the resulting changes that will have occurred in our capital structure and operations.

Under Section 404 of S-Ox, we will be required to furnish a report assessing our internal controls over financial reporting by March 31, 2008, the last date on which we can file our annual report with the SEC for the fiscal year ending December 31, 2007, and our auditors will be required to deliver a report on the effectiveness of our controls over financial reporting by March 31, 2009, the last date on which we can file our annual report with the SEC for the fiscal year ending December 31, 2008. Our assessment must include disclosure of any “material weakness” in our internal controls over financial reporting. We are not presently in compliance with S-Ox’s internal control requirements. We are reviewing the adequacy of our financial controls and reporting systems and procedures. While we intend to make all necessary changes, it will take a substantial effort on our part to complete the documentation of our internal control and information systems and financial processes, assess their design, remediate any control deficiencies identified in these efforts and test of the design and operation of internal controls. We anticipate that we will need to hire additional accounting and finance staff to achieve appropriate segregation of duties. We cannot assure you that we will be able to complete the required assessment by our reporting deadline or that we can satisfy any applicable standards in subsequent years. An inability to complete and document this assessment or to comply in subsequent years could cause investors to lose confidence in the accuracy or completeness of our financial reports, which could adversely impact the price of our stock. Additionally, ineffective internal controls over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to delisting by any exchange on which our securities are listed.

In addition, our senior managers do not have experience as officers of a publicly-traded company. Since inception, our senior management has been actively involved in the revenue generating activities of our operations. As the senior executives of a public reporting company, they will now be required to devote more of their time to compliance issues and to develop and implement the internal controls and reporting procedures required by S-Ox, which means they will have less time to devote to business and operational matters and to developing new business. If our senior management is required to devote more time to the additional requirements of managing a public company, and we are unable to successfully transition some or all of the revenue generating responsibilities of our senior management to other suitable professionals, our reputation, business, results of operations and financial condition may be harmed. Also, if we are unable to comply with S-Ox’s internal controls requirements, we may not be able to obtain the independent accountant certifications that S-Ox requires publicly-traded companies to obtain.

Evaluating our prospects in light of our limited operating history and fluctuations in our operating results is difficult.

We have a limited operating history upon which you can evaluate our business and prospects. Also, because our business is relatively young and is still evolving, our historical operating results may not be useful in predicting our future operating results. As a relatively young enterprise, we face numerous risks and uncertainties, including those relating to our ability to attract and retain clients on a cost-effective basis, expand and enhance our service and product offerings, raise additional capital and respond to competitive market conditions. We may not be able to address these risks adequately, and our failure to do so may harm our business and the value of your investment in our common stock.

In addition, our operating results may fluctuate because of a number of factors, many of which are outside our control. For this reason, comparing our results on a period-to-period basis may not be meaningful and you should not rely on our past results as an indication of future performance. Our quarterly and annual expenses as a percentage of revenues may be significantly different from our historical or projected rates. Our operating results in future quarters may fall below expectations. Any of these results could cause the price of our common stock to decline. Our short operating history and rapid growth do not accurately reflect the cyclical nature of the investment banking business. As our growth slows, we expect this cyclicality may become more apparent and may lead to further fluctuations in our performance and in the price of our common stock.

Our historical and unaudited pro forma financial information may not permit you to predict our costs of operations.

The historical consolidated financial information in this prospectus does not reflect the added costs that we expect to incur as a public company or the resulting changes that have occurred in our capital structure and operations as a result of the Exchange. For example, because we historically operated through partnerships and limited liability companies, our profits were only taxed at the owner level. In addition, our pro forma combined financial information does not make any adjustment to our operating expenses in light of our transition to a publicly-traded company. For example, in preparing our unaudited pro forma combined financial information, we deducted and charged to earnings estimated statutory income taxes based on a blended federal, state and local tax rate, which may be different from our actual tax rate in the future. Thus, neither our historical financial nor our unaudited pro forma combined financial information may be indicative of our actual experience as a public corporation.

We may be required to make substantial payments under certain indemnification agreements.

In connection with our conversion to corporate form, we entered into agreements that provide for the indemnification of our former members against certain tax liabilities relating to periods before the Exchange Date. We may be required to make substantial payments under these indemnification agreements, which could adversely affect our financial condition.

Risks Related to Our Industry

Difficult market conditions can adversely affect our business in many ways, which could materially reduce our revenue or income.

Our business is materially affected by conditions in the global financial markets and economic conditions throughout the world. The future market and economic climate may deteriorate because of many factors beyond our control, including rising interest rates, the rate of inflation, currency exchange rates, changes in the regulatory environment, wars, acts of terrorism or political uncertainty. Difficult market and economic conditions, the level and volatility of interest rates, investor sentiment and political events have in the past adversely affected and may in the future adversely affect our business and profitability in many ways. For example, our revenues are directly related to the volume and value of investment banking transactions in which we are involved. During periods of unfavorable market or economic conditions, the volume and size of these transactions may decrease, thereby reducing the demand for our services and increasing price competition among financial services companies seeking those engagements. Our results of operations would be adversely affected by any reduction in the volume or size of corporate finance transactions. Similarly, weakness in equity markets and diminished trading volume of securities could adversely impact our sales and trading business. Finally, a general decline in the value of securities would adversely impact our investment portfolio. Our profitability may also be adversely affected by our fixed costs and the possibility that we would be unable to scale back other costs within a time frame sufficient to match any decreases in revenue relating to changes in market and economic conditions.

Significantly expanded corporate governance and public disclosure requirements may result in fewer public offerings and discourage companies from engaging in capital market transactions, which may reduce the number of investment banking opportunities available for us to pursue.

Highly-publicized financial scandals in recent years have led to investor concerns over the integrity of the U.S. financial markets, and have prompted the U.S. Congress, the SEC, the New York Stock Exchange (“NYSE”) and NASDAQ to significantly expand corporate governance and public disclosure requirements. To the extent that private companies, in order to avoid becoming subject to these new requirements, decide to forego public offerings or elect to be listed on foreign markets, our underwriting business may be adversely affected. In addition, provisions of S-Ox and the corporate governance rules imposed by self-regulatory organizations and stock exchanges have diverted the attention of many companies away from capital market transactions, including securities offerings and acquisition and disposition transactions. In particular, companies that either are or are planning to become public companies are incurring significant expenses in complying with the SEC reporting requirements relating to internal controls over financial reporting, and companies that disclose material weaknesses in such controls under the new standards may have greater difficulty accessing the capital markets. These factors, in addition to adopted or proposed accounting and disclosure changes, may have an adverse effect on our business.

Financial services firms have been subject to increased scrutiny over the last several years, increasing the risk of financial liability and reputational harm resulting from adverse regulatory actions.

The financial services industry has experienced increased scrutiny from a variety of regulators, including the SEC, the NYSE, FINRA and state attorney generals. Penalties and fines sought by regulatory authorities have increased substantially over the last several years. This regulatory and enforcement environment has created uncertainty with respect to a number of transactions that had historically been entered into by financial services firms and that were generally believed to be permissible and appropriate. We may be adversely affected by changes in the interpretation or enforcement of existing laws and rules by these governmental authorities and self-regulatory organizations. Each of the regulatory bodies with jurisdiction over us has regulatory powers dealing with many aspects of financial services, including, but not limited to, the authority to fine us and to grant, cancel, restrict or otherwise impose conditions on the right to carry on particular businesses. For example, a failure to comply with the obligations imposed by the Exchange Act on broker-dealers and the Investment Advisers Act on investment advisers, including record-keeping, advertising and operating requirements, disclosure obligations and prohibitions on fraudulent activities, or by the Investment Company Act of 1940, could result in investigations, sanctions and reputational damage. We also may be adversely affected as a result of new or revised legislation or regulations imposed by the SEC, other U.S. or foreign governmental regulatory authorities, FINRA or other self- regulatory organizations that supervise the financial markets. Substantial legal liability or significant regulatory action against us could have adverse financial effects on us or harm our reputation, which could harm our business prospects.

Financial services firms are subject to numerous conflicts of interests or perceived conflicts. The SEC and other federal and state regulators have increased their scrutiny of potential conflicts of interest. We have adopted, and regularly review and update, various policies, controls and procedures to address or limit actual or perceived conflicts. However, appropriately addressing conflicts of interest is complex and difficult and our reputation could be damaged if we fail, or appear to fail, to appropriately address conflicts of interest. Our policies and procedures to address or limit actual or perceived conflicts may also result in increased costs and additional operational personnel. Failure to adhere to these policies and procedures may result in regulatory sanctions or litigation against us. For example, the research operations of investment banks have been and remain the subject of heightened regulatory scrutiny which has led to increased restrictions on the interaction between equity research analysts and investment banking professionals at securities firms. Several securities firms in the United States reached a global settlement in 2003 and 2004 with certain federal and state securities regulators and self-regulatory organizations to resolve investigations into the alleged conflicts of interest of research analysts, which resulted in rules that have imposed additional costs and limitations on the conduct of our business.

Our exposure to legal liability is significant, and damages and other costs that we may be required to pay in connection with litigation and regulatory inquiries, and the reputational harm that could result from legal action against us, could adversely affect our businesses.

We face significant legal risks in our businesses and, in recent years, the volume of claims and amount of damages sought in litigation and regulatory proceedings against financial institutions have been increasing. These risks include potential liability under securities or other laws for materially false or misleading statements made in connection with securities offerings and other transactions, employment claims, potential liability for “fairness opinions” and other advice we provide to participants in strategic transactions and disputes over the terms and conditions of complex trading arrangements.

As an investment banking firm, we depend to a large extent on our reputation for integrity and professionalism to attract and retain clients. As a result, if a client is not satisfied with our services, it may be more damaging to our business than to other businesses. Moreover, our role as advisor to our clients on important underwriting or mergers and acquisitions transactions involves complex analysis and the exercise of professional judgment, including rendering “fairness opinions” in connection with mergers and acquisitions and other transactions. Therefore, our activities may subject us to the risk of significant legal liabilities to our clients and aggrieved third parties, including our clients’ stockholders who could bring securities class action suits against us. Our investment banking engagements typically include broad indemnities from our clients and provisions to limit our exposure to legal claims relating to our services. However, there can be no assurance that these provisions will protect us or be enforceable in all cases. As a result, we may incur significant legal and other expenses in defending against litigation and may be required to pay substantial damages for settlements and adverse judgments. Substantial legal liability or significant regulatory action against us could harm our results of operations or harm our reputation, which could adversely affect our business and prospects.

Employee misconduct, which is difficult to detect and deter, could harm us by impairing our ability to attract and retain clients and subjecting us to significant legal liability and reputational harm.

Recently, there have been a number of highly-publicized cases involving fraud or other misconduct by employees in the financial services industry, and there is a risk that our employees could engage in misconduct that adversely affects our business. For example, we often deal with confidential matters of great significance to our clients. If our employees were to improperly use or disclose confidential information provided by our clients, we could be subject to regulatory sanctions and suffer serious harm to our reputation, financial position, current client relationships and ability to attract future clients. We are also subject to a number of obligations and standards arising from our investment management business and our authority over the assets managed by our investment management business. The violation of these obligations and standards by any of our employees would adversely affect us and our clients. It is not always possible to deter employee misconduct, and the precautions we take to detect and prevent this activity may not be effective in all cases. If our employees engage in misconduct, our business could be adversely affected.

Our sales and trading business may be adversely affected by potential changes in industry practices.

Historically, our clients have paid us for equity research through commissions on trades. Recently, Fidelity Investments, a large fund manager, entered into arrangements with financial institutions of which it is a client, pursuant to which Fidelity agreed to pay separately for trading and research services, a process known as “unbundling.” As a result, the financial institutions will reduce their commission on trades but will charge Fidelity separately for research that they provide. It is uncertain whether “unbundling” arrangements will become an industry trend and, if so, to what extent. Furthermore, if it does become the industry norm, we cannot predict the consequences it will have on our operations in general, or on our sales and trading and research businesses in particular.

If we were deemed an investment company under the Investment Company Act of 1940, applicable restrictions could make it impractical for us to continue our business as contemplated and could have an adverse effect on our business.

We are not an investment company under the Investment Company Act of 1940 and we intend to conduct our operations so that we will not be deemed an investment company. However, if we were to be deemed an investment company, restrictions imposed by the Investment Company Act of 1940, including limitations on our capital structure and our ability to transact with affiliates, could make it impractical for us to continue our business as contemplated and would harm our business and the price of our common stock.

Risks Related to Our Common Stock

Currently there is a limited public market for our common stock. We cannot assure you that an active trading market for our common stock will ever develop.

Our common stock is currently listed on the OTC Bulletin Board under the symbol “RDRN.OB.” Trading activity on the OTC Bulletin Board may lack the depth, liquidity and orderliness necessary to maintain a liquid market. Although we have applied to list our common stock on the NASDAQ Global Select Market under the symbol “RODM,” an established and liquid trading market may not develop or continue if it does develop, and, after completion of this offering, our common stock may not trade at or above the public offering price set forth on the cover of this prospectus. Accordingly, investors should consider the potential lack of liquidity and the long-term nature of an investment in our common stock prior to investing. Investors may not be able to sell their shares at or above the public offering price set forth on the cover of this prospectus.

If securities analysts do not publish research or reports about our business or if they downgrade us or our sector, the price of our common stock could decline.

The trading market for our common stock will depend in part on research and reports that industry or financial analysts publish about us or our business. We do not control these analysts. Furthermore, if one or more of the analysts who cover us downgrades us or the industry in which we operate or the stock of any of our competitors, the price of our common stock will probably decline. If one or more of these analysts ceases coverage altogether, we could lose visibility, which could also lead to a decline in the price of our common stock.

The market price and trading volume of our common stock may be volatile.

The market price of our common stock could be subject to significant fluctuations due to factors such as:

•	actual or anticipated fluctuations in our financial condition or results of operations;

•	the success or failure of our operating strategies and our perceived prospects and those of the financial services industry in general;

•	realization of any of the risks described in this section;

•	failure to be covered by securities analysts or failure to meet the expectations of securities analysts;

•	a decline in the stock prices of peer companies; and

•	a discount in the trading multiple of our common stock relative to that of common stock of certain of our peer companies due to perceived risks associated with our smaller size.

As a result, shares of our common stock may trade at prices significantly below the price you paid to acquire them. Furthermore, declines in the price of our common stock may adversely affect our ability to conduct future offerings or to recruit and retain key employees, including our managing directors and other key professional employees.

Purchasers of our common stock will experience immediate dilution.

If you purchase shares of our common stock in this offering, you will experience immediate dilution of approximately 64.5% in the book value of your investment, in that our net tangible book value per share will be approximately $2.22, compared with an assumed offering price of $6.25 (the mid-point of the price range set forth on the cover page of this prospectus). Additionally, as of the date of the final prospectus, we will have outstanding options, held by employees, to purchase 6,028,071 shares of common stock (of which 750,000 shares underly options granted pursuant to our 2007 Stock and Incentive Plan) at a weighted average exercise price of $4.06 per share and the Warrants to purchase 1,355,600 shares of common stock at $7.00 per share. The issuance of shares upon the exercise of those options or Warrants will result in dilution of your ownership of our common stock. See “Shares Elegible for Future Sale.”

Future sales of our common stock could cause our stock price to decline and your interest may be diluted if we issue additional shares of common stock.

Sales of substantial amounts of common stock by our executives, employees and other stockholders, or the possibility of such sales, may adversely affect the price of our common stock and impede our ability to raise capital through the issuance of equity securities. Upon completion of this offering, there will be 33,750,000 shares of common stock outstanding, of which 12,350,627 shares of common stock are freely transferable without restriction or further registration under the Securities Act of 1933, as amended (the “Securities Act”). Subject to certain exceptions, the remaining 21,399,373 shares of common stock are available for future sale subject to timing and volume limitations under Rule 144, upon the expiration or the waiver of transfer restrictions or in accordance with registration rights. Of these shares, 4,843,299 shares will be covered by a separate selling stockholder prospectus.

In addition, we may issue additional shares of capital stock or rights or options to acquire such shares in the future in order to raise capital, to consummate an acquisition, to pay for products or services or to attract or retain key employees. Stockholders do not have preemptive rights to any common stock issued by us in the future. Therefore, stockholders may experience dilution of their equity investment if we issue additional shares of common stock in the future, including shares issuable under equity incentive plans, or if we issue securities that are convertible into shares of our common stock.

In July 2007, the SEC announced proposed revisions to Rule 144. If the proposed changes to Rule 144 are approved, the holding period for restricted shares of our common stock after the completion of this offering may be reduced to six months under specified circumstances, the restrictions on the sale of restricted shares of our common stock held by our affiliates may be reduced, and certain other restrictions on resale of the shares of our common stock under Rule 144 may be modified to make it easier for our stockholders, under specified circumstances, to sell their shares upon the expiration of the lock-up agreements, beginning 180 days after the date of this prospectus. We do not know whether these proposed revisions to Rule 144 will be adopted as proposed or in a modified form, if at all.

Provisions of our organizational documents may discourage an acquisition of us, which could adversely impact the price of our common stock.

Our organizational documents may contain provisions that will impede the removal of directors and may discourage a third party from making a proposal to acquire us. The Board of Directors may have the ability to take defensive measures that could impede or thwart a takeover such as, under certain circumstances, adopting a poison pill or causing us to issue preferred stock that has greater voting rights than our common stock. If a change of control or change in management that our stockholders might otherwise consider to be favorable is prevented or delayed, the market price of our common stock could decline.

We have no current plan to pay dividends on our common stock and investors may lose the entire amount of their investment.

We have no current plans to pay dividends on our common stock. Therefore, investors will not receive any funds absent a sale of their shares. We cannot assure investors of a positive return on their investment when they sell their shares nor can we assure that investors will not lose the entire amount of their investment.

After this offering we will be controlled by a limited number of stockholders whose interests may differ from those of our other stockholders.

After this offering, Revere, our largest stockholder, will own 31.9% of our outstanding common stock. Revere is owned one-third by our President and two-thirds by a trust, the beneficiaries of which are the wife and children of our Vice Chairman. In addition, our other senior executive officers will collectively own 9.8% of our common stock after this offering. As a result, our public stockholders have limited influence over the election of directors, management, company policies or major corporate decisions that require the consent of stockholders owning a majority of our issued and outstanding shares of common stock, such as mergers, consolidations and the sale of all or substantially all of our assets. This could adversely impact the market value of our common stock.

CAUTIONARY NOTICE REGARDING FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect the current view about future events and financial performance based on certain assumptions. They include opinions, forecasts, projections, assumptions, guidance, expectations, beliefs or other statements that are not statements of historical fact. In some cases, forward-looking statements can be identified by words such as “may”, “can”, “will”, “should”, “could”, “expects”, “hopes”, “believes”, “plans”, “anticipates”, “estimates”, “predicts”, “projects”, “potential”, “intends”, “approximates” or the negative or other variation of such terms and other comparable expressions. Forward-looking statements in this prospectus may include statements about:

•	future financial and operating results, including projections of revenues, income, expenditures, cash balances and other financial items;

•	our capital requirements and the need for additional financing;

•	our ability to secure new client engagements;

•	our ability to successfully consummate financing and merger and acquisition transactions on behalf of our clients;

•	our ability to protect our intellectual property rights and secure the right to use other intellectual property that we deem to be essential to the conduct of our business;

•	the outcome of various regulatory and legal proceedings in which we are currently involved;

•	the performance of any of our financial products and their potential to generate revenues;

•	development of new financial products;

•	our ability to execute our growth, expansion and acquisition strategies;

•	current and future economic and political conditions;

•	overall industry and market performance and trends;

•	competition;

•	management’s goals and plans for future operations;

•	the impact of increased regulatory scrutiny on future operations;

•	the revenue and profit volatility stemming from our operations;

•	the performance of service providers upon which our operations rely;

•	the additional risks and uncertainties stemming from entry into new businesses;

•	the impact of expanded corporate governance on the number of available business opportunities;

•	the impact of legal liability on future operations;

•	the impact of employee misconduct on future operations;

•	the increased risk of financial liability and reputational harm resulting from adverse regulatory action;

•	the impact of the Investment Company Act of 1940 on future operations; and

•	other assumptions described in this prospectus underlying or relating to any forward-looking statements.

The forward-looking statements in this prospectus are only predictions. Actual results could, and likely will, differ materially from these forward-looking statements for many reasons, including the risks described under “Risk Factors” and elsewhere in this prospectus. No guarantee about future results, performance or achievements can be made. These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

In this offering we are selling 8,000,000 shares of common stock and selling stockholders are selling 4,000,000 shares of common stock. We estimate that we will receive net proceeds of $45.3 million from this offering, assuming a public offering price of $6.25 per share, the mid-point of the price range set forth on the cover page of this prospectus, after deducting estimated offering expenses and underwriting discounts and commissions. We will not receive any proceeds from the sale of shares of common stock offered by any selling stockholder. A $1.00 increase (or decrease) in the assumed offering price of $6.25 per share would increase (or decrease) net proceeds to us from this offering by $7.4 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the assumed underwriting discounts and commissions. If the underwriters’ over-allotment option is exercised in full, we estimate that net proceeds we receive will be approximately $55.8 million after deducting offering expenses and underwriting discounts and commissions.

We plan to use the net proceeds we receive from this offering for general corporate purposes, which may include, among other things: (i) expanding our presence in the biotechnology sector; (ii) continue our expansion into new sectors; (iii) strategic acquisitions; and (iv) expanding our merchant banking and asset management businesses.

The precise amount and timing of the application of the net proceeds we receive from this offering will depend on many factors, including, but not limited to, the amount of any such proceeds and our actual funding requirements. Until the proceeds are used, we may invest the proceeds, depending on our cash flow requirements, in short and long-term investments including, but not limited to, treasury bills, commercial paper, certificates of deposit, securities issued by U.S. government agencies, money market funds, repurchase agreements and other similar investments.

OUR DIVIDEND POLICY

As a stockholder of a Delaware corporation, you are entitled to receive dividends and other distributions when, as and if declared from time to time by the Board of Directors out of funds legally available for distributions to stockholders. As a holding company, our ability to pay dividends depends upon our receipt of distributions from our operating subsidiaries, including our broker- dealer affiliate, which is subject to regulatory restrictions on dividends and other distributions to its members or stockholders. For the foreseeable future, the Board of Directors intends to follow a policy of retaining earnings for the purpose of increasing our capital to support additional growth.

Prior to the Exchange Date, we operated as a partnership for income tax purposes and our policy was to make distributions to our members in an amount not less than the tax they owed on their portion of our taxable income. As a corporation, we now will be required to pay federal, state and local income taxes on our income and our stockholders (including our former members or their respective members and/or stockholders) are no longer taxed on their proportional share of our income. For these reasons, any dividends we may pay after the offering will be less than the distributions we made historically. As discussed above, we do not currently intend to pay dividends. Any future determination relating to the payment of dividends will be made at the discretion of the Board of Directors and will depend on a number of factors, including our future earnings, capital requirements, financial condition, future prospects and other factors that the Board of Directors may deem relevant.

MARKET PRICE OF OUR COMMON STOCK

Our common stock is currently listed on the OTC Bulletin Board under the symbol “RDRN.OB.” In connection with this offering, we have applied to list our common stock on the NASDAQ Global Select Market under the symbol “RODM.” We currently have 10 market makers in our stock.

At the close of business on September 19, 2007, there were 25,750,000 shares of our common stock outstanding. The following table sets forth for the periods indicated the high and low bid prices per share of our common stock as reported by the OTC Bulletin Board. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

The information in the table below may not be indicative of future trading prices of our shares for a number of reasons, including the following:

•	from August 5, 2005 through and including July 10, 2007, the Exchange Date, Enthrust Financial Services was a “shell” company and was not engaged in any trade or business and had limited assets; and

•	of the 25,750,000 shares of common stock currently outstanding, only 350,627 shares currently are “unrestricted” and available to be freely traded.

Price Range of Common Stock

	Bid Prices
	High	Low
2005
First Quarter	$22.40	$1.40
Second Quarter	$8.40	$2.52
Third Quarter	$8.40	$2.80
Fourth Quarter	$3.36	$1.68
2006
First Quarter	$5.32	$1.12
Second Quarter	$4.20	$2.80
Third Quarter(1)	$3.08	$0.34
Fourth Quarter	$1.01	$0.51
2007
First Quarter	$0.51	$0.51
Second Quarter	$1.50	$0.26
Third Quarter (through September 18)(2)	$9.50	$0.35

(1)	A 1-for-28 reverse-stock split was effected on September 18, 2006. All prices prior to the reverse split have been adjusted to give retroactive effect to the reverse split.

(2)

July 10, 2007, the last trading day before the Exchange was consummated, the high and low bid prices were each $0.35. On July 11, 2007, the first trading day after the Exchange was consummated the high and low bid prices were $6.00 and $0.55, respectively.

On September 19, 2007, the last trade in our common stock, as reported on the OTC Bulletin Board, was $8.00 per share.

DILUTION

If you invest in our common stock, you will suffer dilution to the extent the public offering price per share of our common stock in this offering exceeds the pro forma tangible book value per share of our common stock immediately after this offering. The pro forma tangible book value of our common stock as of June 30, 2007, after giving effect to the Exchange and the issuance of 750,000 restricted shares of common stock in September 2007, was approximately $29.6 million, or $1.15 per share. The pro forma tangible book value represents pro forma stockholders’ equity, less goodwill, divided by the number of shares of common stock outstanding. The pro forma tangible book value does not take into account any distributions made pursuant to the Distribution Agreement dated as of July 9, 2007 (see “Certain Relationships and Related Transactions—Distributions”).

Dilution in pro forma tangible book value per share represents the difference between the amount per share paid by purchasers of our common stock in this offering and the pro forma tangible book value per share of our common stock immediately after the offering. After giving effect to the issuance and sale by us of 8,000,000 shares of our common stock in this offering and our receipt of approximately $45.3 million in net proceeds from such sale, based on an assumed offering price of $6.25 per share (the mid-point of the price range shown on the cover page of this prospectus), not including the issuance of an additional 1,800,000 shares pursuant to the underwriters’ over-allotment option, and after deducting the underwriters’ discounts and commissions and the estimated expenses of the offering, our adjusted pro forma tangible book value as of June 30, 2007 would have been approximately $74.9 million, or $2.22 per share. This amount represents an immediate increase in pro forma tangible book value per share of $1.07 to existing stockholders and an immediate dilution of $4.03 per share to purchasers of our common stock in this offering.

The following table illustrates the per share dilution to the new investors as of June 30, 2007:

Per Share
Assumed public offering price per share	$6.25

Pro forma tangible book value per share as of June 30, 2007	$1.15
Increase per share attributable to new investors	$1.07
Adjusted pro forma tangible book value per share after the offering	$2.22

Dilution per share to new investors	$4.03

A $1.00 increase (or decrease) in the assumed offering price of $6.25 per share, which is the mid-point of the price range set forth on the cover page of this prospectus, would increase (or decrease) the pro forma as adjusted tangible book value as of June 30, 2007 by $7.4 million, or $0.22 per share, and increase (or decrease) the dilution per share to new investors by $0.78, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discounts and commissions.

The following table summarizes on a pro forma basis, as of June 30, 2007, the total number of shares of common stock issued by us, and the total consideration paid to us for our common stock, by our named executive officers and directors, other existing stockholders and new investors before deducting underwriting discounts and commissions and estimated offering expenses, and the average price per share paid by our named executive officers and directors, other existing stockholders and by new investors who purchase shares of common stock in this offering at the assumed public offering price of $6.25 per share (the mid-point of the price range shown on the cover page of this prospectus). The shares of common stock outstanding exclude: (i) 4,500,000 shares of common stock reserved for future issuance under our 2007 Stock and Incentive Plan; and (ii) 6,633,671 shares underlying the Warrants and options granted prior to the adoption of our 2007 Stock and Incentive Plan. To the extent that the Warrants and/or options are exercised or other share awards are made, there will be further dilution to new investors.

	Shares Purchased		Total Consideration
					Average Price Per Share
	Number	Percent	Amount	Percent
Named executive officers and directors	16,478,839	48.8%	$9,328,268	11.5%	$0.57
Other stockholders as of June 30, 2007	9,271,161	27.5	22,166,455	27.2	$2.39
New investors in this offering	8,000,000	23.7	50,000,000	61.3	$6.25

Total	33,750,000	100.0%	$81,494,723	100.0%

A $1.00 increase (or decrease) in the assumed public offering price of $6.25 per share, the mid-point of the price range set forth on the cover page of this prospectus, would increase (or decrease) the total consideration paid by new investors to us, total consideration paid by all stockholders to us and average price per share paid by all stockholders to us by $8.0 million, $8.0 million and $0.24, respectively, assuming the number of shares offered by us, as set forth on the cover page, remains the same.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2007:

•	on an actual basis;

•	on a pro forma basis to give effect to the Exchange and the issuance of 750,000 shares of restricted common stock in September 2007; and

•

on a pro forma as adjusted basis to also give effect to our issuance and sale of 8,000,000 shares of common stock in this offering, assuming that the underwriters’ over-allotment is not exercised, at the assumed public offering price of $6.25 per share, the mid-point of the price range set forth on the cover page of this prospectus.

	As of June 30, 2007
	Actual		Pro forma	Pro forma, as adjusted
	(dollars in thousands)
Convertible debentures	$18,398	(1)	$—	$—
Members’ equity	11,447	(2)	—	—
Stockholders’ equity:
Preferred stock, par value $.001 per share; 1,000,000 shares authorized; none issued or outstanding	—		—	—
Common stock, par value $.001 per share; 100,000,000 shares authorized; 9,800,000 shares issued and outstanding actual; 25,750,000 shares issued and outstanding pro forma; and 33,750,000 shares issued and outstanding pro forma, as adjusted	—		26	34
Paid in capital			31,469	76,761
Retained earnings	—		—	—

Total stockholders’ equity	—		31,495	76,795

Total capitalization	$29,845		$31,495	$76,795

You should read this table in conjunction with the sections of this prospectus captioned “Use of Proceeds,” “Selected Historical Consolidated Financial Date,” “Selected Unaudited Pro Forma Combined Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as our consolidated financial statements and related notes included elsewhere in this prospectus.

(1)	$20 million aggregate principal amount net of the unamortized portion of the discount attributable to the Warrants and the beneficial conversion feature plus accrued interest through June 30, 2007.

(2)	Holding’s members equity at June 30, 2007 without giving effect to the Exchange.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management’s Discussion and Analysis of Financial Condition and Results of Operations analyzes the major elements of our balance sheets and statements of income. This section should be read in conjunction with our consolidated financial statements and accompanying notes and other detailed information included in this prospectus.

Overview

We are a full service investment bank dedicated to providing investment banking services to companies that have significant recurring capital needs due to their growth and development strategies. We also provide research and sales and trading services to institutional investor clients that focus on those types of companies. Since 2003, we have been a leading investment banking firm to the biotechnology sector, a capital intensive market segment, as well as a leader in the PIPE and RD transaction markets.

Through AcumenBioFin™, our division dedicated exclusively to the life science sector, we provide a broad range of investment banking services to biotechnology, specialty pharmaceutical, medical device and other companies operating in the life science sector. Our current business began in 2002 when we made the strategic decision to focus on the biotechnology sector and to build an integrated investment banking platform to service this sector. This was based, in part, on our belief that the biotechnology sector was underserved by the investment banking community as a result of: (i) consolidation, beginning in the 1990’s, of well-established middle market and boutique investment banks with and into larger financial institutions; and (ii) a significant downturn in capital market activity in the biotechnology sector beginning in 2001.

In furtherance of our strategy, we recruited investment bankers, research analysts, traders and institutional sales people with expertise in the biotechnology sector from other investment banks, from academia and from companies that operate in this sector. As a result, many members of our biotechnology “team” have PhDs or other advanced medical or scientific degrees. With this expertise, we have been able to better understand the potential performance of the products under development by, and the regulatory environment impacting, biotechnology companies and to evaluate general economic and business trends affecting those companies. We believe the experience and talent of our professionals enable us to deliver the specialized advice and differentiated services our clients demand, which has resulted in a significant amount of repeat business.

As we continued to expand our capital raising efforts for biotechnology companies, we concluded that many of the financing strategies and transaction structures that we have developed for companies in the biotechnology sector could be equally effective for companies operating in other sectors of the economy. Applying our financing know-how, understanding of the financing needs of capital intensive companies and appreciation of the concerns and goals of institutional investors that invest in such companies, we have begun to leverage our performance and reputation as a leading investment bank in the biotechnology sector to expand our product-based expertise and business reach to other sectors with similar financing needs. During the past 18 months, we completed investment banking transactions for companies in the environmental services, business services, technology, security, oil and gas, retail and logistics sectors, in addition to continuing to grow our presence in the biotechnology sector.

Our activities as an investment banking firm constitute a single business segment, with the following principal sources of revenue:

•	investment banking fees, which are derived from corporate finance activities and strategic advisory services;

•	realized and unrealized gains with respect to securities held for our own account;

•	commissions on sales and trading activities;

•	conference fees; and

•	other miscellaneous sources of revenues, such as asset management fees (eliminated upon consolidation in 2007 and 2006), interest and dividends.

While we have multiple sources of revenue, most of our revenues are derived from our investment banking services and consist of private placement, underwriting and strategic advisory fees earned upon the successful completion of financing or other types of corporate transactions, such as mergers, acquisitions and dispositions. We do not separately prepare, report or analyze financial data or operating results, such as operating expenses, profit and loss or assets, for our various operating units. For example, our sales and trading unit generates commission revenues and incurs various expenses specifically related to their activities, such as execution and clearing charges. Similarly, our life science conferences generate fees from attendees and presenters but also have expenses related to facility usage, food and beverage, and entertainment.

Business Environment

Market conditions and valuations for companies in the life science sector, as well as general market conditions, can materially affect our financial performance. While we have experienced significant revenue growth over recent periods, the nature of our revenue generation, including the size of transactions, the timing of transaction closings and the sectors in which those transactions occur, make future performance difficult to predict and potentially highly variable. Revenues for many of the services we provide are earned only upon the successful completion of a transaction. Accordingly, revenues and net income in any period may not be indicative of full-year results or the results of any other period and may vary significantly from year-to-year and quarter-to-quarter depending on whether and when transactions are completed and the number, size and type of transactions completed.

Historically, the first and fourth quarters are our highest revenue-generating periods, although we cannot be certain that this trend will continue. The second quarter of 2007 was quite strong and revenue for that quarter exceeded revenue for the second quarter of 2006 by more than 300%. This increase is due primarily to our execution of larger and more profitable transactions, which, we believe is a direct result of increases in the staffing of our investment banking group and our increasing visibility and credibility with both issuers and institutional investors, which has enabled us to seek and secure larger engagements. Recent volatility in the capital markets, however, may lead to disruptions that delay or eliminate revenue opportunities during the remainder of the fiscal year.

Consistent with historical trends for both us and the industry generally, we expect third quarter revenues for 2007 to be significantly lower than revenues for either the first or second quarter of 2007. We expect that our third quarter revenues for the current year will exceed revenues from the third quarter of 2006. However, we incurred significant non-recurring expenses in the third quarter of 2007 that were directly related to the Exchange. Most of these expenses were non-cash charges. They include a write-off of the unamortized portion of the debt discount and beneficial conversion feature on the Debentures and charges relating to the accelerated vesting of certain employee stock options. As a result, we are likely to report a loss for the quarter.

Revenues

Our principal sources of revenues are: (i) investment banking revenues, which include placement agent, underwriting and strategic advisory fees; (ii) principal transactions, which consists of unrealized gains and losses on securities held for investment; (iii) gains and losses realized from the sale of securities held for investment; (iv) commissions; (v) conference fees; and (vi) asset management fees (eliminated upon consolidation in 2007 and 2006), interest and dividends.

Investment banking

Investment banking revenues include fees earned in connection with private placement and underwritten financing transactions and advisory fees earned in connection with mergers, acquisitions, divestitures and similar transactions. We operate in a highly competitive environment in which there rarely are long-term contracted sources of revenue and each revenue-generating engagement, which typically relates to a single transaction, is separately awarded and negotiated. We gain new clients each year through our business development initiatives, including our life science conferences, and through referrals from current and former clients, directors, attorneys and other parties with whom we have relationships. We also obtain new engagements from previous clients and from the movement of their senior management to other companies.

Our investment banking revenues depend, to a large extent, on the successful completion of financing, merger, acquisition, divestiture or similar transactions. A transaction may fail to be completed for many reasons, including changes in market and/or general economic conditions, business reversals or setbacks, failure of the parties to agree upon final terms, failure to secure necessary board or stockholder approvals, failure to secure necessary financing, and failure to receive necessary regulatory approvals. In addition, an engagement initially undertaken for a particular type of transaction, such as a financing, may not generate revenue because the client decides to consummate a different transaction for which we are not entitled to a fee. Although we internally track placement agent, underwriting and strategic advisory fees separately, we do not treat them as separate lines of business and we do not track the related expenses separately.

Principal transactions and realized gains and losses

Revenues described as “principal transactions” constitute net unrealized gains and losses on publicly traded unrestricted common stock that we have the ability to sell in the short term (i.e., 12 months). Unrealized gains and losses on publicly traded unrestricted common stock that we cannot sell in the short term due to low volume or illiquidity are reported separately under “other comprehensive income/loss.”

Realized gains and losses reflect the net proceeds from the sale of securities in excess of or below our cost of those securities. Securities held for investment include: (i) warrants we received as compensation for acting as placement agent; (ii) securities, including warrants, that we purchased in offerings for which we acted as placement agent; (iii) continuing interests in “shell” companies that we originally acquired for the purpose of facilitating financing transactions; and (iv) beginning January 1, 2006, securities held by the R&R Opportunity Fund, L.P. (the “Fund”), a value-focused hedge fund, which we manage through Rodman & Renshaw Fund Management, LLC (the “Fund Manager”), and in which we owned a 6.8% equity interest as of June 30, 2007. Principal transaction revenues and gains realized will vary from period-to-period and year-to-year, based on general market conditions and the performance of the companies in which we own securities and the amount of our compensation received in the form of warrants or securities rather than cash. The decision to hold or liquidate securities depends on a variety of factors, including market conditions, our assessment of the prospects of the issuer and our need for capital.

Commissions

Commissions constitute amounts paid by our investor clients from brokerage transactions in equity securities. Our commissions may vary from period-to-period depending, in part, on commission rates, trading volume and number of customers. The introduction of decimalization in securities trading since 2000 and the ability to execute trades electronically, through the Internet and through other alternative trading systems, have resulted in reductions in trading commissions and spreads generally. We expect this trend toward alternative trading systems and resulting pricing pressures on our brokerage business commissions to continue.

Trading commissions to some extent represent compensation for the value of our equity research and other value added services that we deliver to our clients. These “bundled” commission practices have been the subject of discussion among regulators, the investment banking community and brokerage clients. Some institutional investors have recently announced agreements with brokerage firms under which they will pay for research directly in cash instead of compensating these firms through trading commissions. Depending on the extent to which this practice is adopted, this trend could reduce our commission revenues by negatively affecting both trading volumes and commission rates.

Conference fees and other revenues

Revenues from conference fees have increased over the years as more companies have participated in our two annual life science sector conferences and we have increased the fees charged for participation. However, conference revenues do not cover the entire cost directly associated with the conferences, such as facility usage costs, travel, entertainment and dining. We believe that the conferences are an important part of our marketing strategy and have contributed to our overall revenue growth. Interest and dividend income primarily consists of interest earned on our cash and short term investments.

We also earn asset management fees through the Fund Manager, although these fees are eliminated in consolidation in 2006 and 2007. The Fund Manager is managed by John J. Borer III, formerly our Chief Executive Officer and currently a Senior Managing Director and Head of Investment Banking. Mr. Borer and members of his family constitute a majority of the investors in the Fund and have contributed most of the Fund’s capital.

Operating Expenses

We view our operating expenses as falling into one of two categories: (i) employee compensation and benefits or (ii) other operating expenses.

Employee compensation and benefits

Employee compensation and benefits is our largest category of expense, generally constituting more than 50% of our total expenses. Employee compensation and benefits include salaries, bonuses, benefits, employment taxes and other employee costs. It includes both cash and non-cash expenses. We generally pay our employees semi-monthly salaries during the year. We also pay discretionary bonuses based on a combination of the individual and the firm’s performance, which, particularly for our senior professionals, makes up the largest portion of their total compensation. In some cases, discretionary bonuses are paid quarterly in arrears and, in other cases, annually, in arrears. Prior to the Exchange, we operated as a limited liability company, which was taxed as a partnership for federal and state income tax purposes. As a result, historically, we distributed a significant portion of our profits to our senior executive officers. For example, from January 1, 2007 through the Exchange Date, July 10, 2007, we distributed $17.5 million of profits to our members in their capacities as such. A significant portion of this amount went to our senior executives. From and after the Exchange Date, we have operated as a “C” corporation. Generally, distributions from a “C” corporation are taxable as compensation, dividends or capital gain. In addition, beginning with the current fiscal year, we are targeting our total compensation and benefits expense, excluding equity-based compensation granted prior to September 30, 2007 and insurance premiums paid in respect of “key-man” life insurance policies for our benefit, at approximately 55% of total consolidated revenues each year.

Other operating expenses

Other operating expenses include all operating expenses other than those constituting employee compensation and benefits, such as fees, costs and expenses relating to the life science conferences, facility usage fees and travel, entertainment and dining expenses, business development costs, office supplies, subscription fees, occupancy and rental costs, brokerage and trade execution costs, professional fees, communications, data processing and information services, travel and entertainment, depreciation and amortization, recruiting and insurance. Clearance and execution charges are directly related to the revenues of our trading unit. Other operating expenses have been relatively modest in proportion to revenues as a result of the relatively small number of staff and related costs (including travel, office space, communications, broker/dealer costs, depreciation and professional services) that we incur. Other operating expenses as a percentage of revenues vary as a result of a variety of factors, including fluctuation in quarterly revenues, the amount of recruiting and business development activity and the amount and timing of reimbursement of engagement-related expenses by clients. Accordingly, other operating expenses as a percentage of revenues in any particular quarter may not be indicative of those expenses as a percentage of revenues in any future period. We monitor these expenses carefully and expect that they will increase after the Exchange as a result of additional auditing, legal, insurance, printing and other expenses related to being a publicly-traded reporting company.

Results of Operations

The following table sets forth our revenues, expenses, net income or loss and comprehensive income or loss for the six-month periods ended June 30, 2007 and 2006, the years ended December 31, 2006 and 2005 and the nine months ended December 31, 2004. In April 2004, we changed our fiscal year-end from March 31 to December 31. As a result, our 2004 financial information reflects only nine months of operations. The financial information below, to the extent it relates to the years ended December 31, 2006 and 2005 and the nine months ended December 31, 2004, are derived from our audited consolidated financial statements included elsewhere in this prospectus. The financial information for the six-month periods ended June 30, 2007 and 2006 is derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus.

	Six Months Ended June 30,		Year Ended December 31,		Nine Months Ended December 31,
	2007	2006	2006	2005	2004
	(Unaudited)			(Audited)
			(in thousands)
Revenues:
Private placement, underwriting and strategic advisory fees	$39,374	$17,234	$43,081	$17,887	$16,669
As a percentage of total revenues	83.4%	64.0%	67.4%	61.1%	79.8%
Principal transactions, net	(340)	1,480	11,519	1,175	827
As a percentage of total revenues	(0.7)%	5.5%	18.0%	4.0%	4.0%
Realized gains on securities, net	3,540	5,068	1,884	6,174	—
As a percentage of total revenues	7.5%	18.8%	2.9%	21.1%	0.0%
Commissions	3,606	2,327	5,161	2,429	2,140
As a percentage of total revenues	7.6%	8.6%	8.1%	8.3%	10.3%
Conference fees	719	749	2,093	1,488	1,112
As a percentage of total revenues	1.5%	2.8%	3.3%	5.1%	5.3%
Other revenues	326	82	220	102	129
As a percentage of total revenues	0.7%	.3%	0.3%	0.3%	0.6%
Total Revenues	$47,225	$26,940	$63,958	$29,255	$20,877
Expenses:
Employee compensation and benefits	$26,542	$9,508	$26,782	$15,345	$14,427
As a percentage of total revenues	56.2%	35.3%	41.9%	52.5%	69.1%
Conference fees	2,144	1,670	4,748	3,673	2,957
As a percentage of total revenues	4.5%	6.2%	7.4%	12.6%	14.2%
Professional fees	2,713	2,488	6,192	1,492	1,026
As a percentage of total revenues	5.7%	9.2%	9.7%	5.1%	4.9%
Business development	1,434	880	1,880	765	410
As a percentage of total revenues	3.0%	3.3%	2.9%	2.6%	2.0%
Communication and data processing	889	628	1,452	671	282
As a percentage of total revenues	1.9%	2.3%	2.3%	2.3%	1.4%
Other expenses	2,084	1,374	3,319	2,423	1,482
As a percentage of total revenues	4.4%	5.1%	5.2%	8.3%	7.1%
Total Expenses	$35,806	$16,548	$44,373	$24,369	$20,584
As a percentage of total revenues	75.8%	61.4%	69.4%	83.3%	98.6%
Operating income	$11,419	$10,392	$19,585	$4,886	$293
As a percentage of revenues	24.2%	38.6%	30.6%	16.7%	1.4%
Interest expense	793	—	—	—	—

	Six Months Ended June 30,		Year Ended December 31,		Nine Months Ended December 31,
	2007	2006	2006	2005	2004
	(Unaudited)			(Audited)
			(in thousands)
Income before income taxes and minority interests	$10,626	$10,392	$19,585	$4,886	$293
As a percentage of total revenues	22.5%	38.6%	30.6%	16.7%	1.4%
Income taxes (expense) benefit	(338)	(349)	(893)	(395)	19
Minority interest in (income) loss of subsidiaries	(261)	(1,718)	(2,174)	18	—
Net income	$10,027	$8,325	$16,518	$4,509	$274
As a percentage of total revenues	21.2%	30.9%	25.8%	15.4%	1.3%
Unrealized gains on investments	—	—	1,002	—	—
Reclassification adjustment for realized gains on investments	(1,002)	—	—	—	—
Comprehensive income	$9,025	$8,325	$17,520	$4,509	$274
As a percentage of total revenues	19.1%	30.9%	27.4%	15.4%	1.3%

June 30, 2007 compared to June 30, 2006

Net Income

Net income for the six months ended June 30, 2007 was $10.0 million compared to $8.3 million for the comparable 2006 period, representing an increase of $1.7 million, or 20.5%. This increase was attributable to a $20.3 million increase in total revenue, offset in part by a $20.1 million increase in total expenses. The largest contributor to this increase in expenses was compensation and benefits, which increased by $17.0 million. In addition, 2006 net income was adversely impacted by a minority interest charge relating to the Fund of $1.7 million compared to a minority interest charge of $0.3 million for the 2007 period.

Revenues

Investment banking revenues for the six months ended June 30, 2007 were $39.4 million compared to $17.2 million for the six months ended June 30, 2006, representing an increase of $22.2 million, or 129.1%. The increase in our investment banking revenues was primarily attributable to larger and more profitable financing transactions. In the 2007 period, we were the sole or lead manager in connection with 19 financing transactions, which generated investment banking revenues of $23.4 million. In the comparable 2006 period, we were the sole or lead manager in connection with 23 financing transactions, which generated investment banking revenues of $13.4 million. We earned investment banking revenues from 63 different clients in the six months ended June 30, 2007 as compared to 37 clients in the comparable 2006 period. For the six months ended June 30, 2007, $36.6 million of investment banking revenues constituted placement agent or underwriting fees and $2.8 million constituted strategic advisory fees as compared to $16.9 million of investment banking revenues or underwriting fees and $0.3 million of strategic advisory fees during the 2006 period. For the first six months of 2007, 74.6% of our investment banking revenues was derived from clients in the life science sector compared to 67.0% in the comparable 2006 period.

For the six months ended June 30, 2007, principal transaction revenues were negative $0.3 million reflecting unrealized losses in our investment portfolio. In comparison, principal transaction revenues for the six months ended June 30, 2006 were $1.5 million for the six months ended June 30, 2006, reflecting unrealized gains in our investment portfolio. For the 2007 period, realized gains were $3.5 million compared to $5.1 million for the 2006 period. The realized gains during the six months ended June 30, 2006 was primarily the result of two warrant positions having been exercised and sold for an aggregate gain of approximately $3.6 million. In the 2007 period, gains relating to the exercise and sale of warrant positions were $2.2 million. In the 2007 period, the Fund had unrealized losses of $0.1 million and net realized gains of $0.5 million compared to unrealized gains of $0.8 million and net realized gains of $1.2 million generated during the 2006 period. Also, during the first six months of 2007, we recorded $1.0 million of realized gains on publicly traded unrestricted common stock that we cannot sell in the short-term (i.e., 12 months), representing a reclassification of the unrealized gains recorded as other comprehensive income in 2006.

In March 2007, we distributed 85% of the beneficial interests in certain equity securities, including stock and warrants, which we held in 62 companies, to our members; we distributed a 59.5% interest to Revere and a 25.5% interest to RRCG. We retained the remaining 15% interest in these secutities. We then, together with Revere and RRCG, contributed our interests in these securities to RRPR in exchange for membership interests in RRPR that mirrored our respective direct interests in these securities. As a result of the Exchange, we own 40.5% of RRPR, 15.0% directly and 25.5% through our ownership of RRCG. Because we no longer own 100% of these securities, principal transaction revenues in future periods will be lower than it would have been if we continued to hold a 100% interest in these securities.

We earned commissions of $3.6 million for the six months ended June 30, 2007 compared to $2.3 million for the six months ended June 30, 2006, an increase of $1.3 million, or 56.5%. The increase was primarily attributable to an increase in the volume of shares traded for our customers, which, in turn, is attributable to a number of factors, including the overall strength of the capital markets, an increase in the number of traders and institutional sales personnel and increasing investor interest in our research products.

Conference fees and other revenues for the six months ended June 30, 2007 totaled $1.0 million, compared to $0.8 million for the six months ended June 30, 2006, an increase of $0.2 million. Conference fees for the six months ended June 30, 2007 and 2006 were each $0.7 million. These fees are related to our spring Global Healthcare conference and include fees paid by participants and presenters. Other revenues for the six months ended June 30, 2007 and 2006 consisted primarily of interest and dividend income.

Expenses (including interest expense)

Total operating expenses for the six months ended June 30, 2007 were $35.8 million compared to $16.5 million for the comparable 2006 period, an increase of $19.3 million, or 117.0%. For the 2007 period total expenses constituted 75.8% of revenues compared to 61.4% for the 2006 period. The increase in expenses generally reflects an expansion in personnel and related costs as we continue to focus on growth.

Employee compensation and benefits for the six months ended June 30, 2007 was $26.5 million compared to $9.5 million for the 2006 period, an increase of $17.0 million, or 178.9%. These amounts do not include profit distributions to members, which totaled $12.5 million for the 2007 period and $4.2 million for the 2006 period. Employee compensation and benefits for the 2007 period constituted 56.2% of revenues compared to a 35.3% for the comparable 2006 period. The overall increase in employee compensation and benefits and the higher ratio is due primarily to: (i) an overall increase in personnel and related expenses; and (ii) payouts to senior managing directors hired in 2006. For the current year, we have targeted employee compensation and benefits expense at 55% of total revenues, excluding equity awards granted prior to September 30, 2007 and insurance premiums paid in respect of “key-man” life insurance policies for our benefit.

For the six months ended June 30, 2007, other operating and interest expenses were $10.1 million compared to $7.0 million for the comparable 2006 period, an increase of $3.1 million, or 44.3%. The key components of this increase were: (i) interest expense of $0.8 million related to the issuance of senior convertible debentures on March 1, 2007, consisting of accrued interest and amortization of debt discount and deferred financing costs; (ii) conference expenses, which increased by $0.5 million; (iii) business development expenses, which increased by $0.6 million; (iv) occupancy and equipment expenses, which increased by $0.4 million; and (v) professional fees, which increased by $0.2 million. Interest expense, amortization of debt discount and deferred financing costs all relate to the Debentures, which had been issued by Holding in March 2007 and which were contributed to us in connection with the Exchange. As a result, after the Exchange Date, we no longer incurred any interest expense in connection with the Debentures. Also, the unamortized balance of the debt discount and deferred financing costs at June 30, 2007, of $2,002,299 and $1,944,152, respectively, will be charged as an expense in third quarter of 2007.

In addition, for the six months ended June 30, 2007, we had a net interest expense of $0.8 million, representing accrued interest on the debentures and amortization of the discount attributable to the Warrants and the beneficial conversion feature on the Debentures. We had no interest expense for the 2006 period.

2006 compared to 2005

Net Income

Net income for the year ended December 31, 2006 was $16.5 million compared to $4.5 million for the year ended December 31, 2005, representing an increase of $12.0 million, or 266%. This increase was due primarily to a $34.7 million increase in revenues offset by a $20.0 million increase in operating expenses, a $0.4 million increase in tax expense for the New York State and City Unincorporated Business Tax (“UBT”) and a $2.2 million charge for minority interest in the Fund, in which we have a 5.0% interest but which we were required to consolidate in 2006 under U.S. generally applicable accounting principles. As a percentage of revenues, 2006 net income was 27.4% compared to 15.4% for 2005.

Revenues

Revenues in 2006 increased by $34.7 million, or 118%, to $64.0 million from $29.3 million in 2005. We believe this increase in revenues is based on the fact that we are a young company operating in a business environment that presents many opportunities for growth and expansion. In 2006 we added a number of senior managing directors and other professionals, including investment bankers, sales traders and institutional sales people, to help us identify and exploit these opportunities. In addition, we believe that our marketing efforts, particularly the life science conferences and some of our other investments in branding and intellectual property, have helped us generate new business opportunities. We believe these factors will continue to impact our growth.

Investment banking revenues for the year ended December 31, 2006 were $43.0 million compared to $17.9 million for the year ended December 31, 2005, representing an increase of $25.1 million, or 141%. In 2006, $42.2 million of investment banking revenues constituted placement agent or underwriting fees and $0.8 million constituted strategic advisory fees. In 2005, $17.8 million of investment banking revenues constituted placement agent or underwriting fees and $0.1 million constituted strategic advisory fees. In 2006, we were the sole or lead manager in connection with 41 financing transactions, which raised an aggregate of $921 million. In 2005, we were the sole or lead manager in connection with 18 financing transactions, which raised an aggregate of $250 million. In 2006, our ten largest fee-paying clients constituted 55% of our investment banking revenues and we had one client that individually constituted 16% of our investment banking revenues. In 2005, our ten largest fee-paying clients constituted 71% of our investment banking revenues and we had one client that individually constituted 18% of our investment banking revenues.

The increase in investment banking revenues was attributable to both an increase in the number of financing transactions in 2006 compared to 2005 and an increase in the size of those transactions. In 2006, we earned investment banking revenues from 75 different clients compared to 34 clients in 2005; 63 of the 2006 clients did not produce any fees for us in 2005. In addition, in 2006 we successfully expanded our investment banking platform to other industry sectors. For 2006, 60.0% of our investment banking revenues was derived from clients in the life science sector compared to 82.0% in 2005.

Principal transaction revenues for the year ended December 31, 2006 were $11.5 million compared to $1.2 million for the year ended December 31, 2005, an increase of $10.3 million. This increase is due in part to the fact that the operations of the Fund were consolidated with our operations in 2006 but not in 2005. Of the $11.5 million in principal transaction revenues, $2.7 million was attributable to the Fund. The balance of the increase reflects our revenue growth, since a portion of our placement agent fee is in the form of securities, and the increase in the value of securities held at the beginning of the year. At December 31, 2006 and 2005, we held $19.1 million and $2.5 million, respectively, of marketable and non-marketable securities. Of the $19.1 million of securities held at December 31, 2006, $4.9 million was held by the Fund.

Gain realized from the sale of securities in 2006 was $1.9 million compared to $6.2 million in 2005. 87.0% of the gain realized in 2005 was attributable to the liquidation of our position in a company for which we had previously acted as placement agent in connection with an $8.0 million financing transaction.

We earned commissions of $5.2 million for the year ended December 31, 2006 compared to $2.4 million for the year ended December 31, 2005, an increase of $2.8 million, or 117%. The increase is attributable to the performance of newly hired employees, the strength of the capital markets and higher trading volume, which is due in part to increasing investor interest in our research products. Commission revenue was offset in part by clearance and execution charges of $0.2 million in 2006 and $0.3 million in 2005.

Conference fees and other revenues for the year ended December 31, 2006 totaled $2.3 million compared to $1.6 million for the year ended December 31, 2005, an increase of $0.7 million, or 43.0%. Conference fees in 2006 were $2.1 million and other revenue, interest and dividends, was $0.2 million. For 2005, conference fees were $1.5 million and other revenue was $0.1 million. The increase in conference revenue is attributable to the increase in the number of companies presenting at our conferences and an increase in the fee we charge presenters.

Expenses

Total expenses for 2006 were $44.4 million compared to $24.4 million for 2005, an increase of $20.0 million, or 82.0%. For 2006, total expenses constituted 69.4% of revenues compared to 83.3% for 2005. This decrease generally reflects the leverage we have extracted from an expansion of our operating platform as we continue to focus on growth.

Employee compensation and benefits for the year ended December 31, 2006 totaled $26.8 million compared to $15.3 million for the year ended December 31, 2005, an increase of $11.5 million, or 75%. For 2006, the ratio of employee compensation and benefits, as reported, to total revenues was 41.9% compared to 52.5% for 2005. The 2006 amount does not take into account $7.7 million representing prior year’s profits distributed to three of our senior executives, Michael Vasinkevich, John J. Borer III, and Edward Rubin, in 2007 in their capacity as members of Holding. The increase in employee compensation and benefits is due primarily to larger payout commitments to senior managing directors hired in 2006 and is directly related to the 118.6% increase in revenues from 2005 to 2006. The 2006 amount also reflects $0.4 million of non-cash employee compensation and benefits related to the grant of options to those senior managing directors. Finally, the increase is also attributable to an increase in the number of employees. At December 31, 2006, we employed a total of 95 people compared to 58 at December 31, 2005.

For the year ended December 31, 2006, other operating expenses totaled $17.6 million compared to $9.0 million for 2005, an increase of $8.6 million or 96.0%. Other operating expenses as a percentage of revenues for the year ended December 31, 2006 was 27.5% compared to 30.8% in 2005. The increase in other operating expenses was primarily attributable to significant increases in professional fees and costs related to our conferences, communications and information services, advertising and brokerage and trade execution. In the case of professional fees, which increased to $6.2 million from $1.5 million, $2.0 million is allocable to legal fees relating to litigation with a former employee and the related regulatory investigations. In addition, a portion of the increase is attributable to legal fees associated with the increased number of transactions. Conference expenses for 2006 were $4.7 million compared to $3.7 million in 2005. Business development expenses in 2006 were $1.9 million in 2006 compared to $0.8 million in 2005. We believe that both our conferences and our other business development activities have had a positive effect on our revenue growth. Communication and data processing expenses in 2006 were $1.5 million compared to $0.7 million in 2005. Occupancy and equipment leasing expenses in 2006 were $0.8 million compared to $0.4 million in 2005. Finally, depreciation expense in 2006 was $0.5 million compared to $0.2 million in 2005.

2005 compared to 2004

In April 2004, we changed our fiscal year from March 31 to December 31. As a result, our financial statements for fiscal 2004 only reflect nine months of operations — from April 1, 2004 through December 31, 2004.

Net Income

Net income for the year ended December 31, 2005 was $4.5 million after taking into account a charge of $0.4 million for the UBT and $0.02 million for minority interest. In comparison, net income for the nine months ended December 31, 2004 was $0.3 million. This increase was attributable to an increase in revenues of $8.4 million offset by an increase in expenses of $3.8 million. As a percentage of revenue, net income in 2005 was 15.4% compared to 1.3% for 2004.

Revenues

Revenues increased by $8.4 million, or 40.2%, to $29.3 million in 2005 from $20.9 million for the nine months ended December 31, 2004. We believe that the increase in revenues in 2005 reflects our increased marketing efforts, particularly the life science conferences, and some of our other investments in branding and intellectual property in 2004 and 2003.

Investment banking revenues for the year ended December 31, 2005 were $17.9 million compared to $16.7 million for the nine months ended December 31, 2004, representing an increase of $1.2 million, or 7.2%. For 2005 and 2004, investment banking revenues represented 61.1% and 79.8%, respectively, of total revenues. In 2005, $17.8 million of investment banking revenues constituted placement agent or underwriting fees and $0.1 million constituted strategic advisory fees. In the 2004 period, $16.5 million of investment banking revenues constituted placement agent or underwriting fees and $0.2 million constituted strategic advisory fees. In 2005, we were the sole or lead manager in connection with 18 financing transactions, which raised an aggregate of $250.0 million. In the 2004 period, we were the sole or lead manager in connection with 21 financing transactions, which raised an aggregate of $262.0 million. We earned investment banking revenues from 34 clients in 2005, compared to 38 clients in the 2004 period; 26 of the 2005 clients did not produce any fees for us in the 2004 period. In 2005, our ten largest fee-paying clients constituted 71% of our investment banking revenues and one client individually represented 18% of our investment banking revenues. In the 2004 period, our ten largest fee-paying clients constituted 61% of our investment banking revenues and one client individually represented 10% of our investment banking revenues. For 2005, 82.0% of our investment banking revenues was derived from clients in the life science sector compared to 78.0% in 2004.

Principal transaction revenues for the year ended December 31, 2005 were $1.2 million compared to $0.8 million for the nine month period ended December 31, 2004 reflecting an increase in the value of the warrants received in prior periods as compensation. For 2005, gains realized on sales of securities was $6.2 million. We had no such revenues in the 2004 period.

We earned commissions of $2.4 million for the year ended December 31, 2005 compared to $2.1 million for the year ended December 31, 2004, an increase of $0.3 million, or 14.3%. The increase in 2005 was primarily attributable to an increase in the volume of shares traded for our customers. Clearance and execution charges, which are directly related to trading activity, were $0.3 million in both 2005 and 2004.

Conference fees and other revenues for the year ended December 31, 2005 totaled $1.6 million compared to $1.2 million for the nine month period ended December 31, 2004, an increase of $0.4 million, or 33.0%. Conference fees in 2004 were $1.1 million and other revenues, interest and dividends, was $0.1 million. The increase in conference revenue is attributable to the increase in the number of companies presenting at the conferences and an increase in the fee we charge the presenters.

Expenses

Total expenses for 2005 were $24.4 million compared to $20.6 million for the nine month period ended December 31, 2004, an increase of $3.8 million, or 18.4%. For 2005, total expenses constituted 83.3% of total revenues compared to 98.6% for the nine months ended December 31, 2004.

Employee compensation and benefits for the year ended December 31, 2005 totaled $15.3 million compared to $14.4 million for the year ended December 31, 2004, an increase of $0.9 million, or 6.3%. However, as a percentage of total revenue, employee compensation and benefits in 2005 was 52.5% while in the 2004 period it was 69.1%. The 2005 percentage was lower because we had $6.2 million in realized gains, which had no associated compensation expense. In addition, the 2004 amount includes the entire amount of bonuses paid to our administrative staff for calendar year 2004 and a special distribution of profits in the amount of $4.2 million paid to our three senior executive officers. Excluding that special distribution, employee compensation and benefits for 2004 was 49.0% of total revenues. Also, the increase in employee compensation and benefits was driven, in part by the increase in number of employees from 40 at December 31, 2004, to 58 at December 31, 2005.

For the year ended December 31, 2005, other operating expenses totaled $9.0 million compared to $6.2 million for 2004, an increase of $2.8 million, or 45%. As a percentage of total revenues, other operating expenses for 2005 were 30.8% compared to 29.5%. Other operating expenses for the 2004 period include conference expenses of $3.0 million and professional fees of $1.0 million.

Pro Forma Information

Prior to the Exchange, Revere and RRCG owned 70% and 30%, respectively, of Holding and Holding, through an affiliate, owned 80% of Enthrust. As a result of the Exchange, RRCG became a wholly-owned subsidiary of Enthrust and Enthrust owns 70% of Holding directly and the other 30% through RRCG. Giving retroactive effect to the Exchange, on a pro forma combined basis, combining the operations of Holding, Enthrust and RRCG, our statement of income and comprehensive income is as follows:

	Six Months Ended June 30, 2007		Year Ended December 31, 2006
	(in thousands, except earnings per share and weighted number of shares data)
Revenues	$47,283		$63,958
Operating expenses	36,760		45,180

Operating income	10,523		18,778
Income taxes expense	899		6,775
Minority interest	261		2,187

Net income	9,363		9,816
Other comprehensive income	(1,002)		1,002

Comprehensive income	$8,361		$10,818

Earnings per share, basic and diluted	$0.37		$0.39

Weighted number of shares outstanding—basic and diluted	25,000,000	(1)	25,000,000	(1)

(1)	Does not take into account 750,000 shares of restricted common stock issued in September 2007.

The information in the table above reflects the following adjustments:

•	transaction costs of $800,000 relating to the Exchange;

•	eliminating Enthrust’s operating expenses of $54,943 for the six month period ended June 30, 2007 and $56,798 for the year ended December 31, 2006, and our minority interest in

Enthrust’s results of operations, in the amount of $13,266 for the year ended December 31, 2006;

•	eliminating $792,861 of interest expense, amortization of debt discount and deferred financing costs relating to the Debentures in the six month period ended June 30, 2007;

•

applying a 40% effective tax rate resulting in an income tax expense of $0.9 million and $6.8 million for the six month period ended June 30, 2007 and for the year ended December 31, 2006, respectively; and

•	eliminating RRCG’s income taxes benefit of $24,229 for the six month period ended June 30, 2007 and $268,000 for the year ended December 31, 2006.

Until the Exchange, we operated as a limited liability company, which is taxed as a partnership for federal and state income tax purposes. As such, we were not subject to federal or state income taxes, other than the UBT, and our members, Revere and RRCG, reported their allocable share of our income, gains, losses (if any) and deductions on their federal and state income tax returns in accordance with the Internal Revenue Code and the regulations promulgated thereunder as well as applicable state tax statutes and rules. In addition, RRCG elected to be taxed under subchapter “S” of the Internal Revenue Code as a result of which, it too was generally not subject to federal and state corporate income taxes. As a result of the Exchange we now operate as a “C” corporation and, as such, we are subject to federal and state corporate income taxes. Assuming the Exchange was consummated on January 1, 2006 and an effective tax rate of 40%, we would have recorded a tax expense of $6.8 million and net income and comprehensive income of $9.8 million and $10.8 million, respectively, for the year ended December 31, 2006. Assuming the Exchange was consummated on January 1, 2007 and an effective tax rate of 40%, we would have recorded a tax expense of $0.9 million and net income and comprehensive income of $9.4 million and $8.4 million, respectively, for the six month period ended June 30, 2007.

Our historical results do not reflect any costs associated with operating as a public company. We expect to incur increases in our operating costs associated with the regulatory and reporting requirements imposed by the SEC, the stock exchange on which our common stock is listed and for complying with the requirements of Section 404 of S-Ox. These costs include legal and accounting fees, consulting fees, stock exchange listing fees, printing and mailing costs, insurance and additional costs associated with hiring new financial, administrative and compliance personnel. We estimate that these additional costs will range from $1.0 million to $2.0 million per year.

Liquidity and Capital Resources

We have historically satisfied our capital and liquidity requirements through internally generated cash from operations. In addition, in March 2007, we completed a $20 million private placement to accredited investors (the “Private Placement”).

At June 30, 2007, we had liquid assets, consisting of cash and cash equivalents and due from clearing broker, of $33.2 million and working capital of $32.1 million. At December 31, 2006, we had liquid assets of $12.8 million and working capital of $24.2 million.

The timing of bonus and retention compensation payments to our employees and dividends to our stockholders may significantly affect our cash position and liquidity from period-to-period. While our employees are generally paid salaries on a semi-monthly basis during the year, bonus payments, which make up a significantly larger portion of total compensation, are generally paid quarterly, although in some cases are paid annually.

As a registered securities broker-dealer, we are subject to the net capital requirements of the SEC uniform net capital requirement rule described elsewhere in this prospectus. SEC regulations also provide that equity capital may not be withdrawn or cash dividends paid if certain minimum net capital requirements are not met. At June 30, 2007 and December 31, 2006, we had excess net capital of $9.1 million and $1.0 million, respectively. Regulatory net capital requirements change based on investment and underwriting activities.

Because of the nature of settlement transactions in our investment banking and brokerage business, we regularly monitor our liquidity position, including our cash and net capital positions. We believe that our current level of equity capital, combined with funds anticipated to be provided by operating activities will be adequate to meet our liquidity and regulatory capital requirements for at least the next 12 months.

Cash Flows

June 30, 2007. For the six months ended June 30, 2007, we had a net increase in cash and cash equivalents of $17.4 million. Operating activities provided cash of $9.0 million and financing activities provided cash of $8.5 million. The primary components of cash provided by operations were: (i) net income of $10.0 million; and (ii) an increase in operating payables of approximately $6.3 million, offset by: (i) a realized gain on available for sale investments of $1.0 million; and (ii) an increase in “due from clearing broker” and “private placement and other fees receivables” of approximately of $6.4 million. Cash provided by financing activity constituted $20.0 million of gross proceeds from the Private Placement and a $2.0 million contribution by minority owners of subsidiary offset by $12.5 million of distributions to members and $1.0 million of deferred financing costs related to the Private Placement. Our cash and cash equivalents were $27.7 million at June 30, 2007.

December 31, 2006. For the year ended December 31, 2006, we had a net increase in cash and cash equivalents of $8.4 million. This increase was attributable to operating activities, which provided cash of $13.6 million, offset by cash used in investing activities of $0.8 million and cash used in financing activities of $4.4 million. The primary components of cash provided by operating activities included: (a) net income of $16.5 million, depreciation of $0.5 million, minority interest of $2.2 million, deferred tax expense of $0.3 million and stock-based compensation of $0.4 million; (b) a decrease in prepaid expenses of $0.6 million; and (c) increases in accrued compensation expense payable of $6.5 million, accounts payable and accrued expenses of $2.0 million, and income taxes payable of $0.4 million; offset by (d) increases in securities owned of $2.5 million, private placement fees receivable of $1.9 million and due from clearing broker of $1.8 million; and (e) a decrease in conference deposits of $0.1 million. Cash used in investing activities included $0.7 million for purchases of property and equipment and $0.06 million to purchase a non-operating reporting company for use in connection with a future financing transaction. Cash used in financing activities included distributions to owners. Our cash and cash equivalents at year-end were $10.4 million.

December 31, 2005. For the year ended December 31, 2005, we had a net decrease in cash and cash equivalents of $2.8 million. This decrease was attributable to operating activities, which used cash of $0.4 million, investing activities, which used cash of $2.0 million, and financing activities, which used cash of $0.3 million. The primary components of cash used in operating activities included: (a) net income of $4.5 million and depreciation of $0.2 million; (b) an increase in conference deposits of $0.3 million; and (c) a decrease in private placement and other fees receivable of $1.6 million; offset by (d) increases in securities owned of $1.2 million, prepaid expenses of $0.7 million, due from clearing broker of $0.4 million; and (e) decreases in accrued compensation expense payable of $4.3 million, and accounts payable and accrued expenses of $0.3 million. Cash used in investing activities included $1.2 million for purchases of property and equipment and $0.8 to purchase two non- operating reporting companies for use in connection with future financing transactions. Cash used in financing activities included distributions to owners. Our cash and cash equivalents at year-end were $2.0 million.

December 31, 2004. For the nine months ended December 31, 2004, we had a net decrease in cash and cash equivalents of $1.4 million. This decrease was attributable to operating activities, which used cash of $0.9 million and investing activities, which used cash of $0.4 million. The primary components of cash used in operating activities included: (a) net income of $0.3 million; (b) increases in accounts payable and accrued expenses of $0.5 million and accrued compensation expense payable of $0.6 million; (c) a decrease in amounts due from clearing broker of $0.5 million; offset by (d) increases in securities owned of $0.6 million, private placement fees receivable of $1.0 million; and (e) decreases in distributions due to members of $0.7 million, securities sold but not yet purchased of $0.2 million and conference deposits of $0.3 million. Cash used in investing activities included $0.2 million for purchases of property and equipment and $0.3 million to purchase other assets, including intellectual property. Cash used in financing activities included distributions to owners. Our cash and cash equivalents at year-end were $4.7 million.

Contractual Obligations

Our commitments and contingencies include: (i) a real property lease; (ii) employment agreements; and (iii) equipment leases. Our principal offices are located at 1270 Avenue of the Americas, New York, New York where we lease the entire 16th floor. The lease expires in July 2008. We are exploring options for leasing new office space in New York City.

The following table sets forth information relating to our contractual obligations as of June 30, 2007:

	Payment Due by Period
	After	2009	2008	2007	Total
	(in thousands)
Operating lease obligations	$—	$31.8	$234.2	$192.7	$458.7
Other	4.2	8.2	8.8	9.8	31.0

Total	$4.2	$40.0	$243.0	$202.5	$489.7

The following table sets forth information relating to our contractual obligations as of December 31, 2006:

	Payment Due by Period
	After	2009	2008	2007	Total
	(in thousands)
Operating lease obligations	$—	$31.8	$234.2	$749.4	$1,015.4
Other	4.2	8.2	8.8	16.8	38.0

Total	$4.2	$40.0	$243.0	$766.2	$1,053.4

Market Risk

Market risk represents the risk of loss that may result from the change in value of a financial instrument due to fluctuations in its market price. Market risk is inherent in all financial instruments. Market risk may be exacerbated in times of trading illiquidity when market participants refrain from transacting in normal quantities and/or at normal bid–offer spreads. Our exposure to market risk is directly related to our role as a financial intermediary in customer trading and to our market-making and investment activities.

We trade in equity securities as an active participant in both listed and OTC equity markets. We maintain securities in inventory to facilitate our market-making activities and customer order flow. Although we do not engage in proprietary trading, we may use a variety of risk management techniques and hedging strategies in the ordinary course of our trading business, including establishing position limits by product type and industry sector, closely monitoring inventory turnover, maintaining long and short positions in related securities, and using exchange–traded equity options and other derivative instruments. We do not use derivatives for speculative purposes.

In connection with our trading business, management also reviews reports appropriate to the risk profile of specific trading activities. Typically, market conditions are evaluated and transaction details and securities positions are reviewed. These activities seek to ensure that trading strategies are within acceptable risk tolerance parameters, particularly when we commit our own capital to facilitate client trading. Our accounting department is actively involved in ensuring the integrity and clarity of the daily profit and loss statements, to the extent that we maintain trading positions for a period longer than one day. Activities include price verification procedures, position reconciliation and review of transaction booking. We believe that these procedures, which stress timely communications between our traders and senior management, are important elements of the risk management process.

Equity Price Risk

Equity price risk represents the potential loss in value due to adverse changes in the level or volatility of equity prices. We are exposed to equity price risk through our trading activities in both listed and OTC equity markets as well as our investment portfolio. We attempt to reduce the risk of loss inherent in our inventory of equity securities by establishing position limits and monitoring inventory turnover to mitigate our market risk profile.

Interest Rate Risk

Interest rate risk represents the potential loss from adverse changes in market interest rates. As we may hold U.S. Treasury securities and other fixed income securities as well as convertible debt securities and incur interest-sensitive liabilities from time to time, we are exposed to interest rate risk arising from changes in the level and volatility of interest rates and in the shape of the yield curve. Interest rate risk is managed through the use of short positions in U.S. government and corporate debt securities and other instruments.

Credit Risk

Our broker-dealer subsidiary places and executes customer orders. The orders are then settled by an unrelated clearing organization that maintains custody of customers’ securities and provides financing to customers.

Through indemnification provisions in our agreement with our clearing organization, customer activities may expose us to off-balance-sheet credit risk. We may be required to purchase or sell financial instruments at prevailing market prices in the event a customer fails to settle a trade on its original terms or in the event cash and securities in customer margin accounts are not sufficient to fully cover customer obligations. We seek to control the risks associated with brokerage services for our customers through customer screening and selection procedures as well as through requirements that customers maintain margin collateral in compliance with governmental and self-regulatory organization regulations and clearing organization policies.

Most of our cash is held in two depository institutions. Our accounts are insured by the U.S. government but only up to a maximum of $100,000 per account. Our cash balances vary from time to time based on a variety of factors but in most cases are significantly in excess of the insurable limit. As a result, we have exposure on these accounts in the event these financial institutions become insolvent.

Significant Accounting Policies

Our consolidated financial statements include the accounts of all of our wholly-owned and majority-owned subsidiaries. The consolidated financial statements also include the accounts of a limited partnership, i.e., the Fund, for which we are the general partner beginning January 1, 2006, in accordance with Emerging Issues Task Force Issue No. 04-5 “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights.” In accordance with Statement of Financial Accounting Standards No. 94, “Consolidation of All Majority-owned Subsidiaries—an amendment of ARB No. 51, with related amendments of APB Opinion No. 18 and ARB No. 43, Chapter 12,” all majority- owned subsidiaries have been consolidated beginning on the date the respective interest was acquired.

Interim Financial Statements

Our unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States for interim financial information. The unaudited condensed consolidated financial statements have been prepared on the same basis as the annual financial statements and reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the financial position and the results of its operations and the changes in members’ equity and cash flows.

Comprehensive Income

SFAS No. 130, “Reporting Comprehensive Income,” establishes standards for the reporting and presentation of comprehensive income and its components in the consolidated financial statements.

Valuation of Securities Owned—Marketable and Non-Marketable

Marketable securities consist of: (i) publicly traded unrestricted common stocks, which we have the intent and the ability to sell in the short term (“trading securities”); and (ii) publicly traded unrestricted common stocks, which we have the intent but not the ability to sell in the short term due to low volume or illiquidity (“available for sale securities”). Trading securities are valued at the closing price on the valuation date, with any realized and unrealized holding gains or losses reflected in the consolidated statements of income as realized gains on securities, net and principal transactions, net, respectively. Available for sale securities are valued at the closing price on the valuation date, with any unrealized holding gains or losses reflected as a component of accumulated other comprehensive income in the consolidated statements of members’ equity, and any realized gains or losses are reflected in the consolidated statements of income as realized gains on securities, net.

Non-marketable securities consist of: (i) non-tradable warrants exercisable into common stock of public companies (“non-tradable warrants”); (ii) restricted common stock in publicly held companies (“restricted securities”); (iii) common stock and preferred stock in privately held companies and interests in partnerships, where we have less than a 20% voting interest and no significant influence (“securities in privately-held entities”); and (iv) convertible notes and notes receivables in privately held companies (“debt securities in privately-held companies”). Non-tradable warrants are valued at intrinsic value based on the closing price at the date of the valuation, as we have the intent and the ability to exercise and sell in the short term, at the closing price. Restricted securities, securities in privately-held entities and debt securities in privately-held companies are carried at cost. Any realized and unrealized holding gains or losses derived from non-marketable securities are reflected in the consolidated statements of income as realized gains on securities, net and principal transactions, net, respectively. Interest on debt securities in privately-held companies is included in the consolidated statements of income and comprehensive income as other income. We account for gains and losses on the sale of marketable and non-marketable securities under the specific identification method.

Investment in Affiliate

Investment in affiliate in which we own less than 20% of the voting rights but have significant influence is accounted under the equity method in accordance with APB Opinion No. 18. We record our share of the equity and income of the affiliate in the condensed consolidated financial statements.

Securities Transactions and Revenue Recognition

Proprietary securities transactions, gains and losses from the sale of securities owned, commission revenue and commission expense are recorded on a trade-date basis. Profit and loss arising from all securities transactions entered into for our account and for which we are at risk, are recorded on a trade-date basis.

Private placement fees arising from securities offerings in which R&R, our broker-dealer affiliate, acts as an underwriter or agent, along with fees earned from providing financial advisory services are recognized at the time the transaction is consummated. We recognize advisory fee revenue ratably over the terms of the related contracts.

Conference Revenue and Expenses

We receive conference deposits from presenters, which are recorded as a liability and then recognized as revenue when the conference is conducted. We also make advance payments for conference facilities, entertainment, and related costs which are recorded as prepaid expenses and then recognized when the conference is conducted.

Debt with Equity Instruments

We account for debt with equity instruments in accordance with the guidance provided by EITF 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments.” Accordingly, the aggregate purchase price is allocated to the debt and equity instruments based on their relative fair market values with an amount attributable to the relative fair value of the warrants being recorded as a debt discount on the debt instruments, such that the debt instruments are recorded on the consolidated statement of financial condition at a value, which is net of the value assigned to the equity instruments. The debt discount, which is credited to members’ equity, is accreted over the life of the debt instruments.

The fair value of the warrants is determined based on the Black-Scholes valuation model, which requires the input of highly subjective assumptions, including the expected share price volatility. Given the fact that Holding’s equity was not publicly traded, Holding developed an expected volatility figure based on a review of the historical volatilities, over a period of time equivalent to the expected life of these warrants, of similarly positioned publicly traded companies within its industry, during the early stages of their life as a publicly traded company.

In addition, based on the intrinsic value method, we recorded an additional debt discount, related to the beneficial conversion feature of the debt instruments, after taking into account the value of the equity instruments issued. This discount is accreted over the life of the debt instruments.

Income Taxes

Prior to the Exchange, Holding filed consolidated federal and combined New York State and New York City UBT returns. The members of Holding, PR and RRCG, were taxed on Holding’s federal and state taxable income. Accordingly, no provision or liability for federal or state income taxes has been included in Holding’s consolidated financial statements, except for the UBT.

Deferred tax assets and liabilities are determined based on the difference between the consolidated financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect for UBT purposes in the years in which the differences are expected to reverse. In addition, we also recognize deferred tax assets for future tax benefits, to the extent that realization of such benefits is more likely than not to occur.

In June 2006, the FASB issued Interpretation No. 48, “Accounting of Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109” (“FIN-48”). This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. This Interpretation is effective for fiscal years beginning after December 31, 2006. We adopted FIN-48 effective with our 2007 fiscal year. FIN-48 currently has no effect on our consolidated financial statements.

Use of Estimates

The preparation of financial statements is in conformity with U.S. generally accepted accounting principles, which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Stock-Based Compensation

Until January 1, 2006, we accounted for grants using the intrinsic value method, under which compensation cost related to grants of stock options and restricted stock is recorded to the extent that the exercise price of the option or the purchase price for the stock was less than the market value of the underlying shares on the date of grant. Any such compensation expense would have been recorded over the service or vesting period.

Effective January 1, 2006, we adopted the “modified prospective method” set forth in SFAS 123R for valuing stock-based compensation. Under the provisions of SFAS 123R, stock-based compensation cost is measured at the grant date based on the fair value of the award and the expense is recognized over the “requisite service period” which generally is the vesting period stipulated in the grant for all employees. Under the “modified prospective” method, compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS 123R for all share- based payments granted after the effective date and (b) based on the requirements of SFAS 123 for all awards granted to employees prior to the effective date of SFAS 123R that remain unvested on the effective date.

Registration Payment Arrangements

In December 2006, the FASB issued a Staff Position on EITF 00-19-2 “Accounting for Registration Payment Arrangements” (“FSP 00-19-2”). FSP 00-19-2 specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with SFAS No. 5, “Accounting for Contingencies” (“SFAS 5”). If the transfer of consideration under a registration payment arrangement is probable and can be reasonably estimated at inception, the contingent liability under the registration payment arrangement is included in the allocation of proceeds from the related financing transaction (or recorded subsequent to the inception of a prior financing transaction) using the measurement guidance in SFAS 5. FSP 00-19-2 was effective immediately for registration payment arrangements and the financial instruments subject to those arrangements that are entered into or modified subsequent to the issuance of FSP 00-19-2. For prior arrangements, FSP 00-19-2 is effective for financial statements issued for fiscal years beginning after December 15, 2006 and interim periods within those years. We adopted FSP 00-19-2 effective with our 2007 fiscal year. FSP 00-19-2 currently has no effect on our consolidated financial statements.

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. This standard applies under other accounting pronouncements that require or permit fair value measurements but does not require any new fair value measurements. SFAS No. 157 will become effective for us in 2008. We are in the process of evaluating the effect that the adoption of this standard will have on our consolidated financial statements.

In February 2007, the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). SFAS 159 provides companies with an option to report selected financial assets and liabilities at fair value and establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 is effective for fiscal years beginning after November 15, 2007. We are in the process of evaluating the effect that the adoption of this standard will have on our consolidated financial statements.

BUSINESS

Overview

We are a full service investment bank dedicated to providing investment banking services to companies that have significant recurring capital needs due to their growth and development strategies. We also provide research and sales and trading services to institutional investor clients that focus on those types of companies. Since 2003, we have been a leading investment banking firm to the biotechnology sector, a capital intensive market segment, as well as a leader in the PIPE (private investment in public equity) and RD (registered direct placements) transaction markets.

Through AcumenBioFin™, our division dedicated exclusively to the life science sector, we provide a broad range of investment banking services to biotechnology, specialty pharmaceutical, medical device and other companies operating in the life science sector. Our current business began in 2002 when we made the strategic decision to focus on the biotechnology sector and to build an integrated investment banking platform to service this sector. This was based, in part, on our belief that the biotechnology sector was underserved by the investment banking community as a result of: (i) consolidation, beginning in the 1990’s, of well-established middle market and boutique investment banks with and into larger financial institutions; and (ii) a significant downturn in capital market activity in the biotechnology sector beginning in 2001.

In furtherance of our strategy, we recruited investment bankers, research analysts, traders and institutional sales people with expertise in the biotechnology sector from other investment banks, from academia and from companies that operate in that sector. As a result, many members of our biotechnology “team” have PhDs or other advanced medical or scientific degrees. With this expertise, we have been able to better understand the potential performance of the products under development by, and the regulatory environment impacting, biotechnology companies and to evaluate general economic and business trends affecting those companies. We believe the experience and talent of our professionals enable us to deliver the specialized advice and differentiated services our clients demand, which has resulted in a significant amount of repeat business.

As we continued to expand our capital raising efforts for biotechnology companies, we concluded that many of the financing strategies and transaction structures that we have developed for companies in the biotechnology sector could be equally effective for companies operating in other sectors of the economy. Applying our financing know-how, understanding of the financing needs of capital intensive companies and appreciation of the concerns and goals of institutional investors that invest in such companies, we have begun to leverage our performance and reputation as a leading investment bank in the biotechnology sector to expand our product-based expertise and business reach to other sectors with similar financing needs. During the past 18 months we completed investment banking transactions for companies in the environmental services, business services, technology, security, oil and gas, retail and logistics sectors, in addition to continuing to grow our presence in the biotechnology sector.

History

The foundation for today’s Rodman & Renshaw was laid in 2002 when Michael Vasinkevich and Edward Rubin joined John J. Borer III and several of his colleagues from the original Rodman firm, who had acquired the “Rodman & Renshaw” name and certain related assets out of liquidation in 1998. Borer and his colleagues named their new firm Rodman & Renshaw in 1999. The original Rodman firm (which was also known as Rodman & Renshaw) was in operation from 1951 to 1998 and was put into liquidation in 1998 due to the financial weakness of its foreign owners. Today’s Rodman & Renshaw is a different corporate entity from the original Rodman firm and does not share any of its operating history. None of the information in this prospectus relates to any business operations conducted prior to 2002.

Competitive Strengths

We expect to maintain and expand our position in the biotechnology sector by continually leveraging our principal competitive strengths, which include the following:

Sector focus

We believe that our focus on the biotechnology sector is a competitive advantage. This focus manifests itself in the form of an integrated platform, including investment bankers, research analysts, traders and institutional sales people, all devoted to companies operating in the biotechnology sector. The team is made up of individuals who are all knowledgeable and, in some cases, experts in this area. We believe this specialization produces a combination of financial and technical expertise, allowing us to better understand and service the strategic and financing needs of our clients and deliver differentiated advice that our clients require and appreciate when addressing complex financing issues and making important strategic decisions. As a result, we have become a leading provider of investment banking services to companies in the biotechnology sector.

The biotechnology sector is highly visible, large, complex, technical and rapidly evolving. In addition, the sector is highly volatile and capital intensive due to the high cost of research and development activities and clinical trials. Because many companies in this sector are key drivers of innovation, growth and capital investment in the United States, the institutional investor community has earmarked a significant pool of investment capital for this sector.

Within the biotechnology sector, our strengths include:

Focus on financing transactions. We are corporate finance specialists and plan to continue to focus primarily on financing transactions. In particular, we have developed an expertise in PIPE and RD transactions. This expertise has been gained by our professionals through years of experience at R&R and at other financial institutions.

Development of innovative solutions. Our in-depth knowledge of the biotechnology sector enables us to develop financing strategies, transaction structures and financing instruments that simultaneously address issuers’ needs for capital and the investment community’s need to balance risk and reward.

Focused equity research. We believe that investors are looking for investment recommendations that are timely and differentiated. Our biotechnology research team (including eight PhDs and two medical doctors) focuses on uncovering market opportunities and on developing recommendations that will enhance our clients’ investment returns. We achieve this through proprietary research, including survey work, and building an extensive network of industry experts. Our investment recommendations are delivered to our institutional investor clients through our experienced sales and trading team. Our research professionals have established strong relationships with our clients through our commitment to knowledge leadership.

Industry leading conferences. Our investment conferences dedicated to the life science sector (with particular emphasis on biotechnology companies) are industry-leading events that bring together companies, institutional investors, business development executives and experts from the life science community. The conferences are designed to facilitate interactions of companies in the life science sector with potential investors and strategic partners. The conferences also provide an opportunity to exchange ideas and build relationships. Our life science conferences are an effective marketing tool for us and provide an opportunity for the participating companies and investors to build relationships.

Experienced professionals with deep knowledge and broad skills

We created an entrepreneurial, performance-oriented corporate culture that attracts professionals who share a reputation for sector expertise, strong execution skills and a history of successful transactions. We are led by a team of professionals with extensive track records of success in the biotechnology sector and with PIPE and RD financing transactions.

Strong client relationships

We place great emphasis on developing and nurturing long-term relationships with both issuers and investors, such as hedge funds, venture capital funds and private equity funds. This has expanded our distribution and placement capabilities, enabling us to raise significant amounts of capital for our company clients. We strive to build lasting relationships with clients by providing services appropriate to each stage of a company’s development. Our investment banking professionals have established relationships with senior executives at many of the companies and institutions that we target. We believe our strong client relationships are a result of the high level of service we provide. We provide our clients with frequent and consistent interaction with our senior professionals who are actively involved in all stages of our client engagements. This senior level of involvement enables us to apply our collective judgment and experience to achieve an optimal result in the context of a client’s objectives.

Established and respected brand

We believe the Rodman & Renshaw® brand name is well-recognized, highly-regarded and associated with knowledge leadership, especially in the biotechnology sector and the PIPE and RD transaction markets. In particular, we believe we are known for developing creative solutions to financial and strategic challenges and for sound execution of our clients’ transactions.

Market Opportunity

Based on the factors described below, we believe a significant opportunity exists for us to grow our various lines of business, expand our service offerings, attract new clients within the biotechnology sector and expand into new sectors.

Our focus on the biotechnology sector allows us to benefit from significant demand for the investment banking services that we provide.

In 2006, U.S. biotechnology companies raised over $23 billion in financing transactions. Having focused on this sector over an extended period of time, we are well positioned to further grow our corporate finance and strategic advisory business within the U.S. biotechnology sector. With additional resources to devote to this sector, we believe we can continue to grow our corporate finance and strategic advisory businesses as the market continues to grow. Companies in this sector require new capital on a regular basis to develop and fund new products and services, leading to repeat business opportunities. They also regularly evaluate their strategic alternatives. Investors in companies in this sector require investment research and brokerage services, which we believe will allow us to grow our equity research and sales and trading platforms. Focusing our research and sales and trading expertise on this sector enables us to deliver market insights and execution strength that further establishes our reputation as a leading investment bank to companies in this sector.

From January 1, 2003 through December 31, 2006, the aggregate gross proceeds of public offerings within the U.S. biotechnology sector totaled $4.1 billion. The aggregate gross proceeds of follow-on offerings for companies in the biotechnology sector in the United States during this period were $15.2 billion. The aggregate gross proceeds of PIPE and RD transactions for companies in the U.S. biotechnology sector during this period were $11.7 billion. From January 1, 2003 through December 31, 2006, merger and acquisition transaction value within the U.S. biotechnology sector totaled $66.4 billion.

We believe these trends will continue to drive the financing needs of companies in the biotechnology sector and will result in ongoing consolidation in the form of merger and acquisition transactions. Furthermore, we believe that the recent volatility in the U.S. capital markets presents potential opportunities for us. The recurring financing needs of our core client base generally require those clients to access the capital markets on a regular basis, not just opportunistically. Moreover, valuations and activity in the biotechnology sector, for which a large segment of our business could be seen to serve as a proxy, have been strong even through recent market volatility. Finally, we are not burdened with exposure to commercial paper or real estate risk, and hold no investments in structured products or vehicles that have undergone recent revaluations. As a result, we believe that both our key market sectors and our strong balance sheet leave us well positioned to drive continued growth.

Consolidation in the financial services industry has created an opportunity for us to grow our business.

The financial services industry has experienced substantial consolidation over the past 10 to 15 years. During this period, a number of growth-focused investment banks were acquired by larger financial institutions with broader platforms. We believe that large investment banks often under-serve clients considered to be “small-cap” or “mid-cap” companies, which has created a significant market opportunity for us to serve the specialized needs of these companies. We continue to work with these “small-cap” and “mid-cap” companies and aim to provide them with high quality services tailored to meet their needs for capital origination and strategic advisory services.

In addition, we believe many large investment banks have responded to margin pressure within their equity brokerage divisions by reducing research coverage, particularly for smaller companies, consolidating sales and trading services, and transitioning to a more commoditized brokerage model. We continue to provide strong sales and trading and research coverage on “small-cap” and “mid-cap” companies, providing investors in these companies with highly experienced research, sales and trading professionals.

The Biotechnology Sector

The biotechnology sector continues to experience significant growth. The U.S. biotechnology industry alone has grown from a $15 billion total market capitalization in 1986 to over $500 billion today. Currently, there are over 1,100 private and 330 publicly-traded biotechnology companies in the United States. It is estimated that the U.S. biotechnology sector generated more than $60 billion in revenue in 2006. Furthermore, projections estimate that within a decade, almost one out of every five dollars spent in the United States will be spent on healthcare. It is estimated that healthcare spending in the United States in 2006 exceeded $2 trillion and it is projected that this figure will increase to over $4 trillion by 2016. Today, approximately 45% of the American population has a chronic illness, which accounts for more than 75% of healthcare costs.

Currently, there are over 2,300 candidate drugs undergoing clinical trials or under review in the United States by the Food & Drug Administration. It takes approximately 10 to 15 years to bring a new drug to market from discovery, a process that has been estimated to cost, on average, $1.2 billion per drug. Most of the more than 1,450 U.S. biotechnology companies rely primarily on investment capital to fund their product development. Many of these companies have multiple products in different stages of development, each requiring its own funding support. In our experience, lack of access to funding is the primary reason biotechnology companies cannot bring more drug candidates into clinical (human) trials. With a high failure rate—of every 10,000 drugs in development, only 250 complete preclinical trials necessary to enter human testing and only one out of every five drugs that begin clinical trials eventually reaches the market—drug development is a high risk process.

Capital origination in the biotechnology sector has been strong over the past decade. From 1996 to 2006, $149.1 billion was raised by U.S. biotechnology companies. In 2006, U.S. biotechnology companies completed $23.5 billion of financing transactions, including venture capital investments, initial public offerings, follow-on offerings, and RD and PIPE transactions. In the first half of 2007, the value of U.S. biotechnology companies’ financing transactions was $10.9 billion.

The value of merger and acquisition transactions in the U.S. biotechnology sector was approximately $18.0 billion in 2006. As established pharmaceutical firms struggle with shrinking product pipelines and patent expirations, they are expected to look increasingly to emerging biotechnology companies to fill the innovation gap. It is expected that by the end of 2007, U.S. companies will lose $5.9 billion in current domestic drug sales to U.S. patent expirations. Internationally, it is estimated that over $80.0 billion of global “blockbuster” drugs will have lost U.S. patent protection from 2002 to 2007, underscoring the need for innovative replacement medicines.

Today, PIPE and RD financing transactions represent a key source of funding for publicly traded biotechnology companies. From January 1, 2003 through June 30, 2007, $13.8 billion was raised through PIPE and RD transactions in the biotechnology sector. In 2006 and the first six months of 2007, $3.6 billion and $2.1 billion, respectively, was raised through PIPE and RD transactions in the biotechnology sector. In recent years, we have played an important role in biotechnology financing, having helped raise more than 15% of the total amount generated from PIPE and RD financings in the biotechnology sector from January 1, 2003 to June 30, 2007. We believe that PIPE and RD financing transactions will continue to play a significant role in financing the biotechnology sector because the efficiency of these types of financings better meets the funding needs of biotechnology companies as compared to alternative financing methods.

PIPE and RD Financing Transactions

PIPE (Private Investment in Public Equity) and RD (Registered Direct Placements) financing transactions provide public companies with effective and viable alternatives to raising capital through public follow-on offerings. In a PIPE, a public reporting company sells unregistered securities to investors in a private placement transaction and obligates itself to file, and process to effectiveness, a registration statement with the SEC covering the resale of the securities by the investors within a specified period after the financing closes. The investors cannot sell the securities until the registration statement becomes effective, or an exemption from registration is available for the resale of the securities. In a RD, a public reporting company sells directly to investors securities that are covered by what is commonly referred to as a “shelf” registration statement (a registration statement that was previously declared effective by the SEC) in a financing transaction commonly referred to as a “shelf takedown.” Since these securities are issued pursuant to an effective registration statement, the investors can immediately resell them after the completion of the transaction. We believe that both PIPE and RD financing transactions offer the advantages of greater speed, lower cost and more efficient execution over public follow-on offerings.

Issuers use of these financing approaches as alternatives to public follow-on offerings has grown significantly in recent years. Since 2003 when the capital markets began to recover after the internet bubble, the number of PIPE and RD financing transactions and the amount of capital raised using them has increased every year. Sagient Research Systems, the leading provider of research, data, and analytics covering PIPE and RD financing transactions, and a widely quoted and used industry resource, publishes “PlacementTracker,” which aggregates PIPE and RD financing transactions together for the purposes of its league tables and other statistical data. The following statistical data related to PIPE and RD financing transactions is taken from PlacementTracker. In 2003, there were in the aggregate 882 PIPE and RD financing transactions completed raising more than $12.6 billion in the aggregate. In 2004, there were in the aggregate 1,270 PIPE and RD financing transactions completed raising more than $15.6 billion in the aggregate. In 2005, there were in the aggregate 1,304 PIPE and RD financing transactions completed raising more than $20.0 billion in the aggregate. The year 2006 was a record year during which there were in the aggregate 1,342 PIPE and RD financing transactions completed raising more than $28.2 billion in the aggregate. In the first six months of 2007, there were in the aggregate 645 PIPE and RD financing transactions completed raising more than $22.4 billion in the aggregate. The total amount raised in 2006 represented a 41% increase over the total amount raised in 2005 and the total amount raised in the first six months of 2007 represented a 38% increase over the total amount raised during the first six months of 2006.

We completed our first PIPE and RD financing transactions in 2002 and since then have become a leader in this space. The table below sets forth the number of PIPE and RD transactions completed by us and the aggregate amount raised by us in those transactions in each of 2003, 2004, 2005 and 2006 and the first quarter of 2007. The information in the table below is derived from data published by PlacementTracker.

Period	Number of Transactions	Dollars Raised (In millions)
2003	31	>$400
2004	38	>$590
2005	29	>$460
2006	45	>$850
2007 (through 6/30)	30	>$540

According to PlacementTracker, in each of calendar years 2003, 2005 and 2006 and in the first six months of 2007, we were the leading investment bank in terms of the aggregate number of PIPE and RD financing transactions completed and, in calendar year 2004, we were the number two investment bank in terms of the aggregate number of PIPE and RD financing transactions completed.

We believe there is a significant opportunity for continued growth in this space given issuers’ continuing desire to identify and pursue faster and less costly financing alternatives to traditional follow-on public offerings and institutional investors’ continuing interest in participating in these financing transactions.

Growth Strategy

Our primary business objective is to become a leading full-service investment banking firm for companies with significant and recurring capital needs across multiple sectors. We believe we can achieve this goal by continuing to exploit our competitive advantages — namely, our financing expertise, our reputation in, and knowledge of, the biotechnology sector, and our extensive contacts in key sectors of the investment and private equity communities. We further believe that as a public company with increased available capital, we will be better able to: (i) focus on growing our platform by adding new products to serve our existing clients; (ii) build new teams to focus on sectors of the economy, other than biotechnology that have similar financing needs; and (iii) hire professionals to supplement our existing staff. We intend to pursue this objective through the following strategies:

Expand our existing biotechnology sector platform

We believe that the biotechnology sector will continue to be a growth area for us, and, with our expertise and reputation, we are well-positioned to achieve a greater share of this market. First, in order to capitalize on our inherent advantages, we intend to increase our investment banking, sales and trading, and research capability in this sector by adding additional professionals to augment our existing team. Our intention is to grow our leading PIPE and RD transaction business, to pursue more follow-on and initial public offerings, to expand our merger and acquisition advisory services and to increase our focus on raising capital for private companies in the biotechnology sector. Second, we intend to nurture our relationships with those companies for which we have raised capital in the past and aggressively pursue relationships with other companies in the sector. Over 34% of our investment banking transactions in 2006 were executed on behalf of repeat clients. As we continue to expand the range of products we offer, we will seek to increase our share of the investment banking business of each of our existing clients. Third, we intend to continue to develop new financing products and create new transactional structures that will address the risks and rewards inherent in the sector. Finally, we intend to apply our capabilities to areas of the life science sector in addition to biotechnology. Certain other areas within the life science sector, such as specialty pharmaceuticals, medical devices and healthcare services, represent natural areas for expansion, particularly as we broaden our product capabilities. We believe these initiatives will provide opportunities to increase our revenues and expand our expertise in the overall life science sector.

Expand into new sectors

We intend to expand opportunistically into other sectors of the economy that have particular similarities with the biotechnology sector, including significant and on-going capital needs, highly technical expertise, high risk/high return operating environment and the presence of numerous innovative small and mid-size companies among larger companies. Such sectors may include one or more of the following: mining, energy, technology and business services.

Expand our existing merchant banking and asset management businesses

Our current merchant banking activity is limited to the following: (i) whenever possible, we take a portion of our fee in warrants in connection with finance transactions; (ii) we occasionally purchase securities in a finance transaction in which we are also acting as placement agent; and (iii) we obtain equity ownership in public “shell” companies, i.e., reporting companies that have no active trade or business and nominal assets, which we subsequently merge with operating private companies through reverse mergers or CAPs® (Collateralized Acquisition Pools®) arranged by us. We may expand our merchant banking activities in a number of ways, including: (i) making larger investments in companies for which we are acting as placement agent in connection with a financing transaction; (ii) making those investments on a more frequent basis; (iii) making bridge loans and providing other interim capital; (iv) financing a company ourselves or with a limited number of other institutional investors; and (v) increasing the number of “shell” companies that we own.

Our asset management business is currently conducted entirely through the Fund Manager, which manages the Fund. At June 30, 2007, the Fund had a net asset value of $8.5 million. We may increase the size of the Fund by opening it to outside investors and launch additional funds, including a life science sector focused fund. These initiatives may be carried out through in-house efforts, as in the case of the Fund, through the recruitment of a fund manager or by acquiring an existing asset management business.

Strategic acquisitions

Our growth strategy also contemplates expansion through strategic acquisitions. We may acquire teams of investment bankers or institutional salesman and traders in one or more of the sectors that we target or we may acquire an investment bank or financial advisory firm or other company in a complementary business or sector. In addition, our expansion strategy contemplates pursuing business opportunities outside of the United States. We already have raised capital for a number of foreign companies and have business contacts in Europe, Asia, Latin America and the Middle East.

In support of these strategies, we believe the following components will be critical:

Attract and retain the highest quality professionals

Our professionals are our most important asset, and it is their reputation, talent, integrity and dedication that result in our success. We offer a highly entrepreneurial culture with a strong, team- based approach that we believe is attractive to our employees. We have been successful in attracting and retaining key professionals and intend to continue to seek out top talent to further enhance and grow our business. Additionally, we believe that becoming a publicly traded company will further enable us to offer attractive performance-based incentives to talented professionals, which will aid in both our recruitment and retention of key employees.

Exploit strategic relationships

Our leading position in the biotechnology sector has enabled us to build an extensive network of relationships with venture capital funds, hedge funds and other institutional investors. In addition, through our ongoing expansion into other sectors, we have developed relationships with private equity funds. Our ability to consistently access these sources has led to increased deal flow, within and outside the biotechnology sector.

Be the preferred research and trading partner in our target sectors

We believe that our research and our sales and trading expertise can contribute to our growth. By leveraging senior research professionals who develop strong investment ideas and by dedicating highly experienced sales and trading professionals by sector, we intend to be the preferred research and trading partner in the biotechnology and other key sectors of the economy. We believe our institutional investor clients are aligning their resources by sector and are seeking to narrow the number of providers of research and trade execution. We intend to meet their specific research and trading requirements and believe that our focus and sector expertise will continue to make us a valued partner for our clients.

Our Business

Our business consists of: (a) investment banking, which includes corporate finance and strategic advisory services; (b) sales and trading; (c) research; (d) merchant banking; and (e) asset management.

Investment Banking

Our investment banking professionals focus on providing corporate finance and strategic advisory services to public and private companies. As of September 18, 2007, our investment banking group consisted of 18 senior investment bankers, including senior managing directors, managing directors, directors and senior vice presidents, who focus on originating, structuring and placing transactions. A significant majority of our investment banking revenues is earned from public companies with a market capitalization below $500 million. We believe the experience and talent of our professionals enable us to deliver the specialized advice and differentiated services our clients demand and to be innovative in our approach to addressing client needs.

Over the past five years, we established our position as one of the leading investment banks in the biotechnology sector. By devoting substantial resources to this sector, we acquired a comprehensive understanding of the challenges and demands that public and private biotechnology companies face in raising capital and completing strategic transactions. We believe the high levels of expertise and client trust we developed have been significant factors contributing to our growth and will allow us to generate significant repeat business.

Our investment bankers have been successful in establishing long-term relationships with the senior management of many companies operating in the biotechnology sector. We aim to provide these companies with capital origination services and strategic advice throughout their various stages of development. In turn, this has led to high levels of client loyalty and significant rates of repeat business. In 2006 and 2005, over 34% and 44%, respectively, of our investment banking transactions were executed with repeat clients. In the first six months of 2007 the percentage was 29%.

Corporate Finance

Our corporate finance efforts are principally focused on public and private equity products, including:

•

Private Investment in Public Equity, or “PIPE.” In these transactions, a publicly-traded reporting company sells unregistered securities of a class, and/or convertible or exchangeable for a class, that is already publicly traded. Generally, the issuer is obligated to register the securities within a specified period after the transaction closes.

•	Registered Direct Offerings, or “RD.” These transactions are direct placements of securities that have been registered under a “shelf” registration statement and, therefore, are immediately tradeable.

•

Private Placements. These transactions involve sales of unregistered securities. In most cases the issuer is a private company, although public companies can undertake private placements as well. The securities sold may be common or preferred equity, debt, convertible debt, or derivatives, such as warrants. The debt could be secured or unsecured, senior, mezzanine or subordinated. Many of these transactions involve units, which include more than one class of securities.

•

Public Offerings. These transactions involve securities that have been registered and that are listed or traded on an exchange. The offering may constitute an “initial public offering” by a private company or a “follow-on offering” by an existing public company.

Our banking professionals have developed a well-earned reputation for being responsive, creative, and effective in originating, structuring and executing these transactions. From January 1, 2003 through June 30, 2007, we completed 196 financing transactions. The aggregate amount raised in these financing transactions was $3.7 billion. In a large majority of these transactions we were the lead investment bank and in many of them we were the only investment bank. In addition, we are a recognized industry leader in PIPE and RD financing transactions. From January 1, 2003 through

June 30, 2007, we executed over 170 PIPE and RD financing transactions in the aggregate, which raised in excess of $3.0 billion in the aggregate.

We believe that we differentiate ourselves from our competitors by constantly striving to develop and deploy a variety of financial products and financing strategies that address the needs and concerns of both issuers and investors. For example, we coupled a PIPE financing transaction with a reverse merger of a private company into a reporting public “shell” company. We use this structure, successfully, as an alternative to the traditional underwritten public offering.

We have also developed a financial product that we call a Collateralized Acquisition Pool®, or CAP®, the proceeds of which are held in trust and released to the issuer upon meeting milestones or the closing of a suitable acquisition. The instrument is typically senior secured convertible debt convertible into the common equity of a publicly-traded company and carries warrant coverage. A CAP® is a flexible product that can be used to facilitate a targeted acquisition, and, as such, may function as an alternative to a Special Purpose Acquisition Corporation or it can be used as a source of working capital.

Our ongoing development of new products and financing structures provides issuers with financial flexibility, competitive cost, and increased access to capital, and enhances our reputation for presenting investors with attractive investment opportunities. We believe our innovation and creativity will continue to be a key driver in the growth of our business.

Strategic Advisory Services

We advise our clients in connection with mergers, acquisitions, dispositions and similar transactions. We are involved at each stage of these transactions, from initial structuring to final execution.

When we advise companies in connection with these types of corporate transactions, our services may include:

•	identifying and/or evaluating potential acquisition targets or acquirors;

•	providing valuation analyses;

•	evaluating and proposing financial and strategic alternatives;

•	rendering, if appropriate, fairness opinions;

•	providing advice regarding the timing, structure and pricing of a proposed transaction;

•	assisting in negotiating and closing a proposed transaction;

•	advising on the appropriate sale process; and

•	assisting in preparing an offering memorandum or other appropriate sales materials.

Sales and Trading

As of September 18, 2007, our sales and trading unit includes eight sales people, four sales traders and three traders. They focus on executing trades for institutional investor clients in the United States and Europe. Distributing proprietary research and investment ideas to institutional investor clients is a key factor in client generation. As of September 18, 2007, we were a market-maker for 215 stocks.

We believe institutional investors are becoming increasingly selective in identifying sources of investment and trading expertise. As these investors continue to realign their resources by sector, the premium they place on sector expertise is growing. As a result, we believe that the value they place on timely, focused, insightful, proprietary research and dedicated sales and trading professionals is growing.

Because of our determination to build a comprehensive investment banking platform dedicated to the biotechnology sector, we developed a level of knowledge and focus that differentiates our sales and trading capabilities from those of our competitors. Specializing in this sector enables our traders to provide strong execution because of our extensive understanding of institutional investor client interest in specific biotechnology companies. This sector expertise also allows our sales and trading professionals to better understand and service the needs of our clients and to create and maintain strong relationships with key institutional investor clients.

Our sales professionals provide our institutional investor clients with access to the management of companies outside the context of financing transactions. These meetings, commonly referred to as non-deal road shows, are highly valued by both our company and institutional investor clients. Non-deal road shows allow our issuer clients to increase their visibility with the institutional investor community while providing our institutional investor clients with the opportunity to further educate themselves on companies and industries through meetings with management. We believe our strong relationships with company management teams and our sector-focused approach provides us with significant access to management.

We also provide investors with extensive access to corporate management teams through our conferences focused on the life science sector (with particular emphasis on biotechnology companies). At our most recent Annual Healthcare Conference held in New York City in November 2006, we had 340 presenting companies and over 2,000 attendees and at our most recent Global Healthcare Conference held in Monaco in May 2007, we had 170 presenting companies and over 600 attendees. Our healthcare conferences emphasize “small-cap” and “mid-cap” companies working on the latest scientific and medical breakthroughs for debilitating illnesses that frequently do not have effective treatments, bring together company executives, scientists, industry specialists, venture capitalists and other institutional investors and feature company presentations, panel discussions and one-on-one meetings between company managements and investors. Expert panelists who appear at our conferences are drawn from our extensive network of industry experts developed by our professional staff over the course of their careers. Our investor clients recognize that our expert networks are comprised of many of the leading professionals in their respective fields.

Research

As of September 18, 2007, our research department includes seven senior analysts: four cover the biotechnology sector, one covers specialty pharmaceuticals, one covers technology and one covers industrial services. These senior analysts are supported by ten associate analysts. As of September 18, 2007, the research department covered 127 companies.

The goal of our research professionals is to provide institutional investor clients with timely, insightful and useful research and investment strategies. We work diligently to keep our institutional investor clients current on new opportunities in the biotechnology sector, new regulatory developments and other information necessary for successful investing. We believe the best recommendations we can make to investors are not only accurate, but also differentiated from or incremental to the collective opinion of other analysts and the investment community. Our differentiated approach to research focuses our experienced analysts’ efforts toward delivering specific investment ideas and de-emphasizes maintenance research, which we define as the collection and dissemination of available information without detailed analysis.

Merchant Banking

To date, our merchant banking efforts have been comprised primarily of making limited principal investments in several PIPE and RD financing transactions where we also acted as the placement agent, and obtaining equity ownership stakes in publicly-traded “shell” companies, i.e., reporting companies that have no active trade or business and nominal assets, that were subsequently merged with operating private companies through reverse mergers or CAPs® (Collateralized Acquisition Pools®) arranged by us.

Asset Management

We operate in asset management on a limited basis through the Fund Manager, which manages the Fund. More than half of the capital invested in the Fund was contributed by John J. Borer III, formerly our Chief Executive Officer and currently a Senior Managing Director and Head of Investment Banking, and members of his family. For the most recent five year period through June 30 2007, the Fund has shown a cumulative return, after fees and carried interest, of 145.9%

compared to returns of 97.8% and 95.6% percent, respectively, for the Russell 2000 Value Index and the S&P Small Cap 600 for the same period. The Fund’s net assets were approximately $8.5 million at June 30, 2007.

Risk Management and Compliance

Risk is an inherent part of our business. Global markets, by their nature, are prone to uncertainty and expose participants to a variety of risks. The principal risks we face are credit, market, liquidity, legal, reputation and operational risks. We consider risk management to be of paramount importance in our day-to-day operations. Consequently, we devote significant resources, including investments in personnel and technology, to the measurement, analysis and management of risk. While risk cannot be eliminated, we seek to mitigate it through a strong internal control environment, with multiple overlapping and reinforcing elements. We developed policies and procedures to identify, measure and monitor the risks involved in our sales and trading and investment banking activities. We apply sound practical judgment before transactions occur to ensure appropriate risk mitigation is in place. We accomplish this objective by allocating the use of capital to each of our business units, establishing trading limits and setting credit limits for individual counterparties.

The challenge is balancing risk versus return. Our objective is to achieve adequate returns from each of our business units commensurate with the risks inherent in those units. Nonetheless, the effectiveness of our approach to managing risks can never be completely assured. For example, unexpected large or rapid movements or disruptions in one or more markets or other unforeseen developments could have an adverse effect on our results of operations and financial condition. The consequences of these developments can include losses due to adverse changes in the value of our portfolio of securities held for investment and increases in our credit exposure to customers and trading counterparties and general systemic risk.

Competition

All aspects of our business are intensely competitive. Our competitors are other investment banks, brokerage firms, merchant banks and financial advisory firms. We consider our primary competitors to include the following firms:

Banc of America Securities, LLC	Lehman Brothers, Inc.
C.E. Unterberg, Towbin	Merriman Curhan Ford & Company
Canaccord Adams, Inc.	Oppenheimer & Co. Inc.
CIBC World Markets	Piper Jaffray & Co.
Cowen and Company, LLC	RBC Capital Markets, Inc.
Duetsche Bank Securities, Inc.	Roth Capital Partners, LLC
Jefferies & Company, Inc.	ThinkEquity Partners, LLC
Lazard Ltd.	Thomas Weisel Partners, LLC
Leerink Swann & Co.

In addition, as we continue to expand into new sectors, we are likely to face competition from other firms.

We compete on a national, regional and local level as well as on product and business-line bases. Some of our competitors have teams that specifically focus on the biotechnology sector, and some of them specialize in PIPE and/or RD transactions. We do not believe that any of our competitors have the same level of expertise as we do in both the biotechnology sector and with PIPE and RD financing transactions. Many of our competitors, however, have substantially greater capital and resources than we do and offer a broader range of financial products. We believe that the principal factors affecting competition in our business include client relationships, reputation, quality and price of our products and services, market focus and the experience of our professionals.

In recent years, there has been substantial consolidation and convergence among companies in the financial services industry, including among many of our former competitors. In particular, a number of large commercial banks have established or acquired broker-dealers or have merged with other financial institutions. Many of these firms have the ability to offer a broader range of products and services than we offer, including loans, deposit accounts, insurance and alternative investment strategies. Many of these firms also have more extensive investment banking services, which may enhance their competitive position. They also have the ability to support investment banking and securities products with commercial banking, insurance and other financial services revenue in an effort to gain market share, which could result in pricing pressure in our business. This trend toward consolidation and convergence has also significantly increased the capital base and geographic reach of our competitors.

In the investment banking industry, competition for the recruitment and retention of qualified professionals is also intense. Our ability to continue to compete effectively in our business will depend upon our continued ability to retain and motivate our existing professionals and attract new professionals.

Government Regulation

Our business, as well as the financial services industry generally, is subject to extensive regulation in the United States and elsewhere. As a matter of public policy, regulatory bodies in the United States and the rest of the world are charged with safeguarding the integrity of the securities and other financial markets and with protecting the interests of participants in those markets. In the United States, the SEC is the federal agency responsible for the administration of the federal securities laws. R&R, our wholly-owned subsidiary, is registered as a broker-dealer with the SEC and FINRA and in 23 states. Accordingly, R&R is subject to regulation and oversight by the SEC and FINRA, a self-regulatory organization, which is itself subject to oversight by the SEC and which adopts and enforces rules governing the conduct, and examines the activities, of its member firms. State securities regulators also have regulatory or oversight authority over R&R. Our business may also be subject to regulation by foreign governmental and regulatory bodies and self-regulatory authorities in other countries.

Broker-dealers are subject to regulations that cover all aspects of the securities business, including sales methods, trade practices among broker-dealers, use and safekeeping of customers’ funds and securities, capital structure, record-keeping, the financing of customers’ purchases and the conduct and qualifications of directors, officers and employees. In particular, as a registered broker- dealer and member of various self-regulatory organizations, R&R is subject to the SEC’s uniform net capital rule, Rule 15c3-1 of the Exchange Act, which specifies the minimum level of net capital a broker-dealer must maintain and also requires that a significant part of its assets be kept in relatively liquid form. The SEC and various self-regulatory organizations impose rules that require notification when net capital falls below certain predefined criteria, limit the ratio of subordinated debt to equity in the regulatory capital composition of a broker-dealer and constrain the ability of a broker-dealer to expand its business under certain circumstances. Additionally, the SEC’s uniform net capital rule imposes certain requirements that may have the effect of prohibiting a broker-dealer from distributing or withdrawing capital and requiring prior notice to the SEC for certain withdrawals of capital. The SEC has adopted rule amendments that establish alternative net capital requirements for broker-dealers that are part of a consolidated supervised entity. As a condition to its use of the alternative method, a broker-dealer’s ultimate holding company and affiliates (referred to collectively as a “consolidated supervised entity”) must consent to group-wide supervision and examination by the SEC. If we elect to become subject to the SEC’s group-wide supervision, we will be required to report to the SEC computations of our capital adequacy.

The research areas of investment banks have been and remain the subject of increased regulatory scrutiny. In 2002 and 2003, acting in part pursuant to a mandate contained in S-Ox, the SEC, the NYSE, NASDAQ and FINRA adopted rules imposing heightened restrictions on the interaction between equity research analysts and investment banking personnel at member securities firms. In addition, in 2003 and 2004, several securities firms in the United States reached a settlement with certain federal and state securities regulators and self-regulatory organizations to resolve investigations into their equity research analysts’ alleged conflicts of interest. Under this settlement, to which we were not a party, the firms have been subject to certain restrictions and undertakings. In addition, the settlement imposes restrictions on the interaction between research and investment banking departments, and these securities firms are required to fund the provision of independent research to their customers. In connection with the research settlement, the firms also subscribed to a voluntary initiative imposing restrictions on the allocation of shares in public offerings to executives and directors of public companies. The SEC has proposed amendments to Regulation M that would further affect the manner in which securities are distributed and allocated in registered public offerings, and FINRA has proposed similar rulemaking in this area. We cannot fully predict the practical effect that such restrictions or measures will have on our business. Furthermore, the SEC, the NYSE, NASDAQ and FINRA may, in the future, adopt additional and more stringent rules with respect to offering procedures and the management of conflicts of interest in the future.

The SEC has conducted studies with respect to “soft dollar” practices in the brokerage and asset management industries. In October 2005, the SEC proposed interpretive guidance regarding the scope of permitted brokerage and research services in connection with “soft dollar” practices. The SEC has indicated that it is considering additional rulemaking in this area, and we cannot predict the effect that additional rulemaking may have on our business.

The effort to combat money laundering and terrorist financing is a priority in government policy with respect to financial institutions. The USA PATRIOT Act of 2001 contains anti-money laundering and financial transparency laws and mandates the implementation of various regulations applicable to broker-dealers and other financial services companies, including standards for verifying client identification at account opening, and obligations to monitor client transactions and report suspicious activities. Through these and other provisions, the USA PATRIOT Act of 2001 seeks to promote the identification of parties that may be involved in terrorism or money laundering. Anti-money laundering laws outside the United States contain some similar provisions. The obligation of financial institutions, including us, to identify their customers, watch for and report suspicious transactions, respond to requests for information by regulatory authorities and law enforcement agencies, and share information with other financial institutions, has required the implementation and maintenance of internal practices, procedures and controls which have increased, and may continue to increase, our costs, and any failure with respect to our programs in this area could subject us to serious regulatory consequences, including substantial fines and, potentially, other liabilities.

Certain of our businesses are subject to compliance with laws and regulations of the United States, state governments, foreign governments and their respective agencies and/or various self- regulatory organizations or exchanges relating to the privacy of client information, and any failure to comply with these regulations could expose us to liability and/or reputational damage.

Additional legislation, changes in rules promulgated by the SEC and self-regulatory organizations or changes in the interpretation or enforcement of existing laws and rules, either in the United States or elsewhere, may directly affect the mode of our operation and profitability.

The United States and foreign government agencies and self-regulatory organizations, as well as state securities commissions in the United States, are empowered to conduct administrative proceedings that can result in censure, fine, the issuance of cease-and-desist orders or the suspension or expulsion of a broker-dealer or its directors, officers or employees.

Since March 2004, we have received inquiries, subpoenas and requests for production of documents from the SEC, FINRA and the Attorney General of the State of New York (“AG”) with respect to individual PIPE transactions in which we acted as placement agent. We have responded to each such inquiry, subpoena and request, and, to our best knowledge, our responses have been to the satisfaction of the inquiring party. We have never been advised by the SEC, FINRA or the AG that we are, or have been, a target in connection with any such inquiry or investigation in connection with our PIPE business, and we have no reason to believe that we are currently a target in connection with any such inquiry or investigation. We believe that these inquiries and investigations are consistent with the general regulatory scrutiny that PIPE transactions have been the subject of during this period.

During 2006 and 2007, we have received ongoing inquiries from FINRA relating to our participation in resale registration offerings that register securities placed in private placement financing transactions in which we acted as placement agent. The inquiries have focused on whether the offerings contemplated by such resale registration statements are subject to the filing requirements set forth in Rule 2710 of FINRA Conduct Rules (“Rule 2710”) and FINRA Notice to Members 88-101. A Rule 2710 filing seeks approval from FINRA as to the fairness of the compensation received, or to be received, by a member in a financing transaction covered by the rule. The rule generally covers a member that is “participating” in a public offering, the definition of which is currently the subject of industry discussion and debate. We have responded to each such inquiry, and to our best knowledge, such responses have been to the satisfaction of the inquiring party. We expect that FINRA may seek further information from us. We have never been advised by FINRA that we are, or were, a target in connection with any inquiry or investigation relating to Rule 2710.

Properties

Our corporate headquarters are located in New York City on the 16th floor at 1270 Avenue of the Americas, where we lease 16,700 square feet under a lease that expires in July 2008. We are exploring our options for leasing new office space in New York City. We also have offices in Boston, Massachusetts, and Great Neck, New York.

Employees

As of September 18, 2007, we had a total of 103 employees, of which all but four are based in our principal offices in New York City. All of our employees are full-time. We are not a party to any collective bargaining agreements and we have not had any work stoppages. We consider our relations with our employees to be good.

Legal Proceedings

We face significant legal risks in our businesses and, in recent years, the volume of claims and amount of damages sought in litigation and regulatory proceedings against investment banking firms have been increasing. These risks include potential liability under federal securities and other laws in connection with securities offerings and other transactions, as well as advice and opinions we may provide concerning strategic transactions. In addition, like most investment banking firms, we could be the subject of claims made by current and former employees arising out of their employment or termination of employment with us. These claims often relate to dissatisfaction with an employee’s bonus or separation payment, or involve allegations that the employee was the subject of some form of discrimination, retaliation or other unlawful employment practice.

The following constitute our material pending legal proceedings as of the date of this prospectus:

On or about October 18, 2006, we, as claimant, filed a statement of claim with FINRA against Matthew N. Murray (“Murray”), a former research analyst whom we terminated on March 2, 2006 for engaging in unprofessional conduct (Rodman & Renshaw, LLC v. Mathew N. Murray, FINRA Dispute Resolution Arbitration No. 06–04643). The petition at that time asserted claims for defamation, tortious interference with business relations, breach of fiduciary duty, conversion, breach of contract, and prima facie tort. In that proceeding, we seek compensatory damages against Murray of at least $10,000,000, plus punitive damages of at least $15,000,000, together with certain injunctive relief. The claims relate to wrongful activities allegedly undertaken by Murray.

On October 6, 2006, we and our senior officers filed an action (the “SDNY Action”) in the U.S. Federal District Court for the Southern District of New York (Rodman & Renshaw, LLC, John Borer, Edward Rubin, Michael Vasinkevich, and Wesley K. Clark v. Mathew N. Murray, U.S. District Court, Southern District of New York, 06 CV 8210 (WHP)), alleging various claims for trademark dilution, trademark infringement, cybersquatting, cyberpiracy, and false designation of origin as a result of various websites allegedly created by or at the instance of Murray using, among other things, the given names and surnames of certain of our principals and high ranking employees. The action, among other things, sought permanent injunctive relief restraining Murray from continuing the acts complained of, as well as compensatory and punitive damages, each in the amount of at least $10,000,000. On October 6, 2006, we and the other plaintiffs moved for a temporary restraining order and preliminary injunction seeking an order enjoining Murray from continuing to maintain the offending websites and directing that the sites be taken down and the domain names transferred to us and to the other plaintiffs. Murray signed an order on October 10, 2006, effectively agreeing to all of our demands, which document was so-ordered by the Court on October 11, 2006. On or about October 17, 2006, Murray filed an answer and counterclaims, which he amended on November 14, 2006, for breach of contract, defamation, and declaratory relief, seeking at least $1,000,000 each in compensatory damages and punitive damages in an amount to be determined at trial. Murray also alleges that he was promised an option to purchase two percent “of Rodman” for “book value.”

On or about November 17, 2006, the plaintiffs in the SDNY Action moved to sever and dismiss Murray’s counterclaims and Murray moved to stay and preliminarily enjoin the FINRA proceeding or, in the alternative, to stay the SDNY Action. The court heard oral argument on the motions on December 21, 2006, and issued an order dated December 22, 2006, declining to stay the FINRA proceeding; declining to sever and dismiss Murray’s counterclaims; and directing that the SDNY Action be stayed pending the full adjudication of FINRA proceeding.

On April 9, 2007, the statement of claim in the FINRA proceeding was amended to include the claims first set forth in the complaint in the SDNY Action and to include the individual plaintiffs in the SDNY Action as additional claimants in the FINRA proceeding. On May 24, 2007, Murray filed a motion to dismiss the amended statement of claim, as well as an answer and three counterclaims. Two of the counterclaims seek damages for breach of contract of at least $1.0 million dollars; the third counterclaim seeks damages for defamation of at least $1.0 million dollars, plus additional, but unspecified, compensatory and punitive damages, plus expungement of the Form U-5 that we filed in connection with Murray’s termination. Murray also seeks a declaration concerning his rights and our conduct in connection with the allegations in his answer and counterclaims and in connection with our right to adjudicate our claims in the arbitration. On August 2, 2007, claimants filed a reply to Murray’s counterclaims, an opposition to Murray’s motion to dismiss claimants’ amended statement of claim and a motion to dismiss two of Murray’s counterclaims (the counterclaim seeking damages for breach of contract in connection with Murray’s claim that he had been promised an option to purchase two percent “of Rodman” for “book value” and the counterclaim seeking damages for defamation) as well as his claims for declaratory relief. On or about August 31, 2007, Murray filed an opposition to claimants’ motion to dismiss his counterclaims and claims for declaratory relief, as well as a reply in further support of his motion to dismiss the amended statement of claim. Claimants expect to file their reply in further support of their motion to dismiss two of Murray’s counterclaims as well as his claims for declaratory relief by October 12, 2007. No date has been scheduled with respect to oral argument on the pending dismissal motions. The Panel has set hearing dates (for the FINRA arbitration proceeding) for May 6–8, 2008, inclusive, with additional hearing dates to be scheduled in the future.

The actions concerning Murray are at a preliminary stage, and although we believe that claimants will prevail on their claims and that they have meritorious defenses to Murray’s counterclaims, we are not in a position at this stage to predict or assess the likely outcome of these proceedings.

As a result of allegations by Mr. Murray that we terminated him in violation of NASD Rule 2711 (“Rule 2711”) and SEC Regulation AC (“Reg AC”) in retaliation for his desire to downgrade an issuer that he provided research coverage on, the Committee on Finance of the U.S. Senate (“SFC”) and the SEC commenced inquiries, the AG issued a subpoena and FINRA initiated an investigation.

The SFC, by letter dated May 25, 2006 from its former chairman, Senator Charles E. Grassley (“Grassley”), requested that our Chairman make himself available for an interview with Grassley’s staff and respond to certain questions in connection with Murray’s termination. By letter of the same date, Grassley, along with Senator Max Baucus, who was at that time the ranking member of the SFC, wrote to Christopher Cox, then chairman of the SEC, asking the SEC to conduct a “comprehensive and thorough examination” into our termination of Murray. Both the letter to us and the letter to Cox reference possible violations of Rule 2711 and Reg AC. We responded to the letter from Grassley and our Chairman voluntarily appeared for an interview by Grassley’s staff in July 2006. The last written correspondence from Grassley’s offices to us with respect to this matter occurred in September 2006. Neither former chairman Grassley nor the SFC has contacted us since that date, and the SFC has not, to our knowledge, issued any subpoena in connection with its inquiry.

By letter dated March 27, 2006, the SEC advised us that it was undertaking an inquiry of us and it requested that we produce documents in connection with that inquiry. Although the letter from the SEC does not specifically reference either Rule 2711 or Reg AC, the documents they requested and our counsel’s conversation with the SEC staff indicated that the focus of the inquiry was Mr. Murray’s allegations. We responded to the SEC inquiry and produced responsive documents to the SEC. In addition, we produced our chief compliance officer for an interview at the SEC.

By letter dated April 18, 2007, the SEC advised us that its inquiry had been terminated and that no enforcement action had been recommended.

On or about July 7, 2006, the AG served us with a subpoena containing a number of requests for information and documents concerning, among other things, the termination of Murray. The subpoena does not specifically reference either Rule 2711 or Reg AC. We produced documents and information responsive to the subpoena (including all of the documents that we also had previously provided to the SEC). To our knowledge, the AG has not interviewed any of our employees and we have not received any communication from the AG since the end of August 2006.

By letter dated April 10, 2006, FINRA advised us that it was reviewing matters related to the circumstances surrounding the termination of Mr. Murray and requested that we produce documents in connection with that review. By letter dated April 11, 2006, FINRA withdrew its request to avoid regulatory duplication upon learning that the SEC was also reviewing the same events. By letter dated May 1, 2007, following the SEC’s termination of its inquiry and in connection with its own investigation, FINRA requested the production of certain information and documentation. We have produced all information and documentation responsive to the May 1, 2007 letter. Subsequently, by letter dated July 24, 2007, FINRA requested additional information and documentation. We produced all information and documentation responsive to the July 24, 2007 letter. By letter dated August 6, 2007, FINRA requested the interviews of certain employees of R&R, our broker-dealer affiliate, and we intend to cooperate fully with FINRA, including with respect to those interviews.

MANAGEMENT

Set forth below is information concerning our directors, director-nominees, senior executive officers and other key employees.

Name	Age	Titles
Officers and Directors:
Wesley K. Clark	62	Chairman and Director
Michael Vasinkevich	40	Vice Chairman and Director
Michael Lacovara	43	Chief Executive Officer (Principal Executive Officer) and Director
Edward Rubin	40	President and Director
John J. Borer III	50	Senior Managing Director, Head of Investment Banking and Director
Thomas Pinou	47	Chief Financial Officer (Principal Accounting Officer)
Jennifer Clarke	42	Secretary and General Counsel
John W. Chambers	45	President of AcumenBioFin Division and Senior Managing Director — Investment Banking
Matthew Geller, Ph.D.	59	Senior Managing Director — Investment Banking
Sam Dryden	57	Director
Richard Cohen	55	Director
Winston Churchill	67	Director-nominee
Mark L. Friedman	59	Director-nominee
Key Employees:
F. Alger Boyer	38	Managing Director — Institutional Sales
William A. Iommi	57	Chief Compliance Officer
Michael G. King, Jr.	46	Managing Director and Director of Research

Executive officers are appointed by, and serve at the pleasure of, the Board of Directors. A brief biography of each director, executive officer, director-nominee and other key employee follows.

Wesley K. Clark. General Clark was appointed Chairman on the Exchange Date and became a director on July 22, 2007. He was appointed chairman of Holding in January 2006. He is chairman and chief executive officer of Wesley K. Clark & Associates, a strategic advisory firm he founded in March 2003. From June 2000 through March 2003, General Clark was a managing director at Stephens, Inc., an investment banking firm based in Arkansas. From June 1966 through June 2000, General Clark served in the U.S. Army where he held numerous staff and command positions and rose to the rank of 4-star general. He served as NATO Supreme Allied Commander and Commander in Chief of the U.S.-European Command from July 1997 through May 2000. In August 2000, General Clark was awarded the Presidential Medal of Freedom, the United States’ highest civilian honor. General Clark graduated from the United States Military Academy at West Point in 1966. He received a Masters in Philosophy, Politics and Economics from Oxford University where he was a Rhodes Scholar from 1966 to 1968.

Michael Vasinkevich. Mr. Vasinkevich was appointed Vice Chairman on the Exchange Date and became a director on July 22, 2007. He was appointed vice chairman of Holding in May 2007. He joined us in July 2002 as senior managing director and was appointed a director of R&R, our broker-dealer affiliate, in 2006 and a director of Holding in 2004. From August 1999 through May 2002, Mr. Vasinkevich was a managing director at Ladenburg Thalmann & Co. Inc., and for the last 11 months of his tenure there he was president of capital markets. From November 1998 through July 1999 he was the founder and managing director of Tandem Venture Partners, Ltd., a specialized financial advisory firm focusing on growth companies in the United States and Asia.

From June 1997 to November 1998, the firm from January 2005 through August 2007, he was the managing director of the structured finance group at Jesup & Lamont Securities Corp.

Michael Lacovara. Mr. Lacovara became our Chief Executive Officer, our principal executive officer, and a director in September 2007. Mr. Lacovara was a principal of Sandler O’Neill + Partners, L.P. from February 2004 through August 2007 and the co-chief operating officer of the firm from January 2005 through August 2007. Sandler O’Neill + Partners, L.P. is a full-service investment bank focused on serving financial services companies and the representatives of the several underwriters of this offering. Mr. Lacovara resigned from his positions at Sandler in anticipation of assuming his responsibilities with us. From October 1989 through December 1996, Mr. Lacovara was an associate at, and from January 1997 through January 2004 a member of, the law firm of Sullivan & Cromwell, LLP, where he represented a variety of financial services and technology firms and served as trial counsel to Microsoft Corporation in United States v. Microsoft. Mr. Lacovara received his bachelor’s degree in 1984, summa cum laude, from the University of Pennsylvania, where he was elected to the Phi Beta Kappa Society. He was selected to study at Cambridge University on a Thouron Fellowship, receiving a master’s degree in international relations in 1985. He also earned a law degree, cum laude, from Harvard Law School in 1988.

Edward Rubin. Mr. Rubin was appointed President and became a director on July 10, 2007. He was appointed president of Holding in May 2007. He originally joined Holding in June 2002 as a senior managing director. He has served as President of R&R from September 2006, as a director of R&R since 2006 and as a director of Holding since 2004. From August 1999 through May 2002, Mr. Rubin was a director, corporate finance with Ladenburg Thalmann & Co. Inc. From November 1998 through July 1999, he was the founder and executive vice president of Tandem Venture Partners, Ltd., a specialized financial advisory firm focusing on growth companies in the United States and Asia. From July 1998 to November 1998, he was a vice president in the structured finance group at Jesup & Lamont Securities Corp. From November 1995 through December 1997, Mr. Rubin was assistant general counsel for NCH Capital, an investment fund specializing in investments in Eastern Europe and the former Soviet Union. From September 1993 through November 1995, Mr. Rubin was an associate in two law firms in New York, Friedman & Kaplan and Coudert Brothers. Mr. Rubin received his B.A. in political science from Bernard M. Baruch College in 1989 and his J.D. from New York University School of Law in 1993.

John J. Borer III. Mr. Borer became a director on July 22, 2007 and a Senior Managing Director and Head of Investment Banking in September 2007 when Mr. Lacovara became Chief Executive Officer. Mr. Borer had been our Chief Executive Officer since the Exchange Date. Mr. Borer was appointed chief executive officer of Holding in May 2007. He also served as a director of Holding since April 2004 and a director of R&R since 2002. From 1998 through 2006 he was a senior managing director and the president of R&R. From 1991 through 1998, Mr. Borer was a managing director and head of investment banking at the broker-dealer affiliate of the original Rodman & Renshaw firm. From 1984 through 1991, Mr. Borer was senior vice president and investment manager in the new business development office of Security Pacific Business Credit Inc. From 1979 through 1984, he served as a vice president and business development officer with Barclays American Business Credit in its Los Angeles office. Mr. Borer received his B.S. in Agricultural Economics from the University of California at Davis in 1978 and his J.D. from Loyola Law School in Los Angeles in 1984.

Thomas Pinou. Mr. Pinou was appointed Chief Financial Officer, our principal accounting officer, on July 10, 2007. He was the chief financial officer of Holding since October 1998. From August 1996 to December 1997, he was the controller of the broker-dealer affiliate of the original Rodman & Renshaw firm, and in December 1997 was appointed chief financial officer of the original Rodman & Renshaw firm, a position he held until March 1998. From September 1991 to May 1996, Mr. Pinou was responsible for trading and syndicate accounting at Yamaichi Securities and Bankers Trust. Mr. Pinou received his B.B.A. from Pace University in 1982.

Jennifer Clarke. Ms. Clarke was appointed General Counsel and Secretary in August 2007. She had been general counsel of Rodman & Renshaw Holding, LLC and Rodman & Renshaw, LLC since May 2007. From June 2005 through May 2007, Ms. Clarke was a senior associate at the law firm of Schulte Roth & Zabel, LLP in New York City with their business transactions group. From April 2003 through June 2005, she was self-employed and established The Law Offices of Clarke & Associates, PLLC. From September 1996 through April 2003, Ms. Clarke was an associate at the law firm of Skadden, Arps, Slate, Meagher & Flom LLP in their M&A department. Ms. Clarke received her bachelor’s degree in 1987, cum laude, from Wellesley College, majoring in mathematics and French literature. Ms. Clarke earned her law degree, cum laude, from the Boston University School of Law in 1993. She is admitted to practice with the bars of the States of New York and New Jersey.

John W. Chambers. Mr. Chambers joined R&R in August 2006 as a Senior Managing Director — Investment Banking and was appointed President of our AcumenBioFin division in November 2006. From May 2005 through June 2006, he served as a managing director and senior biotechnology specialist at SG Cowen. From April 2002 through May 2005, Mr. Chambers was the managing director responsible for the biotechnology sector at Lehman Brothers. From November 1999 through March 2002, Mr. Chambers spearheaded the global biotechnology sector as a managing director at UBS. Mr. Chambers received his M.B.A. from Columbia Business School in 1988 and his B.S. in Mechanical Engineering from Union College in 1984.

Matthew Geller, PhD. Dr. Geller joined R&R in February 2006 as a Senior Managing Director — Investment Banking. From May 1994 through November 2005, he was managing director and senior biotechnology analyst at Oppenheimer & Co. and CIBC World Markets. Dr. Geller received his B.S. in Mathematics from Yale University in 1969, a Masters in Mathematics from the University of California, San Diego in 1971 and a Ph.D. in computer sciences from the University of California, Berkeley in 1975.

Sam Dryden. Mr. Dryden became a director on July 22, 2007. He had been appointed to the board of directors of Holding in March 2007. Since January 1, 2007, he has served as a managing director of Wolfensohn & Company, a corporate advisory and investment firm, where he focuses on private equity investments in biofuels and other alternative energies. He is currently the chief executive officer of Emergent Genetics, LLC, a life science investment holding company, a position he has held since April 2004. From January 1997 through June 2006, he served as chairman and chief executive officer of Emergent Genetics, Inc, an international biotechnology company. He founded and held executive positions with both, Agrigenetics Corporation, now part of Dow AgroSciences, and Big Stone Inc., a private venture-investment and development company, which participated in the founding of over a dozen life science companies. Mr. Dryden is an advisor to the World Bank regarding rural development strategy and a member of the Council on Foreign Relations where he serves on its Advisory Committee on Intellectual Property and American Competitiveness. Mr. Dryden received his B.A. from Emory University in 1973.

Richard M. Cohen. Mr. Cohen became a director in August 2007. Since 1996, he has been the President of Richard M. Cohen Consultants, a financial services consulting company that accepts engagements from public and private companies to assist with their corporate governance and corporate finance needs. Since 2003 Mr. Cohen has served as a director of Dune Energy, Inc., a publicly traded energy company (AMEX: DNE) for which he served as chief financial officer from November 2003 to April 2005. He is also currently serving as corporate secretary of Dune. Since February 2006, Mr. Cohen has served as a director of Helix Biomedix Inc. (OTCBB: HXBM.OB) and as the Chief Financial Officer of ABC Funding Inc. (OTCBB: AFDG.OB). Since July 2007, Mr. Cohen has served as a director of Universal Travel Group (OTCBB:UTVG.OB), which provides domestic and international air ticketing, hotel reservations, tourism services and freight forwarding services across China. From 1984 through 1992, Mr. Cohen was an investment banker at Henry Ansbacher, Furman Selz, where he specialized in mergers & acquisitions, public equity offerings, and restructurings. From 1980 through 1983, Mr. Cohen was a vice president of corporate development at Macmillan, Inc. Mr. Cohen is a certified public accountant (New York State). He received a B.S. from The University of Pennsylvania (Wharton) in 1973 and an M.B.A. from Stanford University in 1975.

Winston Churchill. Mr. Churchill will become a director on the date of this prospectus. He has served as the chairman of the board of Vector Intersect Security Acquisition Corp.

(OTCBB:VTRQ.OB), a “special purpose acquisition corporation,” since May 31, 2006. Since 1996, Mr. Churchill has been the managing general partner of SCP Partners, which manages several private equity and venture capital funds. From 1993 to the present he has been the co-chairman of CIP Capital Management, Inc., which manages a “small business investment company,” as defined by the National Association of Small Business Investment Companies. He is currently a director of Innovative Solutions and Support, a company engaged in the design, manufacture, and sale of flight information computers, flat panel displays, and monitoring systems; Amkor Technology, Inc., a subcontractor of semiconductor packaging and test services; Griffin Land & Nurseries, a real estate and landscape nursery business; and a number of private portfolio companies. Mr. Churchill received a BS in Physics, summa cum laude, from Fordham University in 1962, an MA in Economics from Oxford University, where he was a Rhodes Scholar, in 1964, and a JD from Yale Law School in 1967. He is a trustee of Georgetown University, Fordham University and Inmaculata University.

Mark L. Friedman. Mr. Friedman will become a director on the date of this prospectus. Since 2001, he has served as a managing partner of Constellation Investment Partners, LLC, a Florida based merchant-banking and special investment firm. In 2003, Mr. Friedman co-founded Onforce, Inc., an online marketplace for onsite technology services. Mr. Friedman was a partner of Shea & Gould, a national law firm, from 1982-1992 and also served as a member of its management committee. He previously served as a director of Allied Digital Technologies Corp. and of Disc Graphics, Inc., where he served as director and chairman of the audit committee. Mr. Friedman received his B.A. in history, magna cum laude, in 1970 and his J.D., cum laude, in 1973 from the University of Pennsylvania. He was elected to the Phi Beta Kappa Society and was Articles Editor of the University of Pennsylvania Law Review.

Set forth below are the biographies of our other key employees:

F. Alger Boyer. Mr. Boyer joined R&R in January 2006 as Managing Director — Institutional Sales & Trading. From August 2001 through December 2005, Mr. Boyer was an executive director and senior relationship salesman at CIBC World Markets. From January 1998 through June 2001, Mr. Boyer was an associate director of research at U.S. Bancorp Piper Jaffrey. Mr. Boyer received his B.S. in Anthropology from U.C. Berkeley in 1992.

William A. Iommi. Mr. Iommi is our Chief Compliance Officer. He originally joined R&R in October 2003 as chief compliance officer and is responsible for monitoring our businesses for compliance of securities regulations. From June 2003 through October 2003, he served as compliance manager at Goldstein Law Group. From November 2002 through June 2003, he served as chief compliance officer for Eagle Ridge Securities. From June 2000 through November 2002, he served as chief compliance officer of Sands Brothers, Ltd. From June 1993 through May 2000 he served as divisional compliance director (northeast) for Citigroup Salomon Smith Barney. From May 1989 through May 1993, he served as executive director of Trading Analysis and Inquiries at the AMEX. From May 1981 through April 1989, he served as manager of market surveillance services at the NYSE.

Michael G. King, Jr. Mr. King joined R&R in May 2005 as a managing director and senior biotechnology analyst. In January, 2006, he also became director of research. From June 2002 through May 2005, Mr. King was a managing director and senior equity research analyst in the Health Care Group at Banc of America Securities LLC where he covered the biotechnology sector for three years. From September 1998 through June 2002, Mr. King was a managing director and senior biotechnology analyst at Robertson Stephens. He served as a senior biotechnology analyst at Vector Securities from March 1996 through September 1998, and at Dillon, Read & Co. from November 1994 to March 1996. Mr. King received his B.B.A. with honors in finance from Bernard M. Baruch College in 1985.

Board Composition

Under our bylaws, the number of directors at any one time may not be less than one or more than eleven. The maximum number of directors at any one time may be increased by a vote of a majority of the directors then serving. Currently, the Board of Directors consists of seven members, two of whom qualify as “independent” under the rules and regulations of the SEC and NASDAQ. In addition, we have two director-nominees who will join on the date of the final prospectus who also qualify as “independent.” We plan to add two additional “independent” directors before the date of the final prospectus.

Our charter provides for the annual election of directors. At each annual meeting of stockholders, our directors will be elected for a one-year term and serve until their respective successors have been elected and qualified. It is anticipated that the Board of Directors will meet at least quarterly.

Family Relationships

None of the directors (including the prospective directors) or executive officers is related by blood, marriage or adoption.

Board Committees

The Board of Directors has the authority to appoint committees to perform certain management and administrative functions. The Board of Directors has established a Compensation Committee and intends to establish an Audit Committee and a Corporate Governance and Nominating Committee before the date of this prospectus. Each of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee will have three members, all of whom will qualify as “independent” under the rules and regulations of the SEC and NASDAQ.

Audit Committee. On or before the date of the final prospectus, we expect the Board of Directors to appoint Richard Cohen as the chairman of the Audit Committee. Mr. Cohen also qualifies as an “audit committee financial expert” within the meaning of the rules of the SEC and NASDAQ. The Audit Committee will review and report to the Board of Directors on our internal accounting and financial controls and on the accounting principles and auditing practices and procedures to be employed in preparing and reviewing our consolidated financial statements. The Audit Committee will also be responsible for engaging and overseeing our independent public auditors, the scope of the audit to be undertaken by such auditors and the pre-approval of any audit and permitted non-audit services provided by such auditors.

Compensation Committee. The current members of the Compensation Committee are Richard Cohen and Sam Dryden. On or before the date of the final prospectus, we expect the Board of Directors to appoint Mark L. Friedman chairman of the Compensation Committee. The Compensation Committee will review and, as it deems appropriate, recommend to the Board of Directors policies, practices and procedures relating to the compensation of the officers and other managerial employees, including the determination in its discretion of the amount of annual bonuses, if any, for our executive officers and other professionals, and the establishment and administration of employee benefit plans. The Compensation Committee will exercise all authority under our employee equity incentive plans and will advise and consult with our senior executives as may be requested regarding managerial personnel policies.

Corporate Governance and Nominating Committee. On or before the date of the final prospectus, we expect the Board of Directors to appoint Winston Churchill as chairman of the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee will identify and recommend nominees to the Board of Directors and oversee compliance with our corporate governance guidelines.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Board of Directors or Compensation Committee.

Director Compensation

Each member of the Board of Directors who is not an employee will receive as compensation for service on the Board: (i) an annual retainer of $20,000; (ii) $1,000 for each meeting of the Board of Directors attended either in person or telephonically; and (iii) an option to purchase 10,000 shares of common stock upon their initial election or appointment to the Board of Directors. The options will: (i) have an exercise price equal to the fair market value of a share of common stock on the date of grant; (ii) have a term of 10 years; and (iii) vest ratably in three equal annual installments beginning on the first anniversary of the date of grant. Non-employee directors will also receive $750 for each committee meeting attended either in person or telephonically. Finally, the committee chairman will receive an additional annual retainer as follows: (i) Audit Committee — $12,500; (ii) Compensation Committee — $7,500; and (iii) Corporate Governance and Nominating Committee — $5,000. Non-employee directors may also receive additional compensation for attending special meetings of the Board of Directors and such additional compensation may not be equal among the individual non-employee directors. Such additional compensation is intended to reflect special efforts of such board members. Board members will be reimbursed for reasonable travel expenses associated with attending any board or committee meetings.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Compensation Discussion and Analysis

Overview

Our executive compensation program is designed to incentivize our executive officers to effectively lead, manage and grow our business. Because the compensation of our executive officers plays an integral role in our success, our compensation programs are designed to attract, retain, and motivate top quality and effective executives and professionals. We refer to our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers during 2006 as our “named executive officers.”

A substantial portion of each named executive officer’s total compensation is variable and delivered on a pay-for-performance basis. We believe this model provides the greatest incentive to motivate management to achieve our business objectives. The executive compensation program provides compensation opportunities, contingent upon performance, that are competitive with practices of other similar investment banking firms. We are committed to utilizing the executive compensation program to maintain our ownership culture and to broaden executive ownership over time. We strongly believe that the cash and equity components of our compensation plans will align the interests of our named executive officers and other key employees with our stockholders and will promote the creation of long-term stockholder value.

The Compensation Committee has set a compensation and benefits expense target for the 2007 and 2008 fiscal years at 55% excluding equity-based compensation granted prior to September 30, 2007 and insurance premiums paid in respect of “key-man” life insurance policies for our benefit.

Determination of Compensation

In allocating compensation to our named executive officers, the primary emphasis, in addition to our performance, is on each individual’s contribution and business unit performance and on compensation recommendations of the Compensation Committee, which will have the primary responsibility and authority to determine and recommend the compensation of our named executive officers and other key employees. We may utilize third-party compensation consultants and surveys to provide industry data to better support our determination of the key elements of our named executive officer compensation programs. Compensation of our named executive officers will be determined by the Compensation Committee.

Compensation Components

The most significant components of the compensation program for our named executive officers in 2006 were base salary, cash bonuses and, to the extent applicable, profit allocations on membership interests. Beginning with the current fiscal year, the key components of our compensation program will be base salary, cash bonus and equity-based awards and we are targeting our total compensation and benefits expense, excluding equity-based compensation granted prior to September 30, 2007 and insurance premiums paid in respect of “key-man” life insurance policies for our benefit, to be approximately 55% of total consolidated revenues each year.

Base Salary

Consistent with industry practice, except in the cases of our Chief Financial Officer and General Counsel, the base salaries for our named executive officers account for a relatively small portion of their overall compensation. We believe that relatively modest salaries are accepted in the industry and the potential for substantial bonus compensation is seen by senior management personnel as the more important component. Named executive officer base salaries and subsequent adjustments, if any, are expected to be determined annually based on a review of relevant market data and each executive’s performance for the prior year, as well as each executive’s experience, expertise and position.

Cash Bonus

Cash bonus compensation has been a key component of our executive compensation program. We have in the past, and our Compensation Committee will, in the future, award discretionary cash bonuses based on a number of variables that are linked to our overall, and the executive’s individual, performance.

In March 2007, we established an executive bonus plan (the “March Bonus Plan”) for three of our named executive officers, Michael Vasinkevich, Edward Rubin and John J. Borer III (the “Principals”). Although certain limitations on the payment of bonuses under the Bonus Plan would have terminated upon the Exchange, we and the Principals agreed to continue the March Bonus Plan through 2007 and to target our total compensation and benefits expense, excluding equity-based compensation granted prior to July 1, 2007, at 55% of revenues. The compensation and benefits payable to each of the Principals in any year will be determined before the end of each fiscal year, by reference to the individual’s productivity during such year and his overall contribution to our profits and success during that period.

In August 2007, the Compensation Committee and the Board of the Directors unanimously approved and adopted and our stockholders approved, a revised Executive Bonus Plan (the “August Bonus Plan”). The August Bonus Plan includes the following key provisions:

•	The plan is administered by the Compensation Committee of the Board of Directors.

•	The plan has a term of five years ending August 31, 2012.

•	The initial participants in the plan are Michael Vasinkevich, Michael Lacovara, Edward Rubin and John J. Borer III. The Compensation Committee may designate other employees as participants.

•

The Compensation Committee shall determine the size of the bonus pool to be distributed to the participants and the amount to be allocated to each participant based on performance criteria that it establishes.

•	In no event may the amount distributed in any single fiscal year to a participant exceed 25% of our total consolidated gross revenues for such year, as reported on our financial statements.

•

In no event shall the amounts payable pursuant to the plan in any one fiscal year, when added to all of our other compensation and benefits expenses for that year, as reported on our financial statements, exceed 60% of our total consolidated gross revenues for that year, excluding insurance premiums paid with respect to “key-man” life insurance policies for our benefit and equity-based compensation attributable to awards granted prior to September 30, 2007. The Board of Directors has set the target at 55% of consolidated gross revenues.

Profit Distributions on Membership Interests

Prior to the Exchange, we operated as a limited liability company, taxable as a partnership for federal and state income tax purposes. Accordingly, we were able to distribute profits based on special allocations to our senior executive officers in their capacities as members. As a result of the Exchange, we now operate as a “C” corporation and, as such, we no longer have the ability to make profits distributions to our senior executives based on special allocations.

Equity-based Compensation

In August 2007, the Compensation Committee and the Board unanimously approved and adopted and our stockholders ratified, the 2007 Stock and Incentive Plan. The purpose of the 2007 Stock and Incentive Plan is to align the interests of the participants with those of our stockholders through equity-based compensation alternatives, thereby promoting our long-term financial interests and enhancing long-term stockholder return. The 2007 Stock and Incentive Plan is intended to enhance our ability to effectively recruit, motivate and retain the caliber of employees essential for our success and provide them with incentive compensation opportunities that are competitive with those of similar companies and to give us needed certainty and flexibility in designing and managing equity-based compensation to meet the needs of its growing business over an extended period of time.

The following is a brief summary of the material features of the 2007 Stock and Incentive Plan.

The 2007 Stock and Incentive Plan will be administered by a committee of directors (each of whom will be a “non-employee director” for purposes of Rule 16b-3 promulgated by the Securities and Exchange Commission and an “outside director” for purposes of Section 162(m) of the Internal Revenue Code) designated from time to time by the Board of the Directors. Currently the Compensation Committee, composed of Messrs. Cohen and Dryden, has been charged with the responsibility of administering our stock-based compensation programs, and it will serve as the administration committee for the 2007 Stock and Incentive Plan.

Subject to certain restrictions that are set forth in the 2007 Stock and Incentive Plan, the committee will have complete and absolute authority to make any and all decisions regarding the administration of the 2007 Stock and Incentive Plan, including the authority to construe and interpret the plan and awards under the plan, establish administrative rules and procedures, select award recipients, determine the type of awards, establish the terms, conditions and other provisions of awards and amend awards. Subject to certain restrictions that are set forth in the 2007 Stock and Incentive Plan, the committee may delegate any of its authority and responsibility to management, except for determinations and decisions regarding awards to be made, which must be made by the committee itself.

The persons eligible to receive awards under the 2007 Stock and Incentive Plan include all of employees, directors, officers and agents of, and other service providers to, us and our subsidiaries.

The number of shares of common stock that are authorized and available for issuance under the 2007 Stock and Incentive Plan is 5,250,000. No more than 5,000,000 shares, however, can be issued pursuant to awards in the form of: (i) incentive stock options; or (ii) performance units and restricted stock, as described below. In September 2007, pursuant to the 2007 Stock and Incentive Plan, we issued 750,000 shares of restricted common stock to our new Chief Executive Officer, Michael Lacovara and also agreed to grant Mr. Lacovara options to purchase 750,000 shares of common stock on the date of the final prospectus. See “— Employment Arrangements” below. If the shares of stock that are subject to an award are not issued or cease to be issuable because the award is terminated, forfeited or expires unexercised, those shares will then become available for future awards. The number of shares authorized and available for issuance under the plan is subject to adjustment in the event of a stock split, stock dividend, recapitalization, spin-off or similar action.

Awards under the 2007 Stock and Incentive Plan may take the form of stock options (either incentive stock options or non-qualified options), stock appreciation rights, restricted stock or performance units. Subject to restrictions that are set forth in the 2007 Stock and Incentive Plan, the committee will have complete and absolute authority to set the terms, conditions and provisions of each award, including the size of the award, the exercise or base price, the vesting and exercisability schedule (including provisions regarding acceleration of vesting and exercisability) and termination and forfeiture provisions.

The committee is subject to the following specific restrictions regarding the types and terms of awards:

•	No participant may receive in any calendar year awards of (i) options and stock appreciation rights, or (ii) restricted stock and performance units, that in each case cover more than 2,000,000 shares.

•	The exercise price for a stock option may not be less than 100% of the fair market value of the stock on the date of grant.

•	No award may be granted more than ten years after the date of the 2007 Stock and Incentive Plan.

No stock option can be “repriced” without the consent of stockholders and of the option holder if the effect would be to reduce or increase the exercise price per share. For this purpose, “repricing” includes a tandem cancellation and re-grant or any other amendment or action that would have substantially the same effect as decreasing or increasing the exercise price.

If the applicable award agreement so provides, upon certain events constituting a “change in control,” as specified in the 2007 Stock and Incentive Plan, immediately prior to the occurrence of the change in control all options and stock appreciation rights subject to the award will become immediately exercisable, the expiration of the restrictions applicable to any restricted stock grant made under the award shall immediately be accelerated, and such other results shall take place with respect to other awards as may be set forth in the relevant award agreement.

To the extent permitted by law, the Board of Directors, without the consent or approval of any plan participant, may amend, suspend or terminate the 2007 Stock and Incentive Plan, so long as that action does not adversely affect the rights of any holder under any award then outstanding. Without the approval of the stockholders, however, in general the Board of Directors may not amend the 2007 Stock and Incentive Plan to increase the number of shares available for issuance or to modify the requirements regarding eligibility in the 2007 Stock and Incentive Plan. No Awards will be granted under the 2007 Stock and Incentive Plan after the tenth anniversary of its effective date.

Other Compensation

All of our executives are eligible to participate in our employee benefit plans, including medical, dental, life insurance and 401(k) plans. These plans are available to all salaried employees and do not discriminate in favor of senior executive officers. It is generally our policy to not extend significant perquisites to our executives that are not available to our employees generally. We have no current plans to make changes to levels of benefits and perquisites provided to senior executives.

Summary Compensation Table

The information below describes the components of the total compensation paid to our named executive officers for 2006, 2005 and 2004.

	Year	Salary	Bonus	Option Awards(1)	All Other Compensation(2)	Total
Principal Executive Officer
John J. Borer III	2006	$—	$400,000	$—	$1,534,000	$1,934,000
Chief Executive Officer(3)	2005	$—	$471,182	$—	$14,000	$485,182
	2004	$—	$713,550	$—	$676,486	$1,390,036
Principal Accounting Officer
Thomas Pinou	2006	$150,000	$250,000	$11,942	$14,000	$425,942
Chief Financial Officer	2005	$150,000	$172,000	$—	$14,000	$336,000
	2004	$146,875	$191,000	$—	$14,000	$351,875
Michael Vasinkevich	2006	$—	$712,172	$—	$4,230,626	$4,942,798
Vice Chairman	2005	$—	$2,464,257	$—	$46,928	$2,511,185
	2004	$—	$600,000	$—	$2,386,312	$2,986,312
Edward Rubin	2006	$—	$378,929	$—	$2,056,897	$2,435,826
President	2005	$—	$1,176,359	$—	$37,462	$1,213,821
	2004	$—	$300,000	$—	$1,223,434	$1,523,434
Matthew Geller(4)	2006	$137,500	$2,257,025	$131,833	$6,600	$2,532,958
Senior Managing Director—Investment Banking

(1)	Reflects the value of the stock options that was charged to income in 2006 as reported on our financial statements.

(2)

Does not include amounts distributed to Revere and RRCG that were then distributed proportionately to their respective members and stockholders. However, in the case of Messrs. Borer, Vasinkevich and Rubin (i) the 2006 amount includes a special distribution of 2006 profits that was made by Holding directly to them in lieu of compensation and (ii) the 2004 amount includes a special distribution of 2004 profits to them that was recorded as compensation. Also includes reimbursement of medical, dental and vision plan premiums; term life insurance premium; tax preparation expense reimbursement; and legal fees incurred on behalf of the named executive officer.

(3)	As of September 2007, Mr. Borer is no longer our Chief Executive Officer.

(4)	Mr. Geller’s employment commenced February 1, 2006.

Employment Arrangements

In March 2007, we entered into an employment agreement with each of Michael Vasinkevich, Edward Rubin and John J. Borer III, subsequently modified in July 2007. Each of these agreements is substantially identical and their salient provisions are as follows:

Term: Three years, terminating February 28, 2010, with a 90-day “evergreen” provision.

Base Salary: $150,000 per annum, subject to increase in the sole discretion of the Compensation Committee.

Incentive Compensation: For each fiscal year during the term of their agreements, an amount to all of the Principals, which, when added to the amount of salaries, bonuses, the cost of benefits and all other employee-related expenses (including employment taxes), but excluding equity-based compensation granted prior to the date of this prospectus, does not exceed in the aggregate 55% of our gross revenues for such fiscal year, although we may increase this percentage for years subsequent to 2007 with their consent. The amount of incentive compensation will be determined by the Compensation Committee based on our overall revenue and profits and the relative productivity of the individual.

Benefits. Each individual is entitled to participate in our group health, dental and life insurance plans, 401(k) savings plan and equity incentive plan.

Termination of Employment. Upon termination other than for cause (as defined in the respective agreements), the individual is entitled to, in addition to his base salary and incentive compensation for the year in which the termination occurs, a lump-sum payment equal to twelve times his “Monthly Salary” amount, which is defined in the respective agreements to mean one-twelfth of the sum of (a) the individual’s then current base salary plus (b) the average of the annual incentive compensation paid to the individual for the full fiscal year periods immediately preceding the termination, commencing with the fiscal year period ended December 31, 2006.

In June 2007, we amended and restated an employment agreement with Wesley K. Clark. His employment had commenced January 30, 2006. Under the agreement, Mr. Clark serves as our Chairman. His annual base salary is $250,000. In addition, he is eligible to receive the following cash bonuses: (i) up to 15% of fees received by R&R, our broker-dealer affiliate, in connection with any transaction introduced by him; and (ii) a discretionary amount at the end of each calendar quarter. In addition, the agreement:

•	granted him options to purchase 425,980 shares of our common stock at $3.78 per share, subject to a vesting schedule; and

•

provides for payment of an amount if there is a “Change of Control Event” during the period of employment. In general, the amount cannot exceed $1,514,942, and reduces to the extent that the fair market value of a share of our common stock is less than $3.78 per share (as adjusted) on the date of the Change of Control Event. We may make the payment, in our absolute discretion, in cash or other property, including the shares or other property which may have been received in the transaction which constituted the Change of Control Event. A “Change of Control Event,” in general, means the acquisition by any one person, or a group, of more than 50% of the total fair market value or total voting power of our capital stock or of substantially all of our assets.

In August 2007, we entered into an employment agreement with Michael Lacovara, which provides for Mr. Lacovara to serve as our Chief Executive Officer. Mr. Lacovara’s employment agreement was unanimously approved by the Board and the Compensation Committee and the performance-based compensation provisions it contains were also approved by our stockholders.

The material terms of Mr. Lacovara’s employment agreement are as follows:

Term: September 4, 2007 through December 31, 2009, with a 90-day “evergreen” provision.

Title: Chief Executive Officer and a member of the Board of Directors.

Base compensation: $150,000 per year.

Level One Incentive Compensation: Year ended 12/31/07 - $616,666; Year ended 12/31/08 - $800,000 plus $1,050,000 if our consolidated gross revenues for the year ended December 31, 2008 is more than 110% of our consolidated gross revenues for the year ended December 31, 2007; Year ended 12/31/09 - $800,000 plus $1,050,000 if our consolidated gross revenues for the year ended December 31, 2009 is more than 120% of our consolidated gross revenues for the year ended December 31, 2007.

Additional Incentive Compensation: Mr. Lacovara will be eligible to participate in the August Bonus Plan as well as any other plan we adopt for our executives.

Restricted Stock Grant: In September 2007, upon commencement of his employment, Mr. Lacovara received 750,000 shares of restricted common stock pursuant to the 2007 Stock and Incentive Plan. The shares will vest in three annual installments on the first, second and third anniversary of the grant date subject to the achievement of targeted revenue goals, and will be subject to accelerated vesting in the event of death, disability, termination without cause, termination for Good Reason and termination upon a Change in Control Event. In the event that we do not extend the agreement beyond December 31, 2009, any unvested shares will be forfeited and will revert to us.

Stock Options: In September 2007, we agreed to grant Mr. Lacovara options to purchase 750,000 shares of common stock under the 2007 Stock and Incentive Plan on the date of the final prospectus. The exercise price per share shall be equal to the offering price set forth on the cover page of the final prospectus. The options will vest in three tranches on the first, second and third anniversary of the grant date, subject to continued employment on such dates, and will be subject to accelerated vesting in the event of death, disability, termination without cause, termination for Good Reason (as defined in his employment agreement) and termination upon a Change in Control Event. In the event that we do not extend the agreement beyond

December 31, 2009, one-half of any unvested options will immediately vest and one-half will be immediately cancelled.

Termination Payment. In the event we do not extend the employment agreement beyond its stated December 31, 2009 expiration date, we shall pay to Mr. Lacovara, in consideration for his covenant not to compete, a lump sum payment equal to nine times his monthly salary amount (which is equal to one-twelfth his average base and incentive compensation for the year preceding such termination).

Section 162(m) Tax Treatment: The Level One Incentive Compensation, the Additional Incentive Compensation, the Restricted Stock Grant and the Stock Options are all intended to be performance-based compensation, such that the deduction of compensation expense attributable to these payments and awards will not be limited by Section 162(m) of the Internal Revenue Code.

Grants of Plan-Based Awards

The following table provides information regarding each grant of an award made to a named executive officer in the year ended December 31, 2006. The number of securities underlying options and the exercise price of an option give retroactive effect to the Exchange.

Name	Grant Date	Number of Shares Underlying Options	Exercise Price of Options ($/Sh)	Grant Date Fair Value of Option Awards
John J. Borer III	—	—	—	—
Thomas Pinou	04/01/2006	106,495	$3.78	$71,494
Michael Vasinkevich	—	—	—	—
Edward Rubin	—	—	—	—
Matthew Geller	02/01/2006	425,980	$3.78	$304,873

Outstanding Equity Awards as of December 31, 2006

The following table provides information regarding each unexercised stock option held by each of our named executive officers as of December 31, 2006. No options were exercised during the year ended December 31, 2006. We have never made grants of restricted stock. The number of securities underlying unexercised options and the option exercise price of an option give retroactive effect to the Exchange.

Option Awards(1)
Name	Number of Securities Underlying Unexercised Options		Option Exercise Price	Option Expiration Date
	Exercisable	Unexercisable
John J. Borer III	—	—	$—
Edward Rubin	—	—	$—
Michael Vasinkevich	—	—	$—
Thomas Pinou	—	106,495	$3.78	04/01/2011
Matthew Geller	—	425,980	$3.78	02/01/2016

(1)	The options vest in equal quarterly installments over a two-year period beginning 15 months after the date of grant with 12.5% of the options becoming exercisable on each vesting date.

Potential Payments upon Change of Control

The following table and summary set forth potential payments payable to our named executive officers upon a change of control. The table below reflects amounts payable to our named executive officers assuming a change of control occurred on December 31, 2006. The amount reflected in the Option Acceleration column gives retroactive effect to the Exchange.

Name	Cash Payment		Option Acceleration
John J. Borer III	$—	(1)	—
Edward Rubin	$—	(1)	—
Michael Vasinkevich	$—	(1)	—
Thomas Pinou	$—		$71,494	(2)
Matthew Geller	$—		—

(1)

None of Messrs. Borer, Rubin and Vasinkevich had employment agreements in 2006 and, therefore, they had no contractual right to a payment upon a change in control. Assuming a change in control occurs in 2007, they would be entitled to severance payments under their respective employment agreements in the following amounts: Mr. Borer — $2,069,310; Mr. Rubin — $2,639,091; and Mr. Vasinkevich — $5,232,333. In addition, Mr. Lacovara, who became our Chief Executive Officer in September 2007, is entitled to a change of control payment under his employment agreement.

(2)

Under Mr. Pinou’s option agreement, all unvested options vest one year after the occurrence of a change in control. The amount set forth in the table reflects the compensation expense relating to the vesting of options to purchase 106,495 shares of common stock at a price of $3.78 per share one year after the change of control. For the year ended December 31, 2006, we recognized $12,000 of stock-based compensation expense relating too the grant of Mr. Pinou’s options. The method and assumptions used to calculate the value of the options granted to Mr. Pinou is discussed in note 13 to our audited financial statements included elsewhere in this prospectus.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our equity securities that are registered pursuant to Section 12 of the Exchange Act, to file with the SEC initial reports of ownership and reports of changes in ownership of our equity securities. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.

Based solely upon a review of the Forms 3, 4 and 5 (and amendments thereto) furnished to us for the fiscal year ended December 31, 2006, we have determined that our directors, officers and greater-than-10% beneficial owners complied with all applicable Section 16 filing requirements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following are descriptions of the material provisions of the agreements and other documents discussed below. You should, however, refer to the exhibits to the Current Report on Form 8-K that we filed on July 11, 2007 for copies of the relevant agreements.

Reorganization Transactions and Corporate Structure

On July 10, 2007, the Exchange was consummated. See “Recent Transactions” in the “Summary” section of this prospectus for a more complete description of the Exchange.

Distributions

From January 1, 2004 through June 30, 2007, we distributed an aggregate of $9.2 million in cash to Revere and RRCG, which then distributed an aggregate of $7.7 million to John J. Borer III and Thomas Pinou, stockholders of RRCG, and to Edward Rubin, and the ARF Trust, the beneficiaries of which are the wife and children of Michael Vasinkevich, the members of Revere. This is in addition to any amount paid to Messrs. Vasinkevich, Borer, Rubin and Pinou as compensation.

Pursuant to a Distribution Agreement, dated as of July 9, 2007, on July 9, 2007, we distributed $5.0 million to Revere and RRCG, of which $4.2 million was then distributed to John J. Borer III, Thomas Pinou, Edward Rubin and the ARF Trust. This distribution represented approximately 70% of the taxes payable on our estimated taxable income for the period beginning on January 1, 2007 and ending on the Exchange Date (the “Short Year”) based on the maximum combined individual federal, New York State and New York City income tax rate of 45.498% (the “Maximum Rate”). As soon as reasonably practicable, we will calculate our actual taxable income for the Short Year and then make a final distribution to Revere and the former stockholders of RRCG, who are now our stockholders (pro rata in accordance with their former interests in RRCG), in an amount equal to the taxes payable, based on the Maximum Rate, on our actual taxable income for the Short Year over the amount distributed to Revere and RRCG on July 9, 2007. In the event the amount distributed on July 9, 2007 exceeds the actual taxes payable with respect to our actual taxable income for the Short Year, Revere and the former stockholders of RRCG are obligated to reimburse us for such excess distribution.

In March 2007, we distributed 85% of the beneficial interests in equity securities, including stock and warrants, of 62 companies, to Revere (59.5%) and RRCG (25.5%), retaining 15%. We, Revere and RCG then contributed our interests in these securities to RRPR in exchange for membership interests in the same proportion that we owned the securities. Revere is owned two-thirds by a trust whose beneficiaries are the wife and children of Michael Vasinkevich, and one-third by Edward Rubin, and RRCG was owned 40.7% by John J. Borer III and 7.2% by Thomas Pinou. The value of the securities on the date of transfer was $11.9 million. As a result of the Exchange, we own 40.5% of RRPR — 15.0% through our ownership of Holding and 29.5% through our ownership of RRCG.

In March 2007, we assigned our rights to fees associated with three pending financing transactions to our members, Revere and RRCG, in accordance with their then ownership interests in us. One of these financing transactions was consummated in April 2007 and a second was consummated in July 2007. In the event that the remaining transaction is consummated after the date of this prospectus, the net fees associated with that transactions will be payable to Revere and the former stockholders of RRCG.

Director and Officer Indemnification

We have entered into indemnity agreements with our directors and officers indemnifying them against all losses, damages, costs and expenses incurred by them arising out of their service in such capacity, subject to the limitations imposed by Delaware law. This agreement is in addition to our indemnification obligations under our bylaws as described below under the heading “Description of Securities.”

Tax Indemnification Agreement

Prior to the Exchange, we operated as a limited liability company (treated as a partnership for income tax purposes) and, as such, our former members, Revere and RRCG, generally, will be liable for adjustments to taxes (including federal and state income taxes) attributable to our operations prior to the Exchange. In connection with the Exchange, we entered into a tax indemnification agreement to indemnify Revere and RRCG, and their respective members and stockholders, including John J. Borer III, Edward Rubin, Thomas Pinou and a trust for the benefit of the wife and children of Michael Vasinkevich, against increases in taxes that relate to our activities prior to the Exchange. The tax indemnification agreement includes provisions that permit us to control any tax proceeding or contest which might result in our being required to make a payment under the tax indemnification agreement.

The Fund’s Relationship with Our Prior Chief Executive Officer

We manage the Fund through the Fund Manager. John J. Borer III, formerly our Chief Executive Officer and currently a Senior Managing Director and Head of Investment Banking, and members of his family have provided a majority of the capital contributed to the Fund. In addition, some of our employees have invested in the Fund.

Policies and Procedures for Related Party Transactions

We intend to adopt a code of business conduct and ethics, or Code of Conduct, pursuant to which our executive officers, directors and principal stockholders, including their immediate family members and affiliates, will not be permitted to enter into a related party transaction with us without the prior consent of our Audit Committee, or other independent committee of the Board of Directors in the case where it is inappropriate for our Audit Committee to review such a transaction due to a conflict of interest. All of our directors, executive officers and employees will be required to report to our Audit Committee any such related party transaction. In approving or rejecting the proposed transaction, our Audit Committee will consider the relevant facts and circumstances available and deemed relevant to the Audit Committee, including, but not limited to the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. The Audit Committee will approve only those agreements that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as the Audit Committee determines in the good faith exercise of its discretion.

BENEFICIAL STOCK OWNERSHIP BY PRINCIPAL AND
SELLING STOCKHOLDERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of the date of this prospectus by: (i) each stockholder known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock; (ii) each of our directors and director-nominees; (iii) each of our named executive officers; (iv) all of our directors, director- nominees and named executive officers as a group; and (v) each stockholder who is selling shares in this offering.

Unless otherwise indicated in the footnote to this table, based on information furnished by such stockholders, each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

To our knowledge, each selling stockholder, at the time of acquiring such shares, had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

The selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act. Any discounts, commissions, concessions or profits they earn on any sale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are deemed to be “underwriters” within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

Name and address of Beneficial Owner(1)(2)	Common Stock Beneficially Owned Before this Offering(3)		Shares Offered(13)	Common Stock Beneficially Owned After this Offering(4)
	Shares	%		Shares	%
Directors and Named Executive Officers(2):
Wesley K. Clark(5)	425,980	1.6%	—	425,980	1.2%
Michael Vasinkevich(6)	—	—	—	—	—
Michael Lacovara	750,000	2.9%	—	750,000	2.2%
John J. Borer III	2,428,210	9.4%	160,000	2,268,210	6.7%
Edward Rubin(7)	12,711,683	49.4%	1,955,200	10,756,483	31.9%
Thomas Pinou(8)	458,855	1.8%	157,802	301,053	*
Jennifer Clarke	—	—	—	—	—
Matthew Geller(5)	159,742	*	—	159,742	*
Sam Dryden(9)	36,628	*	5,634	30,994	*
Richard Cohen	—	—	—	—	—
Winston Churchill(10)	155,671	*	23,944	131,727	*
Mark L. Friedman(10)(11)	—	—	—	—	—
(10)
(10)
All officers and directors as a group (14 persons)(12)	17,126,769	64.9%	2,302,580	14,824,189	43.1%
5% Stockholders:
Steven A. Horowitz(7) c/o Moritt Hock Hamroff & Horowitz 400 Garden City Plaza, Suite 202 Garden City, New York 11530	12,711,683	49.4%	1,955,200	10,756,483	31.9%
Other Selling Stockholders:
Barry Bryant	298,011	1.2%	64,000	234,011	*
John Gleason	542,477	2.1%	64,000	478,477	1.4%
Arthur Herbert	176,756	*	—	176,756	*
Lester Hochberg	1,087,173	4.2%	267,761	819,412	2.4%
Stefanie Deoleo	89,071	*	21,896	67,175	*
Lester Hochberg, Trustee U/T/A dated 9/13/07 for Katherine Hochberg	89,071	*	21,896	67,175	*
George Kowski	820,542	3.2%	160,000	660,542	2.0%
Timothy Papp	4,049	*	642	3,407	*

*	Less than 1.0%

(1)

Under the rules and regulations of the SEC, beneficial ownership includes: (i) shares actually owned; (ii) shares underlying options and warrants that are currently exercisable; and (iii) shares underlying options and warrants that are exercisable within 60 days of the date of this prospectus. All shares beneficially owned by a particular person under clauses (ii) and (iii) of the previous sentence are deemed to be outstanding for the purpose of computing the percentage ownership of that person but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2)

Unless otherwise indicated, the address for each person listed under “Directors and Named Executive Officers” is: c/o Rodman & Renshaw Holding, LLC, 1270 Avenue of the Americas, New York, New York 10020.

(3)	Based on 25,750,000 shares issued and outstanding immediately before this offering.

(4)	Based on 33,750,000 shares issued and outstanding immediately after this offering.

(5)	Reflects shares underlying options that are currently exercisable at $3.78 per share.

(6)

Mr. Vasinkevich does not beneficially own any shares. Revere, a former member of Holding, beneficially owns 12,711,683 shares. ARF Trust, a trust for the benefit of Mr. Vasinkevich’s wife and children, owns a two-thirds membership interest in Revere. See note 7 below.

(7)

Shares owned by Revere, a former member of Holding. The members of Revere are the ARF Trust (two-thirds) and Edward Rubin (one-third). Steven A. Horowitz is the sole trustee of the ARF Trust and the wife and children of Michael Vasinkevich, our Vice Chairman, are its beneficiaries. Each of Messrs. Rubin and Horowitz has voting and disposition rights over all of the shares owned by Revere.

(8)	Includes 26,624 shares underlying options that are currently exercisable or exercisable within 60 days of this prospectus at $3.78.

(9)	Includes 6,778 shares underlying Warrants.

(10)	Director-nominee.

(11)	Includes 28,806 shares underlying Warrants.

(12)	Includes 647,930 shares underlying options and warrants that are currently exercisable or exercisable within 60 days of this prospectus.

(13)	The selling stockholders are selling, in the aggregate, 4,000,000 shares of common stock. Additional selling stockholders will be added to the list prior to the date of this prospectus.

DESCRIPTION OF CAPITAL STOCK

The following is a summary description of our capital stock. It does not purport to be complete and is subject to, and is qualified in its entirety by, the provisions of our certificate of incorporation and bylaws, forms of which have previously been filed and are incorporated by reference into this prospectus, and by the applicable provisions of Delaware law.

General Matters

Our authorized capital stock consists of 100,000,000 shares of common stock and 1,000,000 shares of preferred stock, par value $0.001 per share. Immediately before this offering, we had 25,750,000 shares of common stock issued and outstanding and no shares of preferred stock issued or outstanding.

Common Stock

Voting

Holders of common stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders, including the election of directors, and do not have any right to cumulate votes in the election of directors.

Dividends

Subject to the rights and preferences of the holders of any series of preferred stock which may at the time be outstanding, holders of common stock are entitled to receive ratably such dividends as the Board of Directors from time to time may declare out of funds legally available therefor.

Liquidation Rights

In the event of any liquidation, dissolution or winding-up of our affairs, after payment of all of our debts and liabilities and subject to the rights and preferences of the holders of any outstanding shares of any series of our preferred stock, the holders of common stock will be entitled to share ratably in the distribution of any of our remaining assets.

Other Matters

Holders of common stock have no conversion, preemptive or other subscription rights and there are no redemption rights or sinking fund provisions with respect to the common stock.

Preferred Stock

The Board of Directors has the authority to issue preferred stock in one or more classes or series and to fix the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any class or series, without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of us without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. At present, we have no plans to issue any preferred stock.

Registration Rights

Holders of 5,970,099 shares of our common stock and warrants to purchase 1,355,600 shares of our common stock are entitled to rights with respect to the registration of those 7,325,699 shares under the Securities Act. We expect that 1,126,800 of those shares will be sold in this offering pursuant to this prospectus and the balance, 6,198,899, will be covered by a separate selling stockholder prospectus. However, all of the shares covered by the separate selling stockholder prospectus are subject to “lock-up” agreements and cannot be sold until the 181st day following the date of this prospectus. See “Shares Eligible for Future Sale — Lock-Up Agreements.” These registration rights will generally expire when an individual holder’s shares subject to the registration rights are disposed of pursuant to an effective registration statement or become eligible for sale under Rule 144(k) under the Securities Act, whichever is earlier.

Anti-Takeover Effects of Delaware Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law, or DGCL, regulating corporate takeovers. In general, those provisions prohibit a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	prior to that date, the Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•

on or after the date the business combination is approved by the Board of Directors and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling, controlled by, or under common control with any of these entities or persons. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Limitation of Liability and Indemnification Matters

We have adopted provisions in our certificate of incorporation that limit or eliminate the personal liability of our directors to the maximum extent permitted by the DGCL. The DGCL expressly permits a corporation to provide that its directors will not be liable for monetary damages for a breach of their fiduciary duties as directors, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL (relating to unlawful stock repurchases, redemptions or other distributions or payment of dividends); or

•	for any transaction from which the director derived an improper personal benefit.

These limitations of liability do not generally affect the availability of equitable remedies such as injunctive relief or rescission. Our certificate of incorporation and bylaws also authorize us to indemnify our officers, directors, employees and other agents to the fullest extent permitted under the DGCL and we may advance expenses to our directors, officers, employees and other agents in connection with a legal proceeding, subject to limited exceptions.

As permitted by the DGCL, our certificate of incorporation and bylaws provide that:

•

we must indemnify the members of the Board of Directors and officers to the fullest extent permitted by the DGCL and advance expenses to the members of the Board of Directors and officers in connection with a legal proceeding, subject to limited exceptions; and

•

we may purchase and maintain insurance on behalf of the current or former members of the Board of Directors, officers, employees or agents against any liability asserted against them and incurred by them in any such capacity, or arising out of their status as such.

At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification by us is sought, nor are we aware of any threatened litigation or proceeding that may result in a claim for indemnification.

We have entered into an agreement that provides indemnification to our directors, officers and all other persons requested or authorized by the Board of Directors to take actions on behalf of us for all losses, damages, costs and expenses incurred by the indemnified person arising out of such person’s service in such capacity, subject to limitations imposed by Delaware law. This agreement is in addition to our indemnification obligations under our bylaws described above.

Listing

Our common stock is currently listed on the OTC Bulletin Board and trades under the symbol “RDRN.OB.” In connection with this offering, we have applied to list our stock on the NASDAQ Global Select Market under the symbol “RODM.”

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is Corporate Stock Transfer, Inc., 3200 Cherry Creek South Drive, Suite 430, Denver, Colorado 80209.

SHARES ELIGIBLE FOR FUTURE SALE

If our stockholders sell, or there is a perception they may sell, substantial amounts of our common stock, including shares issued upon the exercise of outstanding options, in the public market following the offering, the market price of our common stock could decline. These sales may also make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

Shares Outstanding

Immediately prior to this offering, we had 25,750,000 shares issued and outstanding, of which 150,627 were freely tradable and 25,599,373 constituted “restricted securities” as that term is defined in Rule 144 promulgated under the Securities Act of 1933, as amended. Of the restricted shares, 16,478,839 are held by “affiliates.” In general, under Rule 144, as currently in effect, a person who has beneficially owned restricted shares of an OTC Bulletin Boad-listed company for at least one year, including a person who may be deemed to be our affiliate, may sell within any three-month period a number of shares of common stock that does not exceed 1% of the then outstanding shares of common stock. Sales under Rule 144 are also subject to restrictions relating to manner of sale, notice and availability of current public information about us. In addition, under Rule 144(k) of the Securities Act, a person who is not our affiliate, has not been an affiliate of ours within three months prior to the sale and has beneficially owned shares for at least two years would be entitled to sell such shares immediately without regard to volume limitations, manner of sale provisions, notice or other requirements of Rule 144.

Upon completion of this offering, we will have outstanding an aggregate of 33,750,000 shares of common stock (plus any shares issued upon exercise of the underwriters’ over-allotment option). In addition to shares issued and outstanding immediately before this offering, we have reserved 11,133,671 shares for issuance upon exercise of the Warrants, outstanding options (including 750,000 options granted under the 2007 Stock and Incentive Plan) and for future issuance under the 2007 Stock and Incentive Plan. Of the issued and outstanding shares, 12,350,627 shares, including all of the shares sold in the offering (plus any shares issued upon exercise of the underwriters’ over-allotment option), will be freely tradeable without restriction or further registration under the Securities Act, provided, however, that any of such shares purchased by “affiliates” (as that term is defined in rule 144 under the Securities Act), will be subject to the resale limitations of Rule 144. The remaining outstanding shares of common stock held by existing stockholders are “restricted securities” within the meaning of Rule 144 under the Securities Act. These shares may be sold in the public market only if registered, or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which are summarized above.

Lock-Up Agreements

All of our officers and directors, as well as certain of our other employees and stockholders have entered into lock-up agreements that provide, subject to limited exceptions, that they will not, without the prior written consent of Sandler O’Neill & Partners, L.P., directly or indirectly, during the period ending 180 days after the date of this prospectus, sell, offer, agree to sell, contract to sell, hypothecate, pledge, grant any option to purchase, make any short sale, or otherwise dispose of or hedge, any shares of our common stock or securities convertible into, exchangeable or exercisable for any common stock or warrants or other rights to purchase common stock or similar securities; provided, however, that each such person will be entitled to transfer shares of our common stock pursuant to a bona fide gift, or certain other exceptions provided that the recipient enters into a lock-up agreement with us for a period to end on the 180 day anniversary of the completion of this offering. Taking into account the lock-up agreements, and assuming Sandler O’Neill & Partners, L.P. does not release any parties from these agreements, the following shares will be eligible for sale in the public market at the following times:

•

beginning on the effective date of this offering, 12,350,627 shares of common stock, including 12,000,000 shares sold in this offering (other than shares purchased by any of the persons who sign lock-up agreements), will be immediately available for sale in the public market;

•

180 days after the date of this prospectus, the lock-up agreements will expire and 4,843,299 outstanding shares previously covered by those agreements and covered by a selling stockholder prospectus will be eligible for sale in the public markets; and

•

beginning July 10, 2008, one year after the Exchange, 15,806,077 shares of common stock issued in the Exchange (other than shares held by officers or directors), will become eligible for sale pursuant to Rule 144, including the volume limitations.

In July 2007, the SEC announced proposed revisions to Rule 144. If the proposed changes to Rule 144 are approved, the holding period for restricted shares of our common stock after the completion of this offering may be reduced to six months under specified circumstances, the restrictions on the sale of restricted shares of our common stock held by our affiliates may be reduced and certain other restrictions on resale of the shares of our common stock under Rule 144 may be modified to make it easier for our stockholders, under specified circumstances, to sell their shares upon the expiration of the lock-up agreements, beginning 180 days after the date of this prospectus. We do not know whether these proposed revisions to Rule 144 will be adopted as proposed or in a modified form, if at all.

UNDERWRITING

We and Sandler O’Neill & Partners, L.P., Fox-Pitt Kelton Cochran Caronia Waller (USA) LLC and Paulson Investment Company, Inc., as representatives of the underwriters for this offering, entered into an underwriting agreement with respect to the shares being offered. Subject to the terms and conditions of the underwriting agreement, each of the underwriters named below agreed to purchase from us the respective number of shares of common stock shown opposite its name below:

Underwriter	Number of Shares
Sandler O’Neill & Partners, L.P.
Fox-Pitt Kelton Cochran Caronia Waller (USA) LLC
Paulson Investment Company, Inc.

Total	12,000,000

Rodman & Renshaw, LLC is not a member of the underwriting syndicate for this offering, but, instead, will be a member of the selling group and will receive selling concessions in respect of any shares that it sells in the offering as described below.

The underwriting agreement provides that the underwriters are obligated to purchase all of the shares in this offering, other than those shares covered by the over-allotment option described below, if any shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We granted the underwriters an option to purchase up to 1,800,000 additional shares of common stock from us at the price to the public, less the underwriting discounts and commissions, set forth on the cover page of the prospectus. This option is exercisable for a period of 30 days from the date of this prospectus. We will be obligated to sell additional shares to the underwriters to the extent the option is exercised. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of common stock offered by this prospectus, if any.

The following table shows the per share and total underwriting discounts and commissions that we and the selling stockholders will pay to the underwriters:

	By us without over-allotment	By us with over-allotment	By selling stockholders without over-allotment	By selling stockholders with over-allotment
Per share	$	$	$	$
Total	$	$	$	$

We estimate that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $1.2 million. These expenses are payable by us.

The underwriters propose to offer the common stock directly to the public at the offering price set forth on the cover page of this prospectus. The underwriters may offer the shares to securities dealers at the public offering price less a concession not in excess of $       per share. The underwriters may allow, and the dealers may reallow, a discount not in excess of $       per share on sales to other brokers or dealers. If all of the shares are not sold at the public offering price set forth on the cover page of this prospectus, the underwriters may change the offering price and other selling terms.

The shares are being offered by the underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify this offer and reject orders in whole or in part.

All of our officers and directors as well as certain other key employees and stockholders agreed to enter into lock-up agreements generally providing that, for a period of 180 days after the date of this prospectus, not to sell, offer, agree to sell, contract to sell, hypothecate, pledge, grant any option to purchase, make any short sale, or otherwise dispose of or hedge, directly or indirectly, any shares of our common stock or securities convertible into, exchangeable or exercisable for any common stock or warrants or other rights to purchase common stock or similar securities without, in each case, the prior written consent of Sandler, O’Neill & Partners, L.P. These restrictions are expressly agreed to preclude such persons from engaging in any hedging or other transaction or arrangement that is designed to, or which reasonably could be expected to, lead to or result in a sale, disposition or transfer, in whole or in part, of any of the economic consequences of ownership of our common stock, whether such transaction would be settled by delivery of common stock or other securities, in cash or otherwise. These restrictions are subject to limited exceptions, including the pledge or gift of common stock, provided that the pledgee or donee agrees in writing to the restrictions described above.

The restricted periods described above are subject to extension such that, in the event that either: (i) during the last 17 days of the applicable restricted period, we issue an earnings release or material news, or a material event relating to us occurs; or (ii) prior to the expiration of the applicable restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the applicable period, the “lock up” restrictions described above will, subject to limited exceptions, continue to apply until the expiration of the 18-day period beginning on the date of the earnings release or the occurrence of the material news or material event.

The public offering price was determined by negotiation between us and the underwriters. The principal factors that were considered in determining the public offering price were:

•	our historical results of operations;

•	expectations regarding our future results of operations;

•	the market capitalization of other publicly traded investment banking firms;

•	possible third-party claims against us;

•	possible changes in law and regulations; and

•	future sales of our common stock.

The factors described above were not assigned any particular weight. Rather, these factors, together with market valuations and the financial performance of other publicly-traded companies in our industry, were considered as a totality in our negotiation with the underwriters over our public offering price.

Our common stock is currently listed on the OTC Bulletin Board and trades under the symbol “RDRN.OB.” In connection with this offering, we have applied to list our common stock on the NASDAQ Global Select Market under the symbol “RODM.”

In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids.

•

Stabilizing transactions permit bids to purchase common shares so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the common shares while the offering is in progress.

•

Over-allotment transactions involve sales by the underwriters of common shares in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position that may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that it may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing shares in the open market.

•

Syndicate covering transactions involve purchases of common shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared with the price at which they may purchase shares through exercise of the over-allotment option. If the underwriters sell more shares than could be covered by exercise of the over- allotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be a downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in this offering.

•

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the common shares originally sold by that syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common shares or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on the NASDAQ Global Select Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

We and the selling stockholders agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect thereof.

At our request, the underwriters reserved for sale, at the offering price, up to 600,000 shares of our common stock offered in this offering for certain of our employees, business associates and related persons. The number of shares of our common stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered in this prospectus.

Certain of the underwriters and their affiliates have, from time to time, provided, and may in the future provide, financial advisory, investment banking and general financing and banking services to us and our executive officers, for which they have received, and may receive, customary fees and expenses.

Under the terms of our engagement with Sandler O’Neill & Partners, L.P., Sandler O’Neill served as the financial advisor to Enthrust in connection with the Exchange and received a fee of $150,000 for delivering a fairness opinion.

Qualified Independent Underwriter

Rodman & Renshaw, LLC, our consolidated broker-dealer subsidiary, will be a member of the selling group in this offering. As a result of this role, NASD Rule 2720 requires that the public offering price may be no higher than that recommended by a “qualified independent underwriter,” as defined by FINRA. In accordance with this rule, Sandler O’Neill & Partners, L.P. has assumed the responsibilities of acting as a qualified independent underwriter. The public offering price will be no higher than that recommended by Sandler O’Neill & Partners, L.P. In its role as a qualified independent underwriter, Sandler O’Neill & Partners, L.P. has performed a due diligence investigation and participated in the preparation of this prospectus and the registration statement of which this prospectus is a part. We have agreed to indemnify Sandler O’Neill & Partners, L.P. against liabilities incurred in connection with acting as a qualified independent underwriter, including liabilities under the Securities Act. Sandler O’Neill & Partners, L.P. will not receive any additional fees for serving as qualified independent underwriter in connection with this offering.

Selling Restrictions

United Kingdom

Each of the underwriters has represented and agreed that:

•

it has not made or will not make an offer of shares to the public in the United Kingdom within the meaning of section 102B of the Financial Services and Markets Act 2000 (as amended) (FSMA) except to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by us of a prospectus pursuant to the Prospectus Rules of the Financial Serivces Authority (FSA);

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to the company; and

•	it has complied with, and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each Underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

•	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

LEGAL MATTERS

The validity of the common shares offered by this prospectus will be passed upon for us by Morse, Zelnick, Rose & Lander, LLP, New York, New York. A member of the firm owns 14,922 shares of common stock and 3,391 Warrants. Skadden, Arps, Slate, Meagher & Flom LLP will pass upon certain matters for the underwriters named in this prospectus in connection with this offering.

EXPERTS

Marcum & Kliegman LLP, an independent registered public accounting firm, audited the consolidated financial statements of Rodman & Renshaw Holding, LLC as of and for the years ended December 31, 2006 and 2005 and for the nine months ended December 31, 2004 as set forth in their reports. We included these financial statements in this prospectus, and in the registration statement, of which this prospectus is a part, in reliance on Marcum & Kliegman LLP’s reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

In connection with the shares offered by this prospectus, we filed a registration statement on Form S-1 under the Securities Act with the Securities and Exchange Commission. This prospectus, filed as part of the registration statement, does not contain all of the information included in the registration statement and the accompanying exhibits. For further information with respect to our common stock and us you should refer to the registration statement and the accompanying exhibits. Statements contained in this prospectus regarding the contents of any contract or any other document are not necessarily complete, and you should refer to the copy of the contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by the actual contents of the contract or other document referred to. You may inspect a copy of the registration statement and the accompanying exhibits without charge at the Securities and Exchange Commission’s public reference facilities, Room 1580, 100 F Street, N.E., Washington, D.C. 20549, and at its regional offices located at 233 Broadway, 16th Floor, New York, New York 10279, and you may obtain copies of all or any part of the registration statement from those offices for a fee. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a web site that contains registration statements, reports, proxy and information statements and other information regarding registrants that file electronically. The address of the site is http://www.sec.gov.

We intend to furnish our stockholders with annual reports containing financial statements audited by an independent registered public accounting firm.

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RODMAN & RENSHAW HOLDING, LLC AND SUBSIDIARIES

Unaudited Condensed Consolidated Financial Statements:
Condensed Consolidated Statement of Financial Condition at June 30, 2007	F-2
Condensed Consolidated Statements of Income and Comprehensive Income for the Six Months Ended June 30, 2007 and 2006	F-3
Condensed Consolidated Statement of Changes in Members Equity for the Six Months Ended June 30, 2007	F-4
Condensed Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2007 and 2006	F-5
Notes to Condensed Consolidated Financial Statements	F-6
Audited Consolidated Financial Statements:
Independent Auditors’ Report	F-19
Consolidated Statements of Financial Condition as of December 31, 2006 and 2005	F-20
Consolidated Statements of Income and Comprehensive Income for the Years Ended December 31, 2006 and 2005 and for the Nine Months Ended December 31, 2004	F-21
Consolidated Statements of Changes in Members’ Equity for the Years Ended December 31, 2006 and 2005 and for the Nine Months Ended December 31, 2004	F-22
Consolidated Statements of Cash Flows for the Years Ended December 31, 2006 and 2005 and for the Nine Months Ended December 31, 2004	F-23
Notes to Consolidated Financial Statements	F-25
Unaudited Pro Forma Condensed Combined Financial Statements:
Introduction to the Pro Forma Condensed Combined Financial Statements	F-43
Pro Forma Condensed Combined Statement of Financial Condition at June 30, 2007	F-45
Pro Forma Condensed Combined Statement of Income and Comprehensive Income for the Six Months Ended June 30, 2007	F-46
Pro Forma Condensed Combined Statement of Income and Comprehensive Income for the Year Ended December 31, 2006	F-47
Notes to Pro Forma Condensed Combined Financial Statements	F-48

RODMAN & RENSHAW HOLDING, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Unaudited)

June 30, 2007
ASSETS
Cash and cash equivalents	$27,739,814
Securities owned:
Marketable, at market value	8,000,261
Non-marketable	1,115,057
Private placement and other fees receivable	5,823,158
Due from clearing broker	5,473,375
Prepaid expenses	569,056
Deposit with clearing broker	108,162
Investment in affiliate	1,515,240
Goodwill	1,938,714
Property and equipment, net	1,090,352
Other assets	134,620
Deferred financing costs, net	944,152

Total assets	$54,451,961

LIABILITIES AND MEMBERS’ EQUITY
Liabilities
Accrued compensation payable	$13,731,432
Accounts payable and accrued expenses	2,088,145
Conference deposits	370,983
Income taxes payable	527,015

Total liabilities	16,717,575
Commitments and contingencies
Senior Convertible Debenture, net	18,397,701
Minority interests	7,889,436
Members’ equity	11,447,249

Total liabilities and members’ equity	$54,451,961

The accompanying notes are an integral part of these condensed consolidated financial statements.

RODMAN & RENSHAW HOLDING, LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
AND COMPREHENSIVE INCOME
(Unaudited)

	For the Six Months Ended June 30,
	2007	2006
Revenues
Private placement, underwriting and advisory fees	$39,373,672	$17,234,336
Realized gains on securities	3,540,113	5,068,256
Commissions	3,606,237	2,326,982
Conference fees	719,009	748,532
Principal transactions, net	(339,836)	1,480,448
Other income	325,782	81,410

Total revenues	47,224,977	26,939,964
Expenses
Employee compensation and benefits	26,541,938	9,508,359
Conferences	2,144,492	1,670,447
Professional fees	2,712,543	2,487,591
Business development	1,433,545	879,525
Communication and data processing	889,407	628,090
Office	401,879	242,166
Occupancy and equipment rentals	605,398	251,601
Subscriptions and research	78,985	194,532
Insurance	301,968	186,062
Clearance and execution charges	97,850	101,959
Depreciation and amortization	324,813	223,802
Miscellaneous	273,363	173,359

Total expenses	35,806,181	16,547,493

Operating income	11,418,796	10,392,471
Interest expense	792,861	—

Income before income taxes and minority interests	10,625,935	10,392,471
Income taxes expense	337,780	349,337

Income before minority interests	10,288,155	10,043,134
Minority interests in income of subsidiaries	261,050	1,718,090

Net income	10,027,105	8,325,044
Other comprehensive income
Reclassification adjustment for realized gain on investment	(1,001,664)	—

Comprehensive income	$9,025,441	$8,325,044

The accompanying notes are an integral part of these condensed consolidated financial statements.

RODMAN & RENSHAW HOLDING, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CHANGES IN MEMBERS’ EQUITY
(Unaudited)

For the Six Months Ended June 30, 2007
Members’ equity—January 1, 2007	$22,025,823
Distributions	(22,608,927)
Net income	10,027,105
Stock based compensation	735,640
Issuance of Warrants	1,134,615
Beneficial conversion feature of Debentures	1,134,657
Reclassification adjustment for realized gain on investment	(1,001,664)

Members’ equity—June 30, 2007	$11,447,249

The accompanying notes are an integral part of these condensed consolidated financial statements.

RODMAN & RENSHAW HOLDING, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Six Months Ended
	June 30, 2007	June 30, 2006
Cash flows from operating activities
Net income	$10,027,105	$8,325,044
Adjustments to reconcile net income to net cash provided by operating activities:
Minority interests in subsidiaries	261,050	1,718,090
Minority share of the Company’s contributions in subsidiaries, net	12,030	47,134
Depreciation and amortization	324,813	223,802
Stock based compensation	735,640	122,138
Realized gain on available for sale investments	(1,001,664)	—
Interest, amortization of debt discount and deferred financing costs	792,861	—
Changes in operating assets and liabilities:
Securities owned, marketable	(2,168,424)	(1,050,231)
Securities owned, non-marketable	223,694	(2,238,773)
Private placement and other fees receivable	(3,322,942)	(22,981)
Due from clearing broker	(3,081,067)	(673,724)
Prepaid expenses	(340,130)	565,533
Deposit with clearing broker	(2,368)	(2,098)
Other assets	—	70,357
Securities sold, not yet purchased, at market value	—	(2,538)
Accrued compensation payable	6,781,198	2,589,629
Accounts payable and accrued expenses	(445,790)	636,868
Income taxes payable	99,197	327,000
Deferred taxes	(327,100)	—
Investment in affiliate	273,098	—
Conference deposits	148,393	(355,103)

Net cash provided by operating activities	8,989,594	10,280,147

Cash flows from investing activities
Purchases of property and equipment	(89,284)	(403,274)
Advance payments for future investments	—	(120,041)
Purchase of Twin Lakes	—	(60,000)

Net cash used in investing activities	(89,284)	(583,315)

Cash provided by (used in) financing activities
Proceeds from issurance of Senior Convertible Debentures and warrants	20,000,000	—
Deferred financing costs	(1,070,039)	—
Contribution by (distribution to) minority owner of subsidiaries	1,997,675	(287,876)
Distributions to members	(12,475,000)	(4,165,000)

Net cash provided by (used in) financing activities	8,452,636	(4,452,876)

Net increase in cash and cash equivalents	17,352,946	5,243,956
Cash and cash equivalents—beginning of period	10,386,868	1,946,050

Cash and cash equivalents—end of period	$27,739,814	$7,190,006

Supplemental disclosures of cash flow information
Cash paid during the year/period for:
Income taxes	$520,947	$56,000

Non-cash investing and financing activities
Distribution of beneficial interest in securities	$10,133,927	$—

Acquisition of interest in Twin Lakes:
Fair value of net liabilities assumed		$(42,114)
Goodwill recognized on purchase		$102,114

Cash paid to acquire interest in Twin Lakes		$60,000

The accompanying notes are an integral part of these condensed consolidated financial statements.

RODMAN & RENSHAW HOLDING, LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 1—Organization, Nature of Operations and Basis of Presentation

Rodman & Renshaw Holding, LLC (the “Company”) is a holding company whose principal operating subsidiary is Rodman & Renshaw, LLC (the “Broker-Dealer”), a Delaware limited liability company formed on June 20, 2002, which succeeded to the business of Rodman & Renshaw, Inc. on January 1, 2004. Prior to July 10, 2007 (see Note 11—“Exchange Transaction”) the members of the Company were Paul Revere, LLC (“Paul Revere”) and R&R Capital Group, Inc. (“RRCG”), which own 70% and 30% equity interests in the Company, respectively. Pursuant to the Company’s limited liability company operating agreement (the “LLC Agreement”), the Company’s existence shall continue for a term of 50 years from the date of formation, which was February 4, 2004, unless dissolved sooner in accordance with Delaware law or the LLC Agreement. The Broker-Dealer, which is wholly-owned by the Company, is engaged in the business of a broker and dealer as those terms are defined in the Securities Exchange Act of 1934, as amended, and is a registered broker-dealer with the Financial Industry Regulatory Authority, Inc. (“FINRA”), formerly known as the National Association of Securities Dealers, Inc., or “NASD.” All significant intercompany accounts and transactions have been eliminated in consolidation.

The accompanying condensed consolidated financial statements include the accounts of all wholly-owned and majority-owned subsidiaries of the Company. In accordance with Emerging Issues Task Force Issue No. 04-5, “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights,” the Company’s condensed consolidated financial statements also include the accounts of a limited partnership for which the Company is the general partner. In accordance with Statement of Financial Accounting Standards No. 94, “Consolidation of All Majority-owned Subsidiaries—an amendment of ARB No. 51, with related amendments of APB Opinion No. 18 and ARB No. 43, Chapter 12,” all majority-owned subsidiaries have been consolidated beginning on the date the respective interest was acquired.

Interim Financial Statements

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America for interim financial information. In the opinion of management, the unaudited condensed consolidated financial statements have been prepared on the same basis as the annual financial statements and reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the financial position as of June 30, 2007, the results of the Company’s operations for the six months ended June 30, 2007 and 2006, the changes in members’ equity for the six months ended June 30, 2007 and cash flows for the six months ended June 30, 2007 and 2006. The results for the six months ended June 30, 2007 are not necessarily indicative of the results to be expected for any subsequent quarter or the entire fiscal year ending December 31, 2007.

Certain information and footnote disclosures normally included in financial statements that are prepared in accordance with generally accepted accounting principles in the United States of America have been condensed or omitted pursuant to the rules and regulations of the United States Securities and Exchange Commission (the “SEC”).

These unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited financial statements and notes for the year ended December 31, 2006.

RODMAN & RENSHAW HOLDING, LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Unaudited)

Note 2—Summary of Significant Accounting Policies

Valuation of Securities Owned—Marketable and Non-Marketable

Marketable securities consist of: (i) publicly traded unrestricted common stocks in which the Company has the intent and the ability to sell in the short term (“trading securities”); and (ii) publicly traded unrestricted common stocks in which the Company has the intent to sell but not the ability to sell in the short term due to low volume or illiquidity (“available for sale securities”). Trading securities are valued at the closing price on the valuation date, with any realized and unrealized holding gains or losses reflected in the condensed consolidated statements of income as realized gains on securities, net and principal transactions, respectively. Available for sale securities are valued at the closing price on the valuation date, with any unrealized holding gains or losses reflected as a component of accumulated other comprehensive income in the condensed consolidated statements of members’ equity, and any realized gains or losses are reflected in the condensed consolidated statements of income as realized gains on securities, net.

Non-marketable securities consist of: (i) non-tradable warrants exercisable into common stock of public companies (“non-tradable warrants”); (ii) restricted common stock in publicly held companies (“restricted securities”); (iii) common stock and preferred stock in privately held companies and partnerships where the Company has less than a 20% voting interest and has no significant influence (“securities in privately-held entities”); and (iv) convertible notes and notes receivables in privately held companies (“debt securities in privately-held companies”). Non-tradable warrants are valued at intrinsic value based on the closing price at the date of the valuation, as the Company has the intent and the ability to exercise and sell in the short term, at the closing price. Restricted securities, securities in privately-held entities and debt securities in privately-held companies are carried at cost. Any realized and unrealized holding gains or losses derived from non-marketable securities are reflected in the consolidated statements of income as realized gains on securities, net and principal transactions, net, respectively. Interest on debt securities in privately-held companies is included in the condensed consolidated statements of income and comprehensive income as other income. The Company accounts for gains and losses on the sale of marketable and non-marketable securities under the specific identification method.

Securities Transactions and Revenue Recognition

Private placement fees arising from securities offerings in which the Broker-Dealer acts as an underwriter or agent, along with fees earned from providing financial advisory services are recognized at the time the transaction is consummated. The Company recognizes advisory fee revenue ratably over the terms of the related contracts.

Proprietary securities transactions, gains and losses from the sale of securities owned, commission revenue and commission expense are recorded on a trade-date basis. Profit and loss arising from all securities transactions entered into for the account and risk of the Company are recorded on a trade-date basis.

Conference Revenue and Expenses

The Company receives conference deposits from presenters, which are recorded as a liability and then recognized as revenue when the conference is conducted. The Company also makes advance payments for conference facilities, entertainment and related costs, which are recorded as prepaid expenses and then recognized when the conference is conducted.

RODMAN & RENSHAW HOLDING, LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Unaudited)

Debt with Equity Instruments

On March 1, 2007, the Company, in a private placement transaction, issued $20 million face value of its 6% Senior Convertible Debentures (“Debentures”) and warrants to purchase equity interests in the Company (the “Warrants”) to certain accredited investors (“Investors”) in exchange for $20,000,000 cash. (See Note 6.)

In accordance with the guidance provided by EITF 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments,” the Company determined that the aggregate purchase price of $20,000,000 should be allocated to the Debentures and the Warrants based on their relative fair values, with $1,134,615 attributable to the relative fair value of the Warrants being recorded as a debt discount on the Debentures, such that the Debentures were recorded on the condensed consolidated statement of financial condition at a value of $18,865,385. The debt discount, which was credited to members’ equity, will be accreted by the Company over the life of the Debentures.

The fair value of the warrants was determined based on Black-Scholes model, which requires the input of highly subjective assumptions, including the expected share price volatility. Given that the Company’s shares are not publicly traded, the Company developed an expected volatility figure based on a review of the historical volatilities, over a period of time equivalent to the expected life of these warrants, of similarly positioned public companies within its industry, during the early stages of their life as a public company. In applying the Black-Scholes model, the Company used the following assumptions:

Risk free interest rate	4.54%
Weighted average expected life of warrants (years)	3.0
Expected volatility of Company’s common stock	33%
Expected dividends	—

In addition, based on the intrinsic value method, the Company recorded an additional debt discount of $1,134,657 at March 1, 2007, related to the beneficial conversion feature of the Debentures after taking into account the value of the Warrants issued. This discount has been and will continue to be accreted by the Company over the life of the Debentures. (See Note 6.)

Income Taxes

The Company files consolidated federal income tax and combined New York State and New York City Unincorporated Business Tax (“UBT”) returns. The members of the Company, Paul Revere and RRCG, are taxed on the Company’s federal and state taxable income. Accordingly, no provision or liability for federal or state income taxes has been included in the condensed consolidated financial statements, except for the UBT.

Deferred tax assets and liabilities are determined based on the difference between the condensed consolidated financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect for UBT purposes in the years in which the differences are expected to reverse. In addition, the Company also recognizes deferred tax assets for future tax benefits, to the extent that realization of such benefits is more likely than not to occur.

In June 2006, the FASB issued Interpretation No. 48, “Accounting of Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 31, 2006. The Company adopted FIN 48 effective with its 2007 fiscal year. FIN-48 currently has no effect on the Company’s condensed consolidated financial statements. (See Note 9.)

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Use of Estimates

The preparation of condensed financial statements is in conformity with United States generally accepted accounting principles, which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Concentrations of Credit Risk

The Broker-Dealer is engaged in trading and provides a broad range of securities brokerage and investment services to institutional clientele as well as private placement services to corporations and businesses. Counterparties to the Broker-Dealer’s business activities include broker-dealers and clearing organizations, banks and other financial institutions.

The Broker-Dealer uses a clearing broker to process transactions and maintain customer accounts on a fee basis. The Broker-Dealer permits the clearing firm to extend credit to their clientele secured by cash and securities in the client’s account. The Broker-Dealer’s exposure to credit risk associated with the non-performance by their customers and counterparties in fulfilling their contractual obligations can be directly impacted by volatile or illiquid trading markets, which may impair the ability of customers and counterparties to satisfy their obligations to the Broker-Dealer. The Broker-Dealer has agreed to indemnify its clearing brokers for losses they incur while extending credit to the Broker-Dealer’s clients. The Broker-Dealer’s policy is to review, as necessary, the credit standing of their customers and counterparties. Amounts due from customers that are considered uncollectible are charged back to the Broker-Dealer by the clearing brokers when such amounts become determinable.

Securities sold but not yet purchased commit the Broker-Dealer to deliver specified securities at predetermined prices. The transactions may result in market risk since, to satisfy the obligation, the Broker-Dealer must acquire the securities at market prices, which may exceed the values reflected on the statement of financial condition.

The Company maintains cash with major financial institutions. Cash is insured by the Federal Deposit Insurance Corporation up to $100,000 at each institution. The uninsured cash bank balances were approximately $26,834,999 at June 30, 2007. The Company believes it is not exposed to any significant credit risks for cash.

Registration Payment Arrangements

In December 2006, the FASB issued a Staff Position (“FSP”) on EITF 00-19-2, “Accounting for Registration Payment Arrangements” (“FSP 00-19-2”). FSP 00-19-2 specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement should be separately recognized and measured in accordance with SFAS No. 5, “Accounting for Contingencies” (“SFAS 5”). If the transfer of consideration under a registration payment arrangement is probable and can be reasonably estimated at inception, the contingent liability under the registration payment arrangement is included in the allocation of proceeds from the related financing transaction (or recorded subsequent to the inception of a prior financing transaction) using the measurement guidance in SFAS 5. FSP 00-19-2 was effective immediately for registration payment arrangements and the financial instruments subject to those arrangements that are entered into or modified subsequent to the issuance of FSP 00-19-2. For prior arrangements, FSP 00-19-2 is effective for financial statements issued for fiscal years beginning after December 15, 2006 and interim periods within those years. The Company adopted FSP 00-19-2 effective with its 2007 fiscal year. FSP 00-19-2 currently has no effect on the Company’s condensed

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consolidated financial statements, as the Company believes that the probability of penalty due to an untimely filing of a registration statement covering the shares issuable upon conversion of the Debentures and exercise of the Warrants is remote. (see Note 6.)

Stock-Based Compensation

Effective January 1, 2006, the Company adopted SFAS 123R and adopted the modified prospective method with respect to its accounting for the transition to SFAS 123R.

On May 22, 2007, the Company granted options to employees to purchase 919,541 shares of Rodman & Renshaw Holding, LLC at an exercise price of $8.24 (See Note 10.) In applying the Black- Scholes model during the six months ended June 30, 2007, the Company used the following assumptions:

Risk free interest rate	4.76%
Weighted average expected life of options (years)	3.5
Expected volatility of Company’s common stock	33%
Expected dividends	—

Note 3—Securities Owned and Sold, Not Yet Purchased

At June 30, 2007, securities owned and sold, not yet purchased, consist of trading and investment securities, as follows:

Marketable securities are as follows:
Trading securities, at market value	$8,000,261

Non-marketable securities are as follows:
Non-tradable warrants	$20,533
Restricted securities	$617,024
Debt securities in public entity	$477,500

$1,115,057

Note 4—Investment in Affiliate

On February 28, 2007, the Company distributed to its members, Revere and RRCG, 85% of its beneficial interest in certain warrants and other securities and retained the remaining 15%. (See Note 10.) Simultaneous with the distribution, the Company, Revere and RRCG assigned their respective beneficial interests in these warrants and other securities to RRPR, LLC (“RRPR”), a Delaware limited liability company, which was formed on February 6, 2007 for the purpose of managing these assets, in exchange for membership interests in RRPR in proportion to their respective ownership percentages. The Company retained bare legal title to these assets pursuant to a nominee agreement with RRPR, which controls all decisions regarding the assets, is entitled to all sales proceeds and other benefits, bears the risk of loss, and can demand conveyance of the legal title at any time. In accordance with APB Opinion No.18, the Company’s investment in RRPR is accounted for under the equity method because of the Company’s significant influence attributable to the common senior management and the degree of participation by the Company in management decisions. For the six months ended June 30, 2007, the Company recorded its share of RRPR’s net income in the amount of $34,288, which is recorded in principal transactions, net, in the condensed consolidated statements of income.

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Note 5—Deferred Financing Cost

The Company incurred investment banking, legal and due diligence fees totaling $1,070,039 associated with the issuance of the Debentures and Warrants. (See Note 6.) These fees are treated as deferred financing costs and are being amortized over the term of the Debentures. For the six months ended June 30, 2007, $125,888 has been amortized and included as interest expense in the condensed consolidated statement of income.

Note 6—Senior Convertible Debentures

On March 1, 2007, the Company, in a private placement transaction, issued the Debentures and the Warrants to the Investors in exchange for $20,000,000 in cash. The Debentures mature on December 31, 2009 and bear interest at 6% per annum, which interest is payable at the earlier of the maturity date or at the time of conversion or redemption of the Debentures. For the six months ended June 30, 2007, interest expense in the amount of $400,000 was recorded in the condensed consolidated statements of income. The Debentures, including any accrued interest, are convertible into shares of the Company’s Common Stock, at any time, by the holders at a price of $7.00 per share, subject to certain adjustments as set forth in the Debentures. The Warrants entitle the holders thereof to purchase an aggregate of 714,286 common shares of the Company at an exercise price of $7.70 per share, subject to certain adjustments as defined in the Warrants, and are exercisable at any time on or before March 1, 2010. Upon the occurrence of certain events, including the Company’s shares becoming publicly traded, the Company may require the conversion of the Debentures. Pursuant to the terms of the financing, the lead Investor was granted the right to designate two members of the Company’s board of directors, and certain key employees signed three-year employment contracts with the Company. (See Note 7.) In connection with the sale of the Debentures and Warrants, the Company incurred approximately $1,070,000 of debt issuance costs which has been capitalized and will be amortized over the life of the Debentures. (See Note 5.)

In accordance with the guidance provided by EITF 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments,” the Company allocated the aggregate purchase price of $20,000,000 to the Debentures and the Warrants based on their relative fair values, with $1,134,615 allocated to the Warrants recorded as a debt discount on the Debentures. The debt discount, which was credited to members’ equity, has been and will continue to be accreted by the Company over the life of the Debentures. For the six months ended June 30, 2007, the Company amortized $133,484 of this discount, included within interest expenses in the condensed consolidated statements of income.

In addition, the Company recorded an additional debt discount of $1,134,657 at March 1, 2007 related to the beneficial conversion feature of the Debentures after taking into account the value of the Warrants issued. This discount has been and will continue to be accreted by the Company over the life of the Debentures. For the six months ended June 30, 2007, the Company amortized $133,489 of this discount, included within interest expenses in the condensed consolidated statement of income.

As of June 30, 2007, no Warrants have been exercised and no Debentures have been converted.

At June 30, 2007, the balance of the Debentures, net of amortized debt discounts in the amount of $2,002,299, plus accrued interest of $400,000, was $18,397,701.

On July 10, 2007, as part of the Exchange, the holders of the Debentures and Warrants transferred those securities to Enthrust Financial Services, Inc. (“Enthrust”) in exchange for shares of Enthrust’s common stock and warrants to purchase Enthrust’s common stock. (See Note 11.)

In connection with the sale of the Debentures and the Warrants, the Company agreed to enter into a Registration Rights Agreement with the holders of the Debentures, which would require that the Company file a resale registration statement with the SEC within 90 days after certain “trigger

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events” (the “Filing Date”). Such “trigger events” include the shares of the Company (or a successor to the Company) being traded, listed or quoted on a public market. The resale registration statement is required to cover the resale of such number of shares of Common Stock as may become issuable upon the conversion of the Debentures and the exercise of the Warrants (the “Registerable Securities”). In the event that the resale registration statement is not filed by the Filing Date or is not effective within 180 days thereafter or the Company fails to maintain its effectiveness for stated periods, the Company is required to pay as partial relief for the damages to the holders of the Debentures and the Warrants by reason of any such delay in their inability to sell their Registerable Securities, an amount equal to 2% per month of the original outstanding principal amount of the Debentures purchased by such Holders until such time as the resale registration statement becomes effective, up to a cap of 10%. The Company believes that the probability of a penalty due to untimely filing of the registration statement with respect to covering the shares issuable upon conversion of the Debentures and exercise of the Warrants is remote.

At all times while any of the Debentures remain outstanding, the Company must maintain $5,000,000 of key man life insurance on each of its President, Chief Executive Officer and a Senior Managing Director, as well as maintain cash balances, together with its subsidiaries, of at least $3,000,000. The Company was in compliance with these requirements at June 30, 2007.

Note 7—Commitments and Contingencies

Lease Commitments

As of June 30, 2007, the Company occupied two floors, 16 and 28, covering approximately 33,000 square feet, at 1270 Avenue of the Americas, New York, New York. The lease for the 16th floor expires in July 2008. The lease for the 28th floor expired in June 2007. The Company vacated the 28th floor in July 2007. The Company is actively seeking replacement office space in New York City.

Employment Agreement  —  Chairman

On December 22, 2006, the Company entered into an employment agreement with its Chairman, which provides for an annual salary of $250,000, as well as additional compensation as defined in the agreement. Effective June 26, 2007, the employment agreement with the Chairman was modified to eliminate the bonus which was based on net profits.

Employment Agreements  —  Senior Executives

On March 1, 2007, the Company entered into three-year employment agreements with three senior managing directors of the Broker Dealer who are also senior executives of the Company and members of the board of directors of the Company and the Broker-Dealer. Under the terms of the agreements, which commenced on March 1, 2007 and continue until February 28, 2010, unless extended or earlier terminated in accordance with their terms, the Company is required to pay annual salaries of $150,000 to each executive, or $450,000 in the aggregate, plus incentive compensation under a bonus plan. For the six months ended June 30, 2007, these three individuals received the following: (i) compensation of $150,000; and (ii) distribution, directly and indirectly out of distributions to members of $11,566,000. (see Note 10.) For the six months ended June 30, 2006 these three individual did not receive any compensation or distributions.

Under the above employment agreements, the bonus for these executives will be calculated at the discretion of the Compensation Committee of the Company’s board of directors, based upon the overall revenue and profits of the Company for each fiscal year commencing on or after January 1, 2007, as well as, the overall productivity of each executive as determined by the Compensation

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Committee and as defined in the employment agreements, subject to the Company’s total compensation and benefits expense with respect to all employees, which includes cash and non-cash compensation but does not include equity based compensation granted on or before the “Exchange Date” (as defined in Note 11 below), for the fiscal year not exceeding 55% of gross revenues.

Litigation

During the year ended December 31, 2006, as a result of actions taken by a former employee against the Company, the Company filed a proceeding against the former employee with FINRA, then known as the NASD, and in the United States District Court for the Southern District of New York (“SDNY”), in which it alleged various claims against the employee including, but not limited to, trademark infringement and dilution, cyber-squating, cyber-piracy, defamation and tortuous interference with business relations. In connection with each of these actions, the Company is seeking compensatory and punitive damages. In response to these actions filed against the former employee by the Company, the employee filed counterclaims with the SDNY seeking compensatory and punitive damages against the Company for breach of contract, defamation and declaratory relief. The Company is not in a position to predict or assess the likely outcome of these proceedings, nor is it in a position to estimate the range of any potential loss. In August 2007, the Company filed a reply to the employee’s counterclaims, its opposition to the employee’s motion to dismiss the Company’s amended statement of claim and the Company’s motion to dismiss two of the employee’s counterclaims (the counterclaim seeking damages for breach of contract in connection with the employee’s claim that he had been promised an option to purchase two percent “of Rodman” for “book value” and the counterclaim seeking damages for defamation) as well as his claims for declaratory relief. Shortly thereafter, the employee filed an opposition to the Company’s motion to dismiss his counterclaims and claims for declaratory relief, as well as a reply in further support of his motion to dismiss the Company’s amended statement of claim. The Company expects to file its reply in further support of its motion to dismiss his counterclaims by October 12, 2007.

By letter dated April 10, 2006, FINRA advised the Company that it was reviewing matters related to the circumstances surrounding the termination of the former employee and requested that the Company produce documents in connection with that review. By letter dated April 11, 2006, FINRA withdrew its request to avoid regulatory duplication upon learning that the SEC was also reviewing the same events. By letter dated May 1, 2007, following the SEC’s termination of its investigation, and in connection with its own investigation, FINRA requested the production of certain information and documentation. The Company produced all responsive information and documentation to the May 1, 2007 letter. Subsequently, by letter dated July 24, 2007, FINRA requested additional documentation and information. The Company produced all documentation and information responsive to the July 24, 2007 letter. By letter dated August 6, 2007, FINRA requested the interviews of certain employees of the Company’s broker-dealer affiliate and the Company intends to cooperate fully with that request.

Note 8—Net Capital Requirements

The Broker-Dealer is subject to various regulatory requirements, including the SEC’s Uniform Net Capital Rule (SEC Rule 15c3-1), which is intended to ensure the general financial soundness and liquidity of broker-dealers by requiring the maintenance of minimum levels of net capital. These regulations place limitations on certain transactions, such as repaying subordinated borrowings, paying cash dividends, and making loans to a parent, affiliates or employees. Broker-dealers are prohibited from such transactions which would result in a reduction of its total net capital to less than 120% of its required minimum net capital. Moreover, broker-dealers are required to notify the SEC before entering into any such transactions, which if executed, would result in a reduction of 30% or more of its excess net capital (net capital less the minimum requirement). The SEC has the

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ability to prohibit or restrict such transactions if the result is detrimental to the financial integrity of the broker-dealer.

At June 30, 2007, the Broker-Dealer had net capital of $9,333,336, which was $9,083,336 in excess of its required net capital of $250,000.

Note 9—Income Taxes

Income taxes (benefit) expense consists exclusively of UBT and is comprised of the following:

	For the Six Months Ended June 30,
	2007	2006
Current	$664,880	$349,337
Deferred	(327,100)	—

Total	$337,780	$349,337

The difference between the effective UBT rate of 4% and the tax rate on the condensed consolidated statements of income are due primarily to the UBT permanent difference for officers’ salaries.

As described in Note 2, the Company adopted FIN 48 effective January 1, 2007. FIN 48 requires companies to recognize in their financial statements, the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, and disclosure.

The Company and its subsidiaries filed consolidated federal and various state partnership income tax returns in which the initial period of tax reporting for these entities occurred during the year ended December 31, 2004. These income tax returns have not been examined by the applicable federal and state tax authorities. The Company has not yet filed its income tax returns for the year ended December 31, 2006.

Management does not believe that the Company has any material uncertain tax position requiring recognition or measurement in accordance with the provisions of FIN 48. Accordingly, the adoption of FIN 48 did not have a material effect on the Company’s financial statements. The Company’s policy is to classify penalties and interest associated with uncertain tax positions, if required as a component of its income tax provision.

Note 10—Members’ Equity and Stock Options

Distributions to Members

On February 28, 2007, the Company distributed to its members, Paul Revere and RRCG, 85% of its beneficial interest in certain warrants and other securities that were valued at approximately $10.1 million at that date. (See Note 4.)

On March 16, 2007, and April 27, 2007, the Company distributed cash of $10,740,000 and $1,735,000, respectively, to its members, Paul Revere and RRCG.

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Stock-Based Compensation

The Company recorded $735,640 and $122,138 of stock-based compensation for the six months ended June 30, 2007 and 2006, respectively. The unamortized stock-based compensation balance as of June 30, 2007 was $3,552,133 and will be fully amortized through 2010. During the six months ended June 30, 2007, options to purchase 919,541 shares of common stock, with three year vesting periods, were granted to employees of the Company, valued at $2,013,795.

A summary of options outstanding as of June 30, 2007 is as follows:

	Amount	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term
Outstanding at January 1, 2007	1,928,829	$6.32	5.5 Years
Granted	919,541	$8.24	4.9 Years
Exercised	—	—	—
Forfeited or Expired	—	—	—

Outstanding at June 30, 2007	2,848,370	$6.94	5.0 Years

Exercisable at June 30, 2007	100,000	$0.409	7.8 Years

Note 11—Subsequent Events

Distributions to Members

Prior to the Exchange (described below), on July 9, 2007, the Company distributed $5.0 million to its members, Paul Revere and RRCG, representing approximately 70% of the members’ projected income tax liability on the Company’s taxable income for period (the “Short Year”) beginning January 1, 2007 and ending on the Exchange Date (as defined below), based on the maximum combined federal, New York State and New York City income tax rate of 45.498% (the “Maximum Rate”). As soon as reasonably practicable, the Company will calculate its actual taxable income for the Short Year and then make a final distribution to Paul Revere and the former stockholders of RRCG (pro rata in accordance with their interests in RRCG), in an amount equal to the taxes actually payable with respect to the Company’s Short Year, based on the Maximum Rate, over the amount distributed on July 9, 2007. In the event the amount distributed on July 9, 2007 exceeded the actual taxes payable with respect to the Short Year, based on the Maximum Rate, Paul Revere and the former stockholders of RRCG are obligated to reimburse the Company to the extent the amount of the distribution exceeds the actual taxes payable with respect to the Short Year based on the Maximum Rate.

Exchange Transaction

On July 10, 2007 (the “Exchange Date”), pursuant to an Exchange Agreement, dated as of July 10, 2007 (the “Exchange Agreement”), the beneficial owners of the Company’s debt and equity securities consummated a reorganization transaction, referred to herein as the “Exchange,” pursuant to which the Company became a subsidiary of Enthrust Financial Services, Inc. (“Enthrust”), a Delaware corporation. As a result of the Exchange, the beneficial owners of the Company’s debt and equity securities, or their respective members or stockholders, became stockholders of Enthrust. Prior to the Exchange, the Company owned 80% of Enthrust indirectly through a subsidiary. At the time of the Exchange, Enthrust was not engaged in any trade or business and its shares of common stock, par value $.001 per share (the “Common Stock”), were traded on the OTC Bulletin Board under the symbol EFSV.OB. The symbol was subsequently changed to RDRN.OB when the Company changed its name to Rodman & Renshaw Capital Group, Inc. on August 31, 2007.

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The Exchange consisted of the following: (i) Paul Revere contributed its 70% membership interest in the Company to Enthrust in exchange for 12,711,683 shares of Common Stock; (ii) the stockholders of RRCG, which owned 30% of the Company and 25.5% of RRPR, contributed all of their RRCG shares to Enthrust in exchange for 5,967,591 shares of Common Stock; (iii) the holders of the Debentures and the Warrants contributed the Debentures and the Warrants to Enthrust in exchange for 5,970,099 shares of Common Stock and warrants to purchase 1,355,600 shares of Common Stock at $7.00 per share; and (iv) options held by employees of the Company to purchase up to 2,848,370 shares of the Company’s shares at prices ranging from $0.409 per share to $8.24 per share were exchanged for options to acquire up to 5,278,071 shares of Common Stock at prices ranging from $0.22 to $4.45 per share. Immediately after the Exchange, the Enthrust shares held indirectly by the Company were cancelled and in contemplation of the Exchange, on July 9, 2007, two shareholders of Enthrust contributed 250,715 and 42,143 shares of Common Stock, respectively, to the capital of the company. These shares were retired and returned to the status of authorized but unissued shares.

In addition, on the Exchange Date: (i) Enthust’s president and chief financial officer resigned; (ii) Enthrust’s sole director appointed the Company’s president as a director of Enthrust; (iii) the two Enthrust directors appointed the officers of the Company as the officers of Enthrust; (iv) the two Enthrust directors appointed the other directors of the Company to be the directors of Enthrust, effective as of the tenth following the date on which Enthrust mailed an Information Statement pursuant to Rule 14f-1 promulgated under the Exchange Act to its stockholders; and (v) the original director of Enthrust resigned effective as of the date the directors of Holding became the directors of Enthrust. The Rule 14f-1 Information Statement was mailed on July 12, 2007.

On August 31, 2007, the Enthrust’s name was changed to Rodman & Renshaw Capital Group, Inc.

Based on the fact that immediately after the Exchange: (i) the former holders of the Company’s debt and equity securities owned 98.6% of Enthrust’s issued and outstanding shares of Common Stock; (ii) the officers of the Company became the officers of Enthrust; (iii) the directors of the Company became the directors of Enthrust; (iv) Enthrust changed its name to “Rodman & Renshaw Capital Group, Inc.,” to reflect the corporate identity of the Company; and (v) Enthrust was not engaged in any trade or business prior to the Exchange so that after the Exchange its only business is the business that had previously been conducted by the Company; for accounting purposes: (a) the Company is treated as the acquirer; (b) the historical financial statements of the Company will become Enthrust’s historical financial statements; and (c) the Exchange will be accounted for as a reverse acquisition and recapitalization of the Company.

Public Offering

The Company is in the process of filing a registration statement whereby it will offer 8,000,000 shares of its common stock at an expected offering price of between $5.50 and $7.00 per share (the “Registration Statement)”. In addition, the underwriters have the option to purchase an additional 1,800,000 shares at the offering price. The Company is also registering 4,000,000 shares held by existing stockholders under the Registration Statement.

Tax Indemnification Agreement

In connection with the Exchange described above, the Company entered into a Tax Indemnification Agreement with Paul Revere, RRCG and the stockholders of RRCG (“the Indemnitees”) pursuant to which, the Company agreed to indemnify the Indemnitees for any increased taxes attributable to the activity of the Company through the Exchange Date. The

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Company believes that the likelihood of any payment under the indemnification agreement is remote.

Employment Agreement

In August 2007, the Compensation Committee and the Board of Directors of Rodman & Renshaw Capital Group, Inc. then known as Enthrust Financial Services, Inc., (the “Board”) unanimously approved an employment agreement between the Company and a new Chief Executive Officer. The material terms of the agreement are as follows: (i) the employment period begins September 4, 2007 (the “Commencement Date”) and terminates December 31, 2009, unless the agreement is extended; (ii) the agreement can be extended indefinitely for additional one year periods unless either party gives the other 90-days written notice of its intent not to renew the agreement; (iii) the executive’s base salary will be $150,000 per year; (iv) the executive is entitled to incentive compensation as follows: (A) for fiscal 2007—$616,666; (B) for fiscal 2008—$800,000 plus $1,050,000 if total consolidated gross revenues for fiscal 2008 exceed 110% of total consolidated gross revenues for fiscal 2007; (C) for fiscal 2009—$800,000 plus $1,050,000 if total consolidated gross revenues for fiscal 2009 exceed 120% of total consolidated gross revenues for fiscal 2007; (iv) the executive is a participant in the Company’s Executive Bonus Plan (described below); (v) on the Commencement Date, the executive will receive a grant of 750,000 shares of restricted Common Stock that vest ratably over a three- year period beginning on the first anniversary date of the agreement; (vi) on the effective date of the Registration Statement, the Company will grant the executive options to purchase 750,000 shares of Common Stock at a price equal to the public offering price per share set forth in the prospectus included in the Registration Statement or, if the Registration Statement is not effective before November 1, 2007, the exercise price will be equal to the greater of (A) $7.00 per share and (B) the fair market value of a share of the Company’s Common Stock at the close of business on October 31, 2007, as determined by the Board in good faith; and (vii) if the Company does not extend the employment agreement beyond its stated December 31, 2009 expiration date, it shall pay to the executive, in consideration for his covenant not to compete, a lump sum payment equal to nine times his monthly salary amount (which is equal to one-twelfth his average base and incentive compensation for the year preceding such termination).

Executive Bonus Plan

In August 2007, the compensation committee and the Board unanimously approved, and the Company’s stockholders ratified, the Company’s Executive Bonus Plan. The Executive Bonus Plan replaces and supersedes the previously existing Bonus Plan that had been included in the employment agreements of the Company’s three senior executives. (See Note 7.) The material terms of the Executive Bonus Plan are as follows: (i) the initial participants are four of the Company’s senior executives; (ii) all awards under the Executive Bonus Plan are determined by the Compensation Committee in its sole and absolute discretion; (iii) no participant may receive, in any single year, an amount exceeding 25% of the Company’s consolidated gross revenues for that year; and (iv) in no event shall the Company’s total compensation and benefits expense for any fiscal year, after taking into account the aggregate amount awarded under the Executive Bonus Plan (but excluding any equity compensation granted by the Company prior to September 30, 2007) and insurance premiums paid in respect of “key-man” life insurance policies for the Company’s benefit, exceed 60% of the Company’s total consolidated revenues for such fiscal year. The Board subsequently set the target at 55%.

2007 Stock and Incentive Plan

In August 2007, the compensation committee and the Board unanimously approved, and the Company’s stockholders ratified, the Company’s 2007 Stock and Incentive Plan. The material terms

RODMAN & RENSHAW HOLDING, LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Unaudited)

of the 2007 Stock and Incentive Plan are as follows: (i) the plan will be administered by a committee made up entirely of “independent” directors; (ii) all employees and directors of and consultants to the Company and its subsidiaries are eligible to receive awards under the plan; (iii) 5,250,000 shares of Common Stock are reserved for issuance under the plan; (iv) awards granted pursuant to the plan include incentive and non-qualified options and restricted stock grants; (v) no participant may receive in any one year awards covering more than 2,000,000 shares of Common Stock; (vi) in the case of option grants, the exercise price may not be less than 100% of the fair market value of a share of Common Stock on the date of grant; (vii) no award may be granted more than 10 years after the date of the plan.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Members of
RODMAN & RENSHAW HOLDING, LLC

We have audited the accompanying consolidated statements of financial condition of Rodman & Renshaw Holding, LLC and Subsidiaries (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of income and comprehensive income, changes in members’ equity and cash flows for the years ended December 31, 2006 and 2005 and for the nine months ended December 31, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Rodman & Renshaw Holding, LLC and Subsidiaries as of December 31, 2006 and 2005, and the consolidated results of their operations and their cash flows for the years ended December 31, 2006 and 2005 and for the nine months ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, the accompanying financial statements for the year ended December 31, 2006 include the consolidation of a limited partnership under the provisions of EITF 04-5, “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights.”

/s/ Marcum & Kliegman, LLP

New York, New York
May 10, 2007

RODMAN & RENSHAW HOLDING, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	December 31,
	2006	2005
ASSETS
Cash and cash equivalents	$10,386,868	$1,946,050
Securities owned:
Marketable	7,295,042	98,763
Non-marketable	11,797,813	2,360,784
Private placement and other fees receivable	2,500,216	585,964
Due from clearing broker	2,392,308	505,039
Prepaid expenses	228,926	830,828
Prepaid income taxes	—	85,053
Deposit with clearing broker	105,794	101,356
Goodwill	1,938,714	1,811,153
Property and equipment, net	1,325,881	1,152,748
Other assets	134,620	204,121

Total assets	$38,106,182	$9,681,859

LIABILITIES AND MEMBERS’ EQUITY
Liabilities:
Securities sold, not yet purchased, at market value	$—	$2,538
Accrued compensation payable	6,950,234	405,255
Accounts payable and accrued expenses	2,533,935	514,521
Conference deposits	222,591	361,408
Income taxes payable	427,818	—
Deferred taxes payable	327,100	24,686

Total liabilities	10,461,678	1,308,408
Commitments and contingencies
Minority interests	5,618,681	69,055
Members’ equity—9,800,000 shares issued and outstanding at December 31, 2006 and 2005	22,025,823	8,304,396

Total liabilities and members’ equity	$38,106,182	$9,681,859

The accompanying notes are an integral part of these consolidated financial statements.

RODMAN & RENSHAW HOLDING, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the Years Ended December 31,		For the Nine Months Ended December 31, 2004
	2006	2005
Revenues:
Private placement, underwriting and advisory fees	$43,080,933	$17,887,426	$16,668,622
Realized gains on securities, net	1,884,362	6,173,974	—
Commissions	5,160,576	2,428,466	2,139,906
Conference fees	2,092,591	1,488,194	1,111,514
Principal transactions, net	11,518,875	1,174,994	827,174
Other income	220,533	101,735	129,453

Total revenues	63,957,870	29,254,789	20,876,669
Expenses:
Employee compensation and benefits	26,782,236	15,344,809	14,427,424
Conference fees	4,748,330	3,672,746	2,956,856
Professional fees	6,192,207	1,492,183	1,025,785
Business development	1,879,982	764,639	409,940
Communication and data processing	1,451,894	670,574	282,284
Office	577,195	464,708	256,708
Occupancy and equipment	827,964	446,410	350,804
Subscriptions and research	289,132	344,480	164,332
Insurance	425,127	296,143	175,271
Clearance and execution charges	196,796	266,265	305,198
Depreciation and amortization	538,353	208,703	50,154
Miscellaneous	462,719	397,251	179,094

Total expenses	44,371,935	24,368,911	20,583,850

Income before income taxes and minority interests	19,585,935	4,885,878	292,819
Income taxes	893,475	394,872	18,563

Income before minority interests	18,692,460	4,491,006	274,256
Minority interests in (income) loss of subsidiaries	(2,174,112)	17,706	—

Net income	16,518,348	4,508,712	274,256
Other comprehensive income
Unrealized gain on investments, net of tax	1,001,664	—	—

Comprehensive income	$17,520,012	$4,508,712	$274,256

The accompanying notes are an integral part of these consolidated financial statements.

RODMAN & RENSHAW HOLDING, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY
For the Years Ended December 31, 2006 and 2005 and for the Nine Months Ended December 31, 2004

	For the Years Ended December 31,		For the Nine Months Ended December 31,
	2006	2005	2004
Members’ equity—beginning	$8,304,396	$4,141,678	$3,867,422
Distributions	(4,165,000)	(345,994)	—
Net income	16,518,348	4,508,712	274,256
Stock-based compensation	366,415	—	—
Unrealized gain on investments	1,001,664	—	—

Members’ equity—ending	$22,025,823	$8,304,396	$4,141,678

The accompanying notes are an integral part of these consolidated financial statements.

RODMAN & RENSHAW HOLDING, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,		For the Nine Months Ended December 31,
	2006	2005	2004
Cash flows from operating activities:
Net income	$16,518,348	$4,508,712	$274,256
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Minority interests in subsidiaries	2,174,112	(17,706)	—
Loss from contributions in subsidiaries	(15,945)	—	—
Depreciation and amortization	538,353	208,703	50,154
Deferred tax expense	302,414	16,097	8,589
Stock based compensation	366,415	—	—
Changes in operating assets and liabilities:
Securities owned, marketable	(2,541,366)	(43,398)	(7,355)
Securities owned, non-marketable	(9,587,641)	(1,112,212)	(556,682)
Private placement and other fees receivable	(1,914,252)	1,559,733	(1,041,379)
Due from clearing broker	(1,826,607)	(352,085)	489,897
Prepaid expenses	601,902	(730,546)	(42,396)
Prepaid income taxes	85,053	(85,053)	—
Deposit with clearing broker	(4,438)	(1,356)	—
Other assets	70,091	(111,514)	(6,943)
Securities sold, not yet purchased, at market value	(2,538)	(3,312)	(205,843)
Accrued compensation payable	6,544,979	(4,288,150)	566,144
Accounts payable and accrued expenses	1,967,300	(250,773)	514,944
Income taxes payable	427,818	—	—
Due to member	—	—	(737,026)
Conference deposits	(138,817)	267,008	(252,169)

Total adjustments	(2,953,167)	(4,944,564)	(1,220,065)
Net cash provided by (used in) operating activities	13,565,181	(435,852)	(945,809)

Cash flows from investing activities:
Purchases of property and equipment	(711,486)	(1,163,957)	(154,056)
Purchases of Enthrust and 24Holdings	—	(824,400)	—
Purchase of Acumen assets	—	—	(250,000)
Purchase of Twin Lakes	(60,000)	—	—

Net cash used in investing activities	(771,486)	(1,988,357)	(404,056)

The accompanying notes are an integral part of these consolidated financial statements.

RODMAN & RENSHAW HOLDING, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS—(Continued)

	For the Years Ended December 31,		For the Nine Months Ended December 31, 2004
	2006	2005
Cash flows from financing activities:
Distributions	(4,165,000)	(345,994)	—
Distributions to minority owners	(187,877)	—	—

Net cash used in financing activities	(4,352,877)	(345,994)	—

Net increase (decrease) in cash and cash equivalents	8,440,818	(2,770,203)	(1,349,865)
Cash and cash equivalents—beginning of year	1,946,050	4,716,253	6,066,118

Cash and cash equivalents—end of year	$10,386,868	$1,946,050	$4,716,253

Supplemental disclosures of cash flow information
Cash paid during the periods for:
Income taxes	$220,106	$451,164	$737,025

Non-cash investing and financing activities:
Conversion of preferred stock into common stock (Note 5)	$25,447	$—	$—

Consolidation of limited partnership:
Marketable securities acquired	$3,563,889	$—	$—
Accrued expenses assumed	(10,000)	—	—
Minority interest in fair value of net assets consolidated	(3,553,889)	—	—

Cash received on consolidation	$—	$—	$—

Acquistion of interest in Twin Lakes:
Fair value of net liabilities assumed	$(42,114)	$—	$—
Goodwill recognized on purchase (Note 5)	102,114	—	—

Cash paid to acquire interest in Enthrust	$60,000	$—	$—

Acquistion of interest in Enthrust:
Fair value of net assets acquired	$—	$65,008	$—
Goodwill recognized on purchase (Note 5)	—	375,717	—
Minority interest in fair value of net assets acquired	—	(20,325)	—

Cash paid to acquire interest in Enthrust	$—	$420,400	$—

Acquistion of interest in 24Holdings, Inc.:
Fair value of net assets acquired	$—	$100,000	$—
Goodwill recognized on purchase (Note 5)	—	370,436	—
Minority interest in fair value of net assets acquired	—	(66,436)	—

Cash paid to acquire interest in Enthrust	$—	$404,000	$—

The accompanying notes are an integral part of these consolidated financial statements.

RODMAN & RENSHAW HOLDING, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Organization, Nature of Operations and Basis of Presentation

Rodman & Renshaw Holding, LLC (the “Holding Company”) is a holding company whose principal operating subsidiary is Rodman & Renshaw, LLC (the “Broker-Dealer”), a Delaware limited liability company formed on June 20, 2002 which succeeded the business of Rodman & Renshaw, Inc. on January 1, 2004. The members of the Holding Company are Paul Revere LLC and R&R Capital Group, Inc. who own interests in the Company in the amount of 70% and 30%, respectively. Pursuant to the Holding Company’s LLC Agreement, the Holding Company’s existence shall continue for a term of 50 years from the date of formation on February 4, 2004, unless dissolved sooner in accordance with Delaware Law or the Holding Company’s LLC agreement. The Broker-Dealer, which is wholly-owned by the Holding Company, is engaged in the business of a broker and dealer as those terms are defined in the Securities Exchange Act of 1934, as amended, and is a registered broker- dealer with the National Association of Securities Dealers, Inc. (“NASD”). References to the “Company” within these notes to the consolidated financial statements are to Rodman & Renshaw Holding, LLC and Subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

The accompanying consolidated financial statements include the accounts of all wholly-owned and majority-owned subsidiaries. The consolidated financial statements also include the accounts of a limited partnership for which the Company is the General Partner, in accordance with Emerging Issues Task Force Issue No. 04-5 “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights.” In accordance with Statement of Financial Accounting Standards No. 94, “Consolidation of All Majority-owned Subsidiaries—an amendment of ARB No. 51, with related amendments of APB Opinion No. 18 and ARB No. 43, Chapter 12”, all majority-owned subsidiaries have been consolidated beginning on the date the respective interest was acquired.

The Company’s wholly-owned and majority-owned subsidiaries are as follows:

Rodman & Renshaw, LLC

The Broker-Dealer is a full-service investment banking firm specializing in investment banking services to corporations and businesses, the trading and sale of primarily equity securities, as well as proprietary trading for its own account. The Broker-Dealer assists emerging growth companies through capital raising, strategic advice, insightful research, and the development of institutional support. The Company is an introducing broker and clears all transactions through a clearing organization on a fully disclosed basis. Accordingly, the Company is exempt from rule 15c3-3 of the Securities and Exchange Act of 1934.

Rodman & Renshaw Fund Management, LLC & Techvest, LLC

On February 29, 2004, R&R Capital Group, Inc. assigned its interest in the Broker-Dealer and its interest in Rodman & Renshaw Fund Management, Inc. which was subsequently converted into Rodman & Renshaw Fund Management, LLC (a Delaware limited liability company formed on March 31, 2004 for the purpose of conducting a fund management business) to the Holding Company (a Delaware limited liability company formed on February 4, 2004). On March 31, 2004, Paul Revere LLC assigned its interest in Techvest, LLC (a New York limited liability company originally formed on July 24, 2003 as VR Conferences LLC for the purpose of conducting a conference management business) to the Holding Company. Previously, on July 25, 2003, Paul Revere LLC purchased certain assets from Techvest Partners, LLC, including rights to the Techvest name, certain internet domain names and other conference management business assets for $815,000. The entire purchase price of $815,000 was classified to goodwill because it was anticipated that the future value of the Techvest assets was entirely attributable to synergies with the Company’s existing businesses, and was contributed to Techvest, LLC at the closing (See Note 5). In exchange for their

RODMAN & RENSHAW HOLDING, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

contributions to the Holding Company, Paul Revere LLC and R&R Capital Group, Inc. received membership interests in the Holding Company, which represented 70% and 30% of the total interest, respectively, as of March 31, 2004.

R&R Biotech Partners, LLC

On April 1, 2004, R&R Biotech Partners, LLC (“R&R Biotech”) was formed as a wholly-owned subsidiary of the Company for the purpose of making investments primarily in biotechnology and other emerging companies. In addition to making investments in operating companies, R&R Biotech has made several investments in public company corporate shells for use by prospective investment banking clients that desire to go public by effecting a reverse merger. R&R Biotech’s ownership interests in these corporate shell companies ranged from 16% to 80% at December 31, 2006.

During the year ended December 31, 2005 and the nine months ended December, 31, 2004, R&R Biotech incorporated five “blank check” companies, as defined by the Securities and Exchange Commission (the “SEC”), which are named R&R Acquisition I through V, Inc. (Delaware corporations originally formed as R&R Biotech Acquisition I through V, Inc. between May 2004 and February 2005). These “blank check” companies were capitalized by five limited liability companies, R&R Investment I through V, LLC, (Delaware limited liability companies formed between February and March 2004) in exchange for 80% membership interests, which in turn were capitalized by R&R Biotech as wholly-owned subsidiaries.

R&R Acquisition I, Inc. (“RRAI”) was formed in Delaware on May 19, 2004 as a vehicle to investigate, and if such investigation warranted, acquiring a target company or business seeking the perceived advantages of being a publicly held corporation. Prior to March 31, 2006, R&R Investment I, LLC owned 2,000,000 shares of RRAI, which represented an 80% interest in this public reporting entity.

On March 31, 2006, RRAI changed its name to Global Employment Holdings, Inc. (“GEH”) and GEH entered into a merger agreement with Global Employment Solutions, Inc. (“GES”), resulting in GES being 100% owned by GEH, effective April 10, 2006. In connection with these transactions, R&R Investment I, LLC (“RRII”), a wholly owned subsidiary of R&R Biotech, contributed 1,855,258 shares back to GEH, leaving RRII with 144,742 shares at December 31, 2006, representing a 2.4% interest in GEH. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 115 and due to the limited stock volume, RRII has classified its remaining investment in GEH as available for sale.

In connection with the recapitalization of GES, the Broker-Dealer served as placement agent in connection with the issuance of convertible notes and warrants, convertible preferred stock and warrants, and common stock and warrants in private placements to institutional investors.

On September 30, 2006, pursuant to a Common Stock Purchase Agreement entered into on September 20, 2006, R&R Acquisition II, Inc. (“RRAII”) closed on a private placement transaction where it sold 10,000,000 shares of its common stock to SENK, LLC, an Illinois limited liability company, in exchange for aggregate gross proceeds of $60,000. As a condition of the sale, RRAII agreed that it would discharge all outstanding liabilities and upon the consummation of the transaction, would have no liabilities and no assets, other than approximately $10,000 in cash. At December 31, 2006, R&R Investment II, LLC, a wholly-owned subsidiary of R&R Biotech, owns 2,000,000 shares of RRAII, representing a 16% interest, which is carried at cost.

On November 17, 2006, pursuant to a Common Stock Purchase Agreement entered into on such date, R&R Acquisition IV, Inc. (“RRAIV”) closed on a private placement transaction where it sold 10,000,000 shares of its common stock to MAP III, LLC, an Illinois limited liability company, in exchange for aggregate gross proceeds of $66,000. As a condition of the sale, RRAIV agreed that it would discharge all outstanding liabilities and upon the consummation of the transaction, would have

RODMAN & RENSHAW HOLDING, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

no liabilities and no assets, other than approximately $10,000 in cash. At December 31, 2006, R&R Investment IV, LLC, a wholly-owned subsidiary of R&R Biotech, owns 2,000,000 shares of RRAIV, representing a 16% interest, which is carried at cost.

At various times during the year ended December 31, 2006, R&R Biotech incorporated eight “blank check” companies, as defined by the SEC, which were named R&R Acquisition VI-X, Inc. (Delaware corporations formed in June 2006) and Rodman International Enterprise I-III, Ltd (British Virgin Island (“BVI”) Business Companies formed on July 6, 2006). These “blank check” companies were capitalized by eight limited liability companies, R&R Investment VI through X and R&R Enterprise Investments I-III, LLC, (Delaware limited liability companies formed in July 2006) in exchange for 80% membership interests, which in turn were capitalized by R&R Biotech as wholly-owned subsidiaries.

In addition, during the year ended December 31, 2005, R&R Biotech purchased interests in three public company corporate shells, including 24Holdings, Inc. (“24Holdings” interest purchased on September, 2005; 56% and 62% interest as of December 31, 2006 and 2005, respectively), Enthrust Financial Services, Inc. (“Enthrust” interest purchased on August 5, 2005; 69% interest as of December 31, 2006 and 2005) and Castle & Morgan Holdings, Inc. (“C&M” initial interest purchased on June 17, 2005; 35% interest as of December 31, 2005). In accordance with United States generally accepted accounting principles, Enthrust and 24Holdings are included in the Company’s consolidated financial statements, while C&M was accounted for pursuant to the equity method.

C&M was formed in Delaware in June 2003 and engaged in an operating business until it was discontinued on March 10, 2005. Since March 10, 2005, C&M has operated as a vehicle to investigate, and if such investigation warranted, acquire a target company or business seeking to become a public company. At various dates during 2005 and through May 18, 2006, R&R Biotech purchased (1) 450,196 shares of common stock of C&M, which represented a 35.5% interest in this public reporting entity; and (2) a convertible note with a face value of $47,705, which was convertible into 636,057 shares of common stock of C&M (all shares quoted are after the effect of the March 31, 2006 one-for-three share reverse stock split).

On May 24, 2006, C&M entered into a share and warrant exchange agreement with Osteologix A/S, a privately owned Danish company, resulting in Osteologix A/S being wholly owned by C&M. In addition, Osteologix, Inc., a Georgia corporation and wholly owned subsidiary of Osteologix A/S, merged into C&M and Osteologix, Inc. (“Osteologix”) was the surviving entity. In connection with these transactions, R&R Biotech exchanged the convertible note for 636,057 shares of common stock and sold 152,076 shares to a third party in exchange for $100,000 cash consideration, leaving the Company with 934,177 shares of Osteologix. The Company sold an additional 306,900 shares of common stock during the year ended December 31, 2006 for gross proceeds of $316,348 which resulted in a realized gain on the sale of the common stock in the amount of $245,261, which left the Company with 3% of the outstanding common shares of Osteologix at December 31, 2006. In accordance with SFAS 115 and due to the limited stock volume, the Company has classified its remaining investment in Osteologix as available for sale.

During the year ended December 31, 2006, in connection with the recapitalization of Osteologix, Inc., the Broker-Dealer served as one of two placement agents in connection with the issuance of common stock.

During the year ended December 31, 2006, R&R Biotech purchased interests in two public company corporate shells, including Twin Lakes, Inc. (“Twin Lakes” interest purchased on March 6, 2006; 73% interest as of December 31, 2006) and Aerobic Creations, Inc. (“Aerobic” interest purchased on June 14, 2006, 5.1% interest as of December 31, 2006). In accordance with United States generally accepted accounting principles, Twin Lakes is included in the Company’s consolidated financial statements, while the interest in Aerobic is being carried at fair value.

RODMAN & RENSHAW HOLDING, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

TechBio, LLC

On December 7, 2004, TechBio, LLC (a Delaware limited liability company formed on November 18, 2004 for the purpose of establishing a biotechnology industry magazine business), a wholly- owned subsidiary of the Holding Company, purchased certain assets (“Acumen assets”) from Innovation Investments, LLC, including lists of prospective and current customers, internet domain names, trademarks (including the name of the defunct “Acumen Journal of Life Sciences”), and other biotechnology industry magazine business assets. To date, the Company has not commenced operations in the biotechnology industry magazine business. (See Note 5).

Rodman Environmental, LLC

Rodman Environmental, LLC (“Environmental”) is a Delaware limited liability company formed on November 10, 2005, to test, develop and exploit commercially, a fuel-producing and environmentally clean technology (“Technology”) for processing waste, such as solid municipal waste, oil industry waste (such as sludge and tars), polluted soil, sewage sludge and biological waste. Pursuant to a Limited Liability Company Agreement (the “Agreement”) dated as of November 12, 2005, a joint venture partner contributed to Environmental the right to market and utilize the Technology, and the Company agreed to pay up to $75,000 for various expenses relating to determining the feasibility of the Technology, its subsequent marketing, and a best efforts attempt to identify investors to finance implementation of Environmental’s business plan. In accordance with the Agreement, the Holding Company received a 29.83% interest in Environmental.

Rodman & Renshaw Capital, LLC

Rodman & Renshaw Capital, LLC, the merchant banking affiliate (“Rodman Merchant Bank”) is a Delaware limited liability company formed on December 1, 2005, as a wholly owned subsidiary of the Holding Company. As of December 31, 2006, Rodman Merchant Bank has not commenced operations. On December 22, 2006, Rodman Merchant Bank entered into a subscription agreement with its Chairman under which the Chairman agreed to purchase 300,000 shares of Rodman Merchant Bank. (See Note 13).

Acumen BioFin, Inc.

On September 19, 2006, the Company formed Acumen BioFin, LLC, a wholly owned subsidiary of the Holding Company, for the purpose of starting a new broker dealer as those terms are defined in the Securities Exchange Act of 1934, as amended. On October 24, 2006, Acumen BioFin, LLC was converted to a corporation and was renamed Acumen BioFin, Inc. (“Acumen”). On December 31, 2006, the Company contributed $250,000 to Acumen to facilitate Acumen in obtaining a broker dealer license from the NASD.

Consolidation of Limited Partnership under EITF 04-5

In June 2005, the Financial Accounting Standards Board (“FASB”) ratified the consensus reached by the Emerging Issues Task Force on Issue 04-5, “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights” (“EITF 04-5”). EITF 04-5 presumes that a general partner controls a limited partnership, and should therefore consolidate a limited partnership, unless the limited partners have the substantive ability to remove the general partner without cause based on a simple majority vote or can otherwise dissolve the limited partnership, or unless the limited partners have substantive participating rights over decision making. The guidance in EITF 04-5 became effective upon ratification by the FASB on June 29, 2005 for all newly formed limited partnerships and for existing limited partnerships for which the partnership agreements have been modified. For all other limited partnerships, the guidance became effective no later than the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

beginning of the first reporting period in fiscal years beginning after December 15, 2005. On January 1, 2006, the Company adopted the provisions of EITF 04-5.

Rodman & Renshaw Fund Management, LLC (“RRFM”), a wholly-owned subsidiary of the Holding Company, owns an interest in, and is a general partner (“GP”) in, the R&R Opportunity Fund, L.P. (“RROF”), a New York limited partnership formed in February 2000, for the purpose of investing and trading its limited partners’ (“LPs”) funds. At December 31, 2006 and 2005, RRFM’s ownership interest in RROF was 5.2% and 4%, respectively.

As the LPs of RROF do not have the substantive ability to remove the GP without cause nor do the LPs have substantive participating rights, the Company determined that RROF should be consolidated effective January 1, 2006 in accordance with EITF 04-5. Accordingly as of January 1, 2006, the assets, liabilities, minority interest and members’ equity of the Company increased by $3,563,889, $10,000, $3,553,889 and $—, respectively. As the Company accounted for its investment in RROF during the year ended December 31, 2005 and the nine months ended December 31, 2004 on the equity method, there was no impact on net income for the year ended December 31, 2005 or the nine months ended December 31, 2004. In addition, there was no effect on the Company’s cash and cash equivalents as of January 1, 2006 as RROF had no cash or cash equivalents.

Change of Fiscal Year

During April 2004, the Company changed its fiscal year from a March 31 year-end to a December 31 year-end. As a result of this change in fiscal year, the consolidated statements of income, changes in members’ equity and cash flows for 2004 are for the nine months ended December 31, 2004.

Note 2—Summary of Significant Accounting Policies

Reclassifications

Certain amounts in the prior years have been reclassified to conform to the current year’s presentation. These changes had no effect on the reported financial position or results of operations.

Cash and Cash Equivalents

The Company considers all short-term investments with a maturity of three months or less when purchased to be cash equivalents.

Valuation of Securities Owned—Marketable and Non-Marketable

Marketable securities consist of: publicly traded unrestricted common stocks, in which the Company has the intent and the ability to sell in the short term (“trading securities”) and publicly traded unrestricted common stocks, in which the Company has the intent to sell but not the ability to sell in the short term due to low volume or illiquidity (“available for sale securities”). Trading securities are valued at the closing price on the valuation date, with any realized and unrealized holding gains or losses reflected in the Consolidated Statements of Income as realized gains on securities, net and principal transactions, net, respectively. Available for sale securities are valued at the closing price on the valuation date, with any unrealized holding gains or losses reflected as a component of accumulated other comprehensive income in the Consolidated Statements of Members’ Equity, and any realized gains or losses are reflected in the Consolidated Statements of Income as realized gains on securities, net.

Non-marketable securities consist of: non-tradable warrants exercisable into common stock of public companies (“non-tradable warrants”); restricted common stock in publicly held companies (“restricted securities”); common stock and preferred stock in privately held companies and

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

partnerships, where the Company has less than a 20% voting interest (“securities in privately-held entities”) and convertible notes and notes receivables in privately held companies (“debt securities in privately-held companies”). Non-tradable warrants are valued at intrinsic value based on the closing price at the date of the valuation, as the Company has the intent and the ability to exercise and sell in the short term, at the closing price. Restricted securities, securities in privately-held entities and debt securities in privately-held companies are carried at cost. Any realized and unrealized holding gains or losses derived from non-marketable securities are reflected in the Consolidated Statements of Income as realized gains on securities, net and principal transactions, net, respectively.

Valuation of Securities Owned—Marketable and Non-Marketable

Interest on debt securities in privately-held companies is included in the consolidated statements of income and comprehensive income as other income. The Company accounts for gains and losses on the sale of marketable and non-marketable securities under the specific identification method.

Securities Transactions and Revenue Recognition

Private placement fees arising from securities offerings in which the Broker-Dealer acts as an underwriter or agent, along with fees earned from providing financial advisory services are recognized at the time the transaction is consummated. The Company recognizes advisory fee revenue ratably over the terms of the related contracts.

Proprietary securities transactions, gains and losses from the sale of securities owned, commission revenue and commission expense are recorded on a trade-date basis. Profit and loss arising from all securities transactions entered into for the account and risk of the Company are recorded on a trade-date basis.

Conference Deposits and Fees

The Company receives conference deposits from presenters, which are recorded as a liability and then recognized as revenue when the conference is conducted.

Property and Equipment

Property and equipment is recorded at cost. Furniture and fixtures and computer and office equipment are depreciated on a straight-line basis over the economic useful lives of assets, which range from three to five years. Leasehold improvements are amortized on a straight-line basis over the lesser of their economic useful lives or the expected term of the related lease. When property and equipment is sold or otherwise disposed of, the cost and related accumulated depreciation and amortization are eliminated from the accounts and any resulting gain or loss is reflected in income.

Long-Lived Assets

The Company periodically assesses the recoverability of long-lived assets, including property and equipment, when there are indications of potential impairment, based on estimates of undiscounted future cash flows. The amount of impairment is calculated by comparing anticipated discounted future cash flows with the carrying value of the related asset. In performing this analysis, management considers such factors as current results, trends, and future prospects, in addition to other economic factors.

Goodwill

In accordance with the requirements of Statement of Financial Accounting Standards No. 141 (“SFAS No. 141”), “Business Combinations”, in connection with certain acquisitions (see Note 5),

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

the Company recognized goodwill. Goodwill of $1,938,714 and $1,811,153 at December 31, 2006 and 2005, respectively, is not subject to amortization.

In accordance with the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets,” on a regular basis, the Company performs an impairment analysis of the carrying value of goodwill by assessing the recoverability when there are indications of potential impairment based on estimates of undiscounted future cash flows. The amount of impairment, if any, is calculated by comparing anticipated discounted future cash flows with the carrying value of the related asset. In performing this analysis, management considers such factors as current results, trends, and future prospects, in addition to other economic factors.

Member’s Equity

Net income or losses of the Company are allocated to the members in proportion to the number of shares held. (See Note 12).

Advertising Costs

Advertising costs are expensed as incurred. Advertising expense for the years ended December 31, 2006 and 2005 and for the nine months ended December 31, 2004 amounted to approximately $731,000, $241,000 and $45,000, respectively and was included in conference fees in the accompanying consolidated statements of income and comprehensive income.

Income Taxes

The Company files consolidated Federal and combined New York State and New York City Unincorporated Business Tax (“NYCUBT”) returns. The members of the Company are taxed on the Company’s Federal and State taxable income. Accordingly, no provision or liability for federal or state income taxes has been included in the consolidated financial statements, except for the NYCUBT.

Deferred tax assets and liabilities are determined based on the difference between the consolidated financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect for NYCUBT purposes in the years in which the differences are expected to reverse. In addition, the Company also recognizes deferred tax assets for future tax benefits, to the extent that realization of such benefits is more likely than not to occur.

Use of Estimates

The preparation of financial statements is in conformity with United States generally accepted accounting principles which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Concentrations of Credit Risk

The Broker-Dealer is engaged in trading and provides a broad range of securities brokerage and investment services to institutional clientele as well as private placement services to corporations and businesses. Counterparties to the Broker-Dealer’s business activities include broker-dealers and clearing organizations, banks and other financial institutions.

The Broker-Dealer uses a clearing broker to process transactions and maintain customer accounts on a fee basis. The Broker-Dealer permits the clearing firm to extend credit to their clientele secured by cash and securities in the client’s account. The Broker-Dealer’s exposure to

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

credit risk associated with the non-performance by their customers and counterparties in fulfilling their contractual obligations can be directly impacted by volatile or illiquid trading markets, which may impair the ability of customers and counterparties to satisfy their obligations to the Broker-Dealer. The Broker-Dealer has agreed to indemnify its clearing brokers for losses they incur while extending credit to the Broker-Dealer’s clients. The Broker-Dealer’s policy is to review, as necessary, the credit standing of their customers and each counterparty. Amounts due from customers that are considered uncollectible are charged back to the Broker-Dealer by the clearing brokers when such amounts become determinable.

Securities sold, but not yet purchased, commit the Broker-Dealer to deliver specified securities at predetermined prices. The transactions may result in market risk since, to satisfy the obligation, the Broker-Dealer must acquire the securities at market prices, which may exceed the values reflected on the statement of financial condition.

The Company maintains cash with major financial institutions. Cash is insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $100,000 at each institution. The uninsured cash bank balances were approximately $9,258,000 and $1,661,000, at December 31, 2006 and 2005, respectively. The Company believes it is not exposed to any significant credit risks for cash.

Stock-Based Compensation

During May 2005, the Company granted to an employee a 10-year option to purchase 200,000 shares of Rodman & Renshaw Holding, LLC at an exercise price of $0.409. The options vest over a three year period commencing on May 1, 2006 or, immediately upon the occurrence of a liquidity event, as defined in the option agreement. At December 31, 2006, 111,050 of the options granted under this grant were vested. As permitted by Statement of Financial Accounting Standards No. 123 (“SFAS 123”), “Accounting for Stock-Based Compensation”, the Company accounted for this option grant as a fixed award using the intrinsic value method prescribed by Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees”. Accordingly, compensation cost would have been recorded to the extent that the exercise price of the option was less than the market value of the underlying shares on the date of grant. Any such compensation expense would have been recorded over the service or vesting period. Based on the valuation of the fair market value of the shares pursuant to an independent appraisal, during the year ended December 31, 2005, the Company did not recognize any compensation expense as a result of this grant.

As required by SFAS 123, as amended by Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure”, the Company has computed, for pro forma disclosure purposes, the fair value of the 2005 option granted using the Black-Scholes option pricing model (“Black-Scholes”). Black-Scholes was developed for use in estimating the fair value of the traded options, which have no vesting restrictions and are fully transferable, and therefore are different from this option which has both vesting and transfer restrictions which may affect their value. In addition, option valuation models require the input of highly subjective assumptions including the expected share price volatility. Given that the Company’s shares are not publicly traded, the Company developed an expected volatility figure based on a review of the historical volatilities, over a period of time equivalent to the expected life of these options, of similarly positioned public companies within its industry, during the early stages of their life as a public company. In applying Black-Scholes during the year ended December 31, 2005, the Company used the following assumptions:

Risk free interest rate	4.02%
Weighted average expected life of options (years)	7
Expected volatility of Company’s common stock	37%
Expected dividends	—

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following pro forma net income information for the year ended December 31, 2005 was determined as if the Company had accounted for the option under the fair value method of SFAS 123:

Net income as reported	$4,508,712
Deduct: Total stock-based compensation expense determined under fair value based method for all awards	(8,436)

Pro forma net income	$4,500,276

The fair value of the above option granted as calculated by Black-Scholes was $0.19 per share.

Stock-Based Compensation

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment, a revision of SFAS No. 123, Accounting for Stock-Based Compensation” (“SFAS 123R”). In April 2005, the SEC delayed the effective date for SFAS 123R until the first fiscal year beginning after December 15, 2005. Under the provisions of SFAS 123R, stock-based compensation cost is measured at the grant date based on the fair value of the award and expense is recognized over the “requisite service period” which generally is the vesting period stipulated in the grant for all employees. SFAS 123R clarifies and amends the guidance of SFAS No. 123 in several areas, including measuring fair value, classifying an award as equity or as a liability, attributing compensation cost to service periods and accounting for forfeitures of awards.

SFAS 123R permits companies to adopt its requirements using one of two methods. Under the “modified prospective” method, compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS 123R for all share-based payments granted after the effective date and, (b) based on the requirements of SFAS 123 for all awards granted to employees prior to the effective date of SFAS 123R that remain unvested on the effective date. Under the “modified retrospective” method, the requirements of the modified prospective method are adhered to, but entities are permitted to restate, based on the amounts previously recognized under SFAS 123 for purposes of pro forma disclosures, either (a) all prior periods presented, or (b) prior interim periods of the year of adoption.

Effective January 1, 2006, the Company adopted SFAS 123R and adopted the modified prospective method with respect to its accounting for the transition to SFAS 123R. Accordingly, the Company recognized $366,415 in employee compensation and benefits in the consolidated statements of income and comprehensive income for the fair value of the employee stock options that vested during the year ended December 31, 2006.

Comprehensive Income

SFAS No. 130, “Reporting Comprehensive Income” establishes standards for the reporting and presentation of comprehensive income and its components in the consolidated financial statements. For the year ended December 31, 2006, accumulated other comprehensive income consists of unrealized investment gains of $1,001,664, and is included in the accompanying consolidated statements of members’ equity.

Recent Accounting Pronouncements

In May 2005, the FASB published Statement of Financial Accounting Standards No. 154, “Accounting Changes and Error Corrections” (“SFAS 154”). SFAS 154 establishes new standards on accounting for changes in accounting principles. Pursuant to the new rules, all such changes must be accounted for by retrospective application to the financial statements of prior periods unless it is

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

impracticable to do so. SFAS 154 completely replaces Accounting Principles Bulletin No. 20 and SFAS 3, though it carries forward the guidance in those pronouncements with respect to accounting for changes in estimates, changes in the reporting entity, and the correction of errors. The requirements in SFAS 154 became effective for accounting changes made in fiscal years beginning after December 15, 2005. The adoption of this pronouncement did not have a material impact on the Company’s consolidated financial position, results of operations, or cash flows.

In February 2006, the FASB issued SFAS No. 155 “Accounting for Certain Hybrid Financial Instruments, an amendment of FASB Statements No. 133 and 140” (“SFAS 155”). SFAS 155 clarifies certain issues relating to embedded derivatives and beneficial interests in securitized financial assets. The provisions of SFAS 155 are effective for all financial instruments acquired or issued after fiscal years beginning after September 15, 2006. The application of this pronouncement is not expected to have an impact on the Company’s consolidated financial position, results of operations, or cash flows.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets” (“SFAS 156”), which amends SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”, with respect to the accounting for separately recognized servicing assets and servicing liabilities. SFAS 156 permits the choice of the amortization method or the fair value measurement method, with changes in fair value recorded in income, for the subsequent measurement for each class of separately recognized servicing assets and servicing liabilities. The statement is effective for years beginning after September 15, 2006, with earlier adoption permitted. The Company does not believe that the adoption of this standard will have a material effect on the Company’s consolidated financial position, results of operations or cash flows.

In June 2006, the FASB issued Interpretation No. 48, “Accounting of Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109”. This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. This Interpretation is effective for fiscal years beginning after December 31, 2006. The Company does not believe that the adoption of this interpretation will have a material effect on the Company’s consolidated financial position, results of operations or cash flows.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements", which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. This standard applies under other accounting pronouncements that require or permit fair value measurements, but does not require any new fair value measurements. SFAS No. 157 will become effective for the Company in 2008. The Company is in the process of evaluating the effect that the adoption of this standard will have on the Company’s consolidated financial statements.

In December 2006, the FASB issued FSP EITF 00-19-2, “Accounting for Registration Payment Arrangements.” FSP EITF 00-19-2 addresses an issuer’s accounting for registration payment arrangements. This pronouncement specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument, should be separately recognized and accounted for as a contingency in accordance with SFAS 5 “Accounting for Contingencies.” FSP EITF 00-19-2 amends previous standards relating to registration rights agreements and became effective on December 21, 2006 with respect to arrangements entered into or modified beginning on such date and for the first fiscal year beginning after December 15, 2006 with respect to those arrangements entered into prior to December 21, 2006. The Company is in the process of evaluating the impact of the adoption of this statement on the Company’s consolidated results of operations and financial condition.

In February 2007, the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). SFAS 159 provides companies with an option to report selected

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

financial assets and liabilities at fair value and establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The Company is in the process of evaluating the impact of the adoption of this statement on the Company’s consolidated results of operations and financial condition.

Note 3—Securities Owned and Sold, Not Yet Purchased

Securities owned and sold, not yet purchased, consist of trading and investment securities, as follows, at December 31, 2006 and 2005:

Marketable securities are as follows:

	At December 31,
	2006	2005
Trading securities, at market value	$5,394,180	$98,763
Available for sale securities	1,900,862	—

	$7,295,042	$98,763

Non-marketable securities are as follows:

	At December 31,
	2006	2005
Non-tradable warrants	$6,505,508	$617,029
Restricted securities	3,853,984	644,038
Securities in privately-held entities	757,157	999,717
Debt securities in privately-held companies	681,164	100,000

	$11,797,813	$2,360,784

Securities sold, not yet purchased are as follows:

	At December 31,
	2006	2005
Common stocks sold, not yet purchased	$—	$(2,538)

Note 4—Clearing Agreements and Due From Clearing Broker

In April 2005, the Broker-Dealer terminated an agreement with its former clearing broker and entered into a new agreement with Merrill Lynch, Pierce, Fenner & Smith Inc. to be the Broker- Dealer’s primary clearing broker. The agreement is for an initial term of two years and renews automatically for successive one year terms. The clearing agreement includes a termination fee, in an amount not to exceed the amount of the deposit with the clearing broker at the time of the termination, if the Company terminates the agreement without cause.

Due from Clearing Broker includes fees and commissions.

Note 5—Goodwill

On March 31, 2004, Paul Revere, LLC contributed its interest in Techvest, LLC, which was comprised of $815,000 of goodwill to the Holding Company. (See Note 1). On December 7, 2004, TechBio, LLC purchased certain magazine business assets (the “Acumen Assets”). In connection with the purchase of the Acumen Assets, the entire purchase price of $250,000 associated with the acquisition of the net asset of this business was classified as goodwill. (See Note 1).

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

During the year ended December 31, 2005, the Company invested in two public company corporate shells, 24Holdings, Inc. and Enthrust Financial Services, Inc. resulting in ownership interests of 62% and 69%, respectively, at December 31, 2005. (See Note 1). Of the $824,400 combined purchase price associated with the acquisition of these corporate shell companies, $746,153 was determined to be in excess of the fair value of the Company’s interest in the underlying net assets acquired and was classified as goodwill.

During the year ended December 31, 2006, the Company invested in a public company corporate shell, Twin Lakes, Inc. for which it owns a 73% ownership interest at December 31, 2006. In connection with the payment of cash in the amount of $60,000, the Company also assumed $42,114 of net liabilities, which resulted in goodwill of $102,114 being recognized in connection with this acquisition. During the year ended December 31, 2006, the Company recorded an additional $25,447 of goodwill upon the conversion of 24Holdings, Inc.’s preferred stock into common stock by the Company.

The following table represents a summary of the changes in goodwill by entity for the years ended December 31, 2006 and 2005 and for the nine months ended December 31, 2004:

	Techvest, LLC	TechBio, LLC	24Holdings, Inc.	Enthrust Financial Services, Inc.	Twin Lakes Inc	Total
Balance at April 1, 2004	$815,000	$—	$—	$—	$—	$815,000
Additions	—	250,000	—	—	—	250,000

Balance at December 31, 2004	815,000	250,000	—	—	—	1,065,000
Additions	—	—	370,436	375,717	—	746,153

Balance at December 31, 2005	815,000	250,000	370,436	375,717	—	1,811,153

Additions	—	—	25,447	—	102,114	127,561

Balance at December 31, 2006	$815,000	$250,000	$395,883	$375,717	$102,114	$1,938,714

Note 6—Prepaid Expenses

Included in prepaid expenses at December 31, 2005 was a balance of approximately $600,000 relating to an error by the Broker-Dealer’s payroll processing service that was refunded back to the Broker-Dealer during the year ended December 31, 2006.

Note 7—Property and Equipment

Property and equipment is comprised of the following:

	At December 31,
	2006	2005
Computer and office equipment	$982,195	$602,718
Furniture and fixtures	652,637	447,779
Leasehold improvements	545,014	417,863

	2,179,846	1,468,360
Less: accumulated depreciation and amortization	(853,965)	(315,612)

Property and equipment, net	$1,325,881	$1,152,748

Depreciation and amortization expense was $538,353, $208,703 and $50,154 for the years ended December 31, 2006 and 2005 and for the nine months ended December 31, 2004, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 8—Commitments and Contingencies

Lease Commitments

During August 2004, the Company entered into a non-cancellable operating lease for office space in Great Neck, New York, which commenced on August 16, 2004 and expires on August 15, 2009 with a monthly base rent charge of $4,232.

During April 2005, the Company entered into a non-cancellable operating lease for office space in New York City, which commenced on May 6, 2005 and expires on July 18, 2008 with a monthly base rent charge of $27,878.

During May 2006, the Company entered into a non-cancellable operating lease for office space in New York City, which commenced on June 15, 2006 and expires on June 29, 2007 with a monthly base rent charge of $60,693

The Company’s future minimum rental commitments under all non-cancelable office and equipment leases are as follows:

For the Year Ending December 31,	Office Leases	Equipment Leases	Total
2007	$749,480	$16,750	$766,230
2008	234,240	8,798	243,038
2009	31,739	8,200	39,939
2010	—	4,200	4,200

Total	$1,015,459	$37,948	$1,053,407

During the year ended December 31, 2006, the Company also entered into an operating lease with rents in the amount of $3,700 per month for office space on a month-to-month basis.

In addition, the Company had two non-cancelable operating leases for office space, which expired in March 2005 and October 2005, respectively, and subleased space on a month-to-month basis. Rent expense, net of sublease income of $—, $54,000 and $54,000 for the years ended December 31, 2006 and 2005 and for the nine months ended December 31, 2004, respectively, for all offices was $868,512, $487,754 and $385,034 for the years ended December 31, 2006 and 2005 and for the nine months ended December 31, 2004, respectively.

Employment Agreement

On December 22, 2006, the Company entered into an employment agreement with its Chairman, which provides for an annual salary of $250,000, as well as, additional compensation as defined below. The term of the Chairman’s employment with the Company began on January 3, 2006 and has no specific term, as the Chairman is an employee at will. Under the terms of the Agreement, in addition to the Chairman’s base salary, the Chairman is eligible to receive (i) up to 15% of fees received by the Broker Dealer with respect to any transactions that were introduced to the Broker Dealer by the Chairman; (ii) a discretionary bonus at the end of each calendar quarter, and (iii) commencing on March 15 of each calendar year beginning in 2007, provided the Chairman is still an employee at the time, an amount equal to 2% of the net profits (“net profits” for any year shall mean the Company’s taxable income for Federal income tax purposes, but shall exclude any gain from the sale or disposition of assets outside the ordinary course of the business) of the Company for the preceding calendar year, minus (1) the base salary provided to the Chairman and certain other employees as defined in the agreement, (2) any discretionary bonuses paid per (ii) above, and (3) the amount of any net profits which would be allocated to the Chairman based on his acquisition of membership interests in the Company by exercise of his options (see below). In addition, the Agreement provides for a reduction of the percentage of net profits under which the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Chairman will receive the bonus in (iii) above, based upon any dilution of the Company’s shares, as defined.

In addition, on December 22, 2006 in connection with this Agreement, the Chairman was granted options to purchase 229,885 shares of the Company, which have a fair value of $494,965 (representing a 2% ownership interest in the Company on a fully diluted basis as of August 1, 2006) at an exercise price of $7.00 per share, which is subject to certain adjustments as defined in the Agreement, and which expire 5 years from the date of grant. (See Note 12).

As additional compensation to the Chairman, the Company agreed to pay to the Chairman a “Contingent Amount,” if there is a “Change of Control Event” during the period of employment. A “Change of Control Event” was defined as the acquisition by any one person, or more than one person acting as a group (which person was not previously in control or affiliated with the Company), by purchase, merger, consolidation, or similar business transaction with the Company, or its successor, (i) of more than 50% of the total fair market value or total voting shares of the Company, or (ii) of substantially all of the assets of the Company. A public offering of securities by the Company shall also constitute a “Change of Control Event,” but only if there is a change of ownership of the Company within the meaning of Internal Revenue Code section 409A(a)(2)(A)(v). In general, the Contingent Amount is a maximum of $1,514,942 and would be reduced to the extent that the value of the Company was less than $7.00 per share (as adjusted) on the date of the “Change of Control Event.” The Company may make the payment, in its absolute discretion, in cash or other property, including the shares or other property which may have been received in the transaction which constituted the “Change of Control Event.”

Litigation

During the year ended December 31, 2006, as a result of actions taken by a former employee against the Company, the Company filed proceeding against the former employee with the National Association of Securities Dealers, Inc. (“NASD”) and the United States District Court for the Southern District of New York (“SDNY”), in which it alleged various claims against the employee including but not limited to; trademark infringement and dilution, cyber-squatting, cyber-piracy, defamation, and tortuous interference with business relations. In connection with each of these actions, the Company is seeking compensatory and punitive damages. In response to these actions filed against the former employee by the Company, the employee filed counterclaims with the SDNY seeking compensatory and punitive damages against the Company for breach of contract, defamation, and declaratory relief. The Company is not in a position to predict or assess the likely outcome of these proceedings, nor is it in a position to estimate the range of any potential loss.

Note 9—401(k) Plan

The Broker-Dealer has a defined contribution 401(k) plan, which covers all eligible employees of the Broker-Dealer. Those eligible employees may contribute from 1% of their compensation up to the maximum allowable by the Internal Revenue Code. The Broker-Dealer may make matching contributions based upon the discretion of management. There were no employer contributions for the years ended December 31, 2006 and 2005 or for the nine months ended December 31, 2004.

Note 10—Net Capital Requirements

The Broker-Dealer is subject to various regulatory requirements, including the SEC’s Uniform Net Capital Rule (SEC Rule 15c3-1), which is intended to ensure the general financial soundness and liquidity of broker-dealers by requiring the maintenance of minimum levels of net capital. These regulations place limitations on certain transactions, such as repaying subordinated borrowings, paying cash dividends, and making loans to its parent, affiliates or employees. Broker-dealers are prohibited from such transactions which would result in a reduction of its total net capital to less

RODMAN & RENSHAW HOLDING, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

than 120% of its required minimum net capital. Moreover, broker-dealers are required to notify the SEC before entering into any such transactions, which if executed, would result in a reduction of 30% or more of its excess net capital (net capital less the minimum requirement). The SEC has the ability to prohibit or restrict such transactions if the result is detrimental to the financial integrity of the broker-dealer.

At December 31, 2006 and 2005, the Broker-Dealer had net capital of $1,279,683 and $1,397,704, respectively, which was $1,029,683 and $1,147,704, respectively, in excess of its required net capital of $250,000 at each date.

Note 11—Minority Interests

A reconciliation of the change in minority interest for the year ended December 31, 2006 is as follows:

Minority interests—January 1, 2006	$69,055
Minority interests in income of subsidiaries	2,174,112
Minority interest from consolidation of limited partnership	3,553,889
Cash distributions to minority owners of subsidiary	(187,877)
Conversion of preferred stock into common stock in subsidiary	25,447
Loss from contributions in subsidiaries	(15,945)

Minority interests—December 31, 2006	$5,618,681

Note 12—Income Taxes

The provision for income taxes consists exclusively of NYCUBT and is comprised of the following:

	For the Years Ended December 31,		For the Nine Months Ended December 31,
	2006	2005	2004
Current	$566,375	$378,775	$9,974
Deferred	327,100	16,097	8,589

Total	$893,475	$394,872	$18,563

The difference between the effective NYCUBT rate of 4% and the tax rate on the consolidated statements of income are due primarily to the NYCUBT permanent difference for officers’ salaries.

Deferred taxes payable of $327,100 and $24,686 at December 31, 2006 and 2005, respectively, represent the difference between book and tax basis of investments in non-tradable warrants exercisable into common stock of public companies at fair value as determined in good faith by management (see Note 3), as well as, unrealized gains and losses on investments.

Note 13—Members’ Equity and Stock Options

Distributions to Members

The Company distributed $2,000,000 and $2,165,000 to its members, on April 7, 2006 and May 26, 2006, respectively. On January 10, 2005, the Company distributed $345,994 to a member.

Modification to LLC Agreement

On May 2, 2005, in connection with the option grant described below, the Company amended and restated its Limited Liability Company Agreement, which resulted in membership interests being

RODMAN & RENSHAW HOLDING, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

redenominated in terms of shares. Accordingly, Paul Revere LLC’s 70% membership interest was redenominated as 6,860,000 shares and R&R Capital Group, Inc.’s 30% membership interest was redenominated as 2,940,000 shares, for a total of 9,800,000 shares outstanding.

Subscription Agreement

On December 22, 2006, the Company entered into a Subscription Agreement with the Chairman of the Company under which the Company agreed to sell and the Chairman agreed to purchase from Rodman & Renshaw Capital, LLC, an inactive wholly-owned subsidiary of the Company (see Note 1), 300,000 (3%) of its shares in exchange for $1,000 cash consideration. Under the Subscription Agreement, the issued shares shall initially be wholly forfeitable and shall become vested at the rate of 12.5% of the issued shares on the date upon which the Chairman has completed 15 months of “continuous service,” as defined, after January 31, 2006, and the shares shall continue to vest at the rate of 12.5% of the issued shares after each additional 3 months of service, such that the shares will become fully vested after the Chairman has completed 3 years of continuous service after January 31, 2006.

Option Grants

A summary of option activity for the year ended December 31, 2006 is as follows:

	Amount	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term
Outstanding at January 1, 2006	200,000	$0.409	9.3 Years
Granted	1,728,829	7.00	5.2 Years
Exercised	—	—	—
Forfeited or Expired	—	—	—

Outstanding at December 31, 2006	1,928,829	$6.32	5.5 Years

Exercisable at December 31, 2006	50,000	$0.409	8.3 Years

On May 2, 2005, the Company granted an option to purchase shares to a new employee which had been offered as an inducement to join the Company. (See Note 2). The grant consisted of a 10 year option to purchase 200,000 shares at an exercise price of $0.409. The option vests over a three year period or immediately upon the occurrence of a liquidity event, as defined by the option agreement. At December 31, 2006 and 2005, 50,000 and none, respectively, of the options were exercisable, in accordance with the vesting terms.

During the year ended December 31, 2006, the Company granted to employees a total of 1,728,829 options to purchase shares. The options grants during the year ended December 31, 2006 were as follows:

On April 1, 2006, the Company granted an employee a 10-year option to purchase 229,885 shares at an exercise price of $7.00 and a fair value of $304,873.

On April 1, 2006, the Company granted 3 employees 5-year options to purchase in aggregate 344,827 shares at an exercise price of $7.00 and a fair value of $428,965.

On June 28, 2006, the Company granted 3 employees 5-year options to purchase 689,655 shares at an exercise price of $7.00 per share and a fair value of $876,552.

On December 1, 2006, the Company granted an employee a 5-year option to purchase 234,577 shares at an exercise price of $7.00 per share and a fair value of $505,537.

RODMAN & RENSHAW HOLDING, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On December 22, 2006, in connection with the employment agreement between the Company and its Chairman (see Note 8), the Company granted the Chairman a 5-year option to purchase 229,885 shares at an exercise price of $7.00 per share and a fair value of $494,465.

All of the above options vest over a three year period. However, certain options, upon the occurrence of a liquidity event as defined in the option agreements, will vest immediately with certain others vesting one year from such liquidity event.

The fair value of the above awards was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions: risk free interest rate: 4.95%; expected dividend yield: 0%; expected option life 3.97 years; volatility: 37%. As discussed in Note 2, given that the Company’s shares are not publicly traded, the Company developed an expected volatility figure based on a review of the historical volatilities, over a period of time equivalent to the expected life of these options, of similarly positioned public companies within its industry. The fair value of the unvested portion of stock options at December 31, 2006 was $2,273,978.

Note 14—Subsequent Events

Private Placement

On March 1, 2007, the Company, in a private placement, issued $20 million face value of Senior Convertible Debentures (the “Debentures”) and Warrants, to certain accredited investors in exchange for $20,000,000 cash. The Debentures mature on December 31, 2009 and bear interest at 6% per annum, which interest is payable at the earlier of the maturity date or at the time of conversion or redemption of the Debentures. The Debentures, including any accrued interest, are convertible into common shares of the Company, at any time, by the holders at a price of $7 per share, subject to certain adjustments as defined in the Debenture Agreement. The investors also received Warrants to purchase an aggregate of 714,286 common shares of the Company at an exercise price of $7.70 per share, subject to certain adjustments as defined, which are exercisable at any time on or before March 1, 2010. Upon the occurrence of certain events, i.e. the Company’s shares becoming publicly traded, the Company may require the conversion of the Debentures. Pursuant to the terms of the financing, the lead investor was granted the right to designate two out of six members of the Company’s Board of Directors, and certain key employees signed three year employment contracts with the Company. In connection with the placement, the Company incurred approximately $1,070,000 of debt issuance costs which will be amortized over the life of the Debentures.

In accordance with the guidance provided by EITF 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments,” the Company determined that the aggregate purchase price of $20,000,000 should be allocated with $1,134,615 attributable to the relative fair value of the warrants being recorded as a debt discount on the Debentures, such that the Debentures will be recorded on the consolidated statement of financial condition at a value of $18,865,385, which is net of the value assigned to the Warrants. The debt discount, which was credited to members’ equity, will be accreted by the Company over the life of the Debentures.

In addition, the Company recorded an additional debt discount of $1,134,657 at March 1, 2007, related to the beneficial conversion feature of the Debentures after taking into account the value of the Warrants issued. This discount will be accreted by the Company over the life of the Debentures.

In connection with the private placement, the Company agreed to enter into a Registration Rights Agreement with the holders of the Debentures, which requires that the Company must file a Resale Registration Statement with the Securities and Exchange Commission within 90 days after certain “trigger events” (the “Filing Date”). Such “trigger events” include the shares of the Company (or a successor to the Company) being listed or quoted on a Public Market. The Registration Statement must provide for the resale of such number of common shares as may become issuable upon the conversion of and exercise of the Debentures or the Warrants. In the

RODMAN & RENSHAW HOLDING, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

event that the Registration Statement is not filed by the Filing Date or the Company fails to maintain an effective registration statement for stated periods, the Company is required to pay as partial relief for the damages to the Holders by the reason of any such delay in their inability to sell their Registrable Securities, a fee of 2% per month of the original outstanding principal amount of the Debentures purchased by such Holders until such time as the Registration Statement becomes effective.

At all times while any of the Debentures remain outstanding, the Company must maintain $5,000,000 of key man life insurance on each of its President, CEO and a Senior Managing Director, as well as, maintain cash balances in the Company and its Subsidiaries of at least $3,000,000.

Distributions to Members

On February 28, 2007, the Company distributed to its Members 85% of its beneficial interest in certain warrants and other securities that it had on hand at February 28, 2007. Included in these warrants and other securities distributed to the members were warrants and other securities that were valued at approximately $10,044,000 at December 31, 2006. Simultaneous with the Company’s distribution to its members, the Company with its 15% remaining share and the Members with their 85% share of the warrants and other securities, respectively, assigned their respective interests in these warrants and other securities to RRPR, LLC, a Delaware limited liability company that was formed on February 6, 2007 for the purpose of acting as a holding company, in exchange for membership interests in RRPR, LLC in proportion to their respective ownership percentages in the related warrants and other securities.

On March 16, 2007, the Company distributed cash of $10,740,000 to its Members.

Employment Agreements

On March 1, 2007, the Company entered into 3 three-year employment agreements with Senior Managing Directors of the Broker Dealer and Senior Executives of the Company. These 3 employees are also members of the board of directors of the Holding Company and the Broker-Dealer. Under the terms of the agreements, which commence on March 1, 2007 and continue until February 28, 2010, unless extended or earlier terminated in accordance with the terms of the Agreement, the Company agreed to pay annual salaries in the aggregate of $450,000 plus incentive compensation under a Bonus Plan.

Under the above employment agreements, the Bonus Plan for the above Executives will be calculated based upon the overall revenue and profits of the Company for each fiscal year commencing on or after January 1, 2007, as well as, the overall productivity of each Executive as determined by the Company’s Compensation Committee and as defined in the Agreements.

ENTHRUST FINANCIAL SERVICES, INC.
INTRODUCTION TO THE PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS
(Unaudited)

Introduction—The Exchange

On July 10, 2007 (the “Exchange Date”), pursuant to an Exchange Agreement, dated as of July  10, 2007 (the “Exchange Agreement”), Rodman & Renshaw Holding, LLC (“Holding”) completed a reorganization transaction, referred to herein as the “Exchange,” pursuant to which it became a subsidiary of Enthrust Financial Services, Inc. (“Enthrust” or the “Company”), a Delaware corporation, in which Holding held an indirect 80% equity interest. As a result of the Exchange, the owners of Holding’s debt and equity securities, or their respective members or stockholders, became stockholders of Enthrust. At the time of the Exchange, Enthrust was not engaged in any trade or business and its shares of common stock, par value $.001 per share (the “Common Stock”), were traded on the OTC Bulletin Board under the symbol EFSV.OB. The symbol was subsequently changed to RDRN.OB when the Company changed its name to Rodman & Renshaw Capital Group, Inc. on August 31, 2007.

The Exchange consisted of the following: (i) Paul Revere, LLC, a Delaware limited liability company (“Paul Revere”), contributed its 70% membership interest in Holding to Enthrust in exchange for 12,711,683 shares of Common Stock; (ii) the stockholders of R&R Capital Group, Inc., a Delaware corporation taxed under subchapter S of the Internal Revenue Code of 1986, as amended (“RRCG”), which owned 30% of Holding, contributed all of their RRCG shares to Enthrust in exchange for 5,967,591 shares of Common Stock; (iii) the holders of the Holding’s 6% Senior Convertible Debentures in the aggregate principal amount of $20,000,000 (the “Debentures”) and warrants to purchase 714,286 of the Holding’s shares at a price of $7.70 per share (the “Warrants”), contributed the Debentures and the Warrants to Enthrust in exchange for 5,970,099 shares of Common Stock and warrants to purchase 1,355,600 shares of Common Stock at $7.00 per share; and (iv) options held by employees of Holding to purchase up to 2,848,370 shares of Holding’s shares at prices ranging from $0.409 per share to $8.24 per share were exchanged for options to acquire up to 5,278,071 shares of Common Stock at prices ranging from $0.22 to $4.45 per share. Immediately after the Exchange, the Enthrust shares held indirectly by Holding were cancelled.

In addition, on the Exchange Date: (i) Enthust’s president and chief financial officer resigned; (ii) Enthrust’s sole director appointed the Holding’s president as a director of Enthrust; (iii) the two Enthrust directors appointed the officers of Holding as the officers of Enthrust; (iv) the two Enthrust directors appointed the other directors of Holding to be the directors of Enthrust, effective as of the tenth following the date on which Enthrust mailed an Information Statement pursuant to Rule 14f-1 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) to its stockholders; and (v) the original director of Enthrust resigned effective as of the date the directors of Holding became the directors of Enthrust. The Rule 14f-1 Information Statement was mailed on July 12, 2007.

On July 20, 2007, the Board of Directors of the Company voted to change the name of the Company to Rodman & Renshaw Capital Group, Inc., subject to stockholder approval. By written consent of stockholders owning in excess of 50% of the Company’s issued and outstanding shares of Common Stock approved the name change. In accordance with the rules and regulations of the Securities and Exchange Commission, the Company will file an amendment to its certificate of incorporation 20 days following the mailing of an Information Statement pursuant to rule 14C promulgated under the Exchange Act. The Rule 14C Information Statement was mailed August 6, 2007.

Based on the fact that immediately after the Exchange: (i) the former beneficial owners of Holding’s debt and equity securities owned 98.6% of Enthrust’s issued and outstanding shares of Common Stock; (ii) the officers of Holding became the officers of Enthrust; (iii) the directors of Holding became the directors of Enthrust; (iv) Enthrust changed its name to “Rodman & Renshaw Capital Group, Inc.,” to reflect the corporate identity of Holding; and (v) Enthrust was not engaged in any trade or business prior to the Exchange so that after the Exchange its only business is the business that had previously been conducted by Holding; for accounting purposes: (a) the Company is treated as the acquirer; (b) the historical financial statements of Holding will become Enthrusts historical financial statements; and (c) the Exchange will be accounted for as a recapitalization of holding.

ENTHRUST FINANCIAL SERVICES, INC.
PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL CONDITION
(Unaudited)

As of June 30, 2007

				Pro Forma Adjustments
	Enthrust Financial Services, Inc.	Rodman & Renshaw Holding, LLC	R&R Capital Group Inc.	Enthrust Financial Services, Inc.		Rodman & Renshaw Holding, LLC		R&R Capital Group Inc.		Pro Forma Combined
	a	b	c
ASSETS
Cash and cash equivalents	$3,190	$27,739,814	$20,090	$—		$(3,190	)e	$—		$27,759,904
Securities owned, marketable and non-marketable	—	9,115,318	1,288	—		—		—		9,116,606
Private placement and other fees receivable	—	5,823,158	—	—		—		—		5,823,158
Due from clearing broker	—	5,473,375	—	—		—		—		5,473,375
Prepaid expenses	—	569,056	1,918	—		—		—		570,974
Deposit with clearing broker	—	108,162	—	—		—		—		108,162
Goodwill	—	1,938,714	—	—		—		—		1,938,714
Property and equipment, net	—	1,090,352	—	—		—		—		1,090,352
Other assets	—	134,620	—	—		—		—		134,620
Deferred financing costs, net	—	944,152	—	—		(944,152	)f	—
Investment in Holding	—	—	3,434,175	—		—		(3,434,175	)i	—
Investment in affiliate	—	1,515,240	3,098,468	—		—		—		4,613,708

Total assets	$3,190	$54,451,961	$6,555,939	$—		$(947,342)		$(3,434,175)		$56,629,573

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Accrued compensation payable		13,731,432	—	—		—		—		13,731,432
Accounts payable and accrued expenses	15,000	2,088,145	—	—		785,000	eg	—		2,888,145
Conference deposits	—	370,983	—	—		—		—		370,983
Income taxes payable	—	527,015	47,839	—		(320,000	) g	—		254,854

Total liabilities	$15,000	$16,717,575	$47,839	$—		$465,000		$—		$17,245,414

Senior convertible debentures, net	—	18,397,701	—	—		(18,397,701	)f	—		—
Minority interests	—	7,889,436	—	—				—		7,889,436
STOCKHOLDERS’ EQUITY
Member’s Equity	—	11,447,249	6,506,626	—		(11,447,249	)h	(6,506,626	)i	—
Common stock	2,058	—	1,474	22,942	d	—		(1,474	)i	25,000
Additional paid-in capital	8,204,998	—	—	(22,942	)d	20,213,742	efgh	3,073,925	i	31,469,723
Retained earnings	(8,218,866)	—	—	—		8,218,866	e	—		—

Total stockholders’ equity	$(11,810)	$11,447,249	$6,508,100	$—		$16,985,359		$(3,434,175)		$31,494,723

Total liabilities and stockholders’ equity	$3,190	$54,451,961	$6,555,939	$—		$(947,342)		$(3,434,175)		$56,629,573

ENTHRUST FINANCIAL SERVICES, INC.
PRO FORMA CONDENSED COMBINED STATEMENT
OF INCOME AND COMPREHENSIVE INCOME
(Unaudited)

For the Six Months Ended June 30, 2007

				Pro Forma Adjustments
	Enthrust Financial Services, Inc.	Rodman & Renshaw Holding, LLC	R&R Capital Group, Inc.	Enthrust Financial Services, Inc.		Rodman & Renshaw Holding, LLC		R&R Capital Group, Inc.		Pro Forma Combined
	j	k	l

Revenues	$—	$47,224,977	$1,345,396	$—		$—		$(1,287,106	)q	$47,283,267
Operating expenses	54,943	35,806,181	153,831	—		745,057	mn	—		36,760,012

Operating income (loss)	(54,943)	11,418,796	1,191,565	—		(745,057)		(1,287,106)		10,523,255
Interest expense	—	792,861	—	—		(792,861	)o	—		—
Income taxes expense (benefit)	—	337,780	(24,229)	—		561,118	p	24,229	q	898,898
Minority interests in income of subsidiaries	—	261,050	—	—		—		—		261,050

Net income (loss)	(54,943)	10,027,105	1,215,794	—		(513,314)		(1,311,335)		9,363,307

Other comprehensive income	—	(1,001,664)	—	—		—		—		(1,001,664)

Comprehensive income (loss)	$(54,943)	$9,025,441	$1,215,794	$—		$(513,314)		$(1,311,335)		$8,361,643

Earnings (loss) per common and common equivalent share:
Basic	(0.03)									0.37
Diluted	(0.03)									0.37
Weight average shares used in computing earnings per common and common equivalent:
Basic	2,057,771			22,942,229	d					25,000,000
Diluted	2,057,771			22,942,229	d					25,000,000

ENTHRUST FINANCIAL SERVICES, INC.
PRO FORMA CONDENSED COMBINED STATEMENT
OF INCOME AND COMPREHENSIVE INCOME
(Unaudited)

For the Year Ended December 31, 2006

				Pro Forma Adjustments
	Enthrust Financial Services, Inc.	Rodman & Renshaw Holding, LLC	R&R Capital Group, Inc.	Enthrust Financial Services, Inc		Rodman & Renshaw Holding, LLC		R&R Capital Group, Inc.		Pro Forma Combined
	j	k	l
Revenues	$—	$63,957,870	$5,365,927	$—		$—		$(5,365,927	)q	$63,957,870
Operating expenses	56,798	44,371,935	8,009	—		743,202	mn	—		45,179,944

Operating income (loss)	(56,798)	19,585,935	5,357,918	—		(743,202)		(5,365,927)		18,777,926

Interest expense	—	—	—	—		—		—		—
Income taxes expenses	—	893,475	268,043	—		5,881,177	p	(268,043	)q	6,774,652
Minority interests in income of subsidiaries	—	2,174,112	—	—		13,266	n	—		2,187,378

Net income (loss)	(56,798)	16,518,348	5,089,876	—		(6,637,645)		(5,097,885)		9,815,896

Other comprehensive income	—	1,001,664	—	—		—		—		1,001,664

Comprehensive income (loss)	$(56,798)	$17,520,012	$5,089,876	$—		$(6,637,645)		$(5,097,885)		$10,817,560

Earnings (loss) per common and common eqivalent share:
Basic	(0.03)									0.39
Diluted	(0.03)									0.39
Weight average shares used in computing earnings (loss) per common and common equivalent:
Basic	2,057,771			22,942,229	d					25,000,000
Diluted	2,057,771			22,942,229	d					25,000,000

ENTHRUST FINANCIAL SERVICES, INC.
NOTES TO THE PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(Unaudited)

Note 1—Exchange Transactions

The unaudited pro forma condensed combined statement of financial condition combines the consolidated statement of financial condition of Enthrust, Holding (which includes Enthrust) and RRCG as of June 30, 2007, as if the exchange transactions occurred on that date. The unaudited pro forma condensed combined statements of Income and Comprehensive Income are based upon the condensed combined statements of income of Enthrust, Holding (which include Enthrust) and RRCG for the six months ended June 30, 2007 and the year ended December 31, 2006 as if the Exchange occurred January 1, 2007 and 2006, respectively.

Note 2—Pro Forma Adjustments

a.	Derived from the unaudited balance sheet of Enthrust as of June 30, 2007.

b.	Derived from the unaudited statement of financial condition of Holding as of June 30, 2007 (which included the assets and liabilities of Enthrust).

c.	Derived from the unaudited balance sheet of RRCG as of June 30, 2007.

d.	Exchange of 24,649,373 shares of Common stock at $.001 par value pursuant to the exchange transactions net of 1,707,144 shares owned by Enthrust shareholders that were cancelled.

e.	Elimination of Enthrust’s assets ($3,190) and liabilities ($15,000) and the corresponding equity components ($8,207,056 and $8,218,866).

f.	Adjustments made to reflect the contribution of the Debentures and Warrants in exchange for the Common stock and Warrants of Enthrust.

g.	Adjustment made to reflect the costs relating to the exchange transactions in the amount of $800,000 and the corresponding assumed effective tax rate of 40% in the amount of $320,000.

h.	Recapitalization of Holdings’ member’s equity upon reverse merger with C Corporation.

i.	Elimination of RRCG’s investment in Holding and its corresponding equity components.

j.	Derived from the unaudited statement of income of Enthrust for the six months ended June 30, 2007 and the audited statement of income of Enthrust for the year ended December 31, 2006, respectively.

k.

Derived from the unaudited statement of income of Holding for the six months ended June 30, 2007 and the audited statement of income of Holding for the year ended December 31, 2006, respectively (which included the results of Enthrust).

l.	Derived from the unaudited statement of income of RRCG for the six months ended June 30, 2007 and the unaudited statement of income of RRCG for the year ended December 31, 2006, respectively.

m.	Adjustment made to reflect the transactions costs in the amount of $800,000.

n.

Elimination of Enthrust’s operating expenses in the amount of $54,943 and $56,798 for the six months ended June 30, 2007 and the year ended December 31, 2006, respectively; and the minority interest in Enthrust’s results of operations.

o.	Elimination of interest expense, amortization of debt discount and deferred financing cost, with respect to the Debentures.

p.	Adjustments made to reflect a proforma corporate effective tax rate of 40%.

q.	Elimination of tax expense accounted for in the proforma tax calculation and the results of RRCG’s investment in Holding.

12,000,000

Shares of Common Stock

PROSPECTUS

SANDLER O’NEILL + PARTNERS, L.P.	FOX-PITT KELTON COCHRAN CARONIA WALLER

PAULSON INVESTMENT COMPANY, INC.
RODMAN & RENSHAW, LLC

                   , 2007

Until                   , 2007 (25 days after the date of this prospectus), all dealers that buy, sell or trade these securities, whether or not participating in the offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following are the expenses of the issuance and distribution of the securities being registered, other than underwriting commissions and expenses, all of which will be paid by the Company. Other than the SEC registration fee and the NASD filing fees all of such expenses are estimated.

SEC Registration fee	$2,650
NASD fee	9,125
NASDAQ Global Select Market listing fee	125,000	*
Printing expenses		**
Accounting fees and expenses		**
Legal fees and expenses		**
Transfer agent and registrar fees and expenses		**
Miscellaneous other expenses		**

Total	$1,200,000	*

*	Estimated

**	To be supplied by amendment

Item 14. Indemnification of Directors and Officers

Section 102 of the Delaware General Corporation Law permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our certificate of incorporation provides that none of our directors shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as director, notwithstanding any provision of law imposing such liability, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our certificate of incorporation provides that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer of ours, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our certificate of incorporation provides that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer of ours, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee or, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

We entered into indemnification agreements with each of our directors and intend to enter into indemnification agreements with each of our executive officers. These indemnification agreements may require us, among other things, to indemnify our directors and executive officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of his service as one of our directors or executive officers, or any other company or enterprise to which the person provides services at our request.

We maintain a general liability insurance policy that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us with the meaning of the Securities Act against certain liabilities.

Item 15. Recent Sales of Unregistered Securities.

On July 10, 2007 (the “Exchange Date”), pursuant to an Exchange Agreement, dated as of July 10, 2007 (the “Exchange Agreement”), we issued 24,649,375 shares of common stock and warrants to purchase 1,355,600 shares of common stock to approximately 70 persons, all of whom were accredited investors. There was no general solicitation in connection with the Exchange. We believe that the issuances of the common stock pursuant to the Exchange Agreement were exempt from registration under Section 4(2) of the Securities Act and Reg D promulgated thereunder.

In March 2007, in connection with a private placement to 57 accredited investors (the “Private Placement”), we issued $20 million aggregate principal amount of its Senior Convertible Debentures and warrants to purchase 714,286 shares. In the Private Placement, we realized gross proceeds of $20 million and net proceeds, after payment of legal, accounting and advisory fees and other miscellaneous transaction expenses, of $18.9 million. The proceeds were designated for working capital purposes. We believe that the issuances of the Debentures and the Warrants in the Private Placement were exempt from registration under Section 4(2) of the Securities Act and Reg D promulgated thereunder.

In September 2007, we issued 750,000 shares of Common Stock to Michael Lacovara in connection with his appointment as our Chief Executive Officer. The shares were issued pursuant to our 2007 Stock and Incentive Plan. The issuance of these shares was exempt under Sections 4(2) and 4(6) of the Securities Act.

Item 16. Exhibits

Exhibits No.		Description
1	(i)	Form of Underwriting Agreement
1	(ii)	Form of Lock-up Agreement*
3	(i)(a)	Certificate of Incorporation(1)
3	(i)(b)	Amendment to Certificate of Incorporation
3	(ii)	Bylaws(1)
4.1		Specimen stock certificate
4.2		Form of Enthrust Common Stock Purchase Warrant(2)
4.3		Registration Rights Agreement dated July 10, 2007(2)
5		Form of opinion of Morse, Zelnick, Rose & Lander, LLP*
10.1		2007 Stock and Incentive Plan
10.2		Michael Vasinkevich Employment Agreement(2)
10.2	(a)	Amendment to Michael Vasinkevich Employment Agreement(2)
10.3		John J. Borer III Employment Agreement, as amended(2)
10.3	(a)	Amendment to John J Borer III Employment Agreement(2)
10.4		Edward Rubin Employment Agreement, as amended(2)
10.4	(a)	Amendment to Edward Rubin Employment Agreement(2)
10.5		Amended and Restated Wesley Clark Employment Agreement(2)
10.6		Form of Tax Indemnification Agreement, dated as of July 10, 2007(2)
10.7		Form of Indemnification Agreement, dated as of July 10, 2007(2)
10.8		Consents of director-nominees
	(a)	Consent of Mark L. Friedman
	(b)	Consent of Winston Churchill
10.9		Michael Lacovara Employment Agreement
10.10		Executive Bonus Plan
21		Subsidiaries
23.1		Consent of Marcum Kliegman LLP
23.2		Consent of Morse, Zelnick, Rose & Lander, LLP(3)
24		Power of Attorney

*	To be filed by amendment.

(1)	Incorporated by reference to Exhibits 3.1 and 3.2, respectively, on our Current Report on Form 8-K filed on January 22, 2007.

(2)	Incorporated by reference to our Current Report on Form 8-K filed on July 11, 2007.

(3)	Previously filed.

Item 17. Undertakings

The undersigned Registrant hereby undertakes that:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. (Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.)

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the undersigned Registrant relies on rule 430B:

(A) Each prospectus filed by the undersigned Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x), for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the undersigned Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of this registration statement, other than registration statements relying on rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the undersigned Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) For purposes of determining any liability under the Securities Act of 1933, each filing of the undersigned Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

In accordance with the requirements of the Securities Act, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this Amendment No. 1 to the Registration Statement designated SEC File No. 333-144684 to be signed on its behalf by the undersigned, in the City of New York, State of New York on September 20, 2007.

In accordance with the requirements of the Securities Act, as amended, the following persons have signed this Registration Statement in the capacities indicated on the date set forth above.

RODMAN & RENSHAW CAPITAL GROUP, INC.

By:	/s/ MICHAEL LACOVARA Michael Lacovara Chief Executive Officer

ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Edward Rubin and Thomas C. Pinou and each of them his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys- in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any one of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof. In accordance with the requirements of the Securities Act, as amended, the following persons have signed this Registration Statement in the capacities indicated on the date set forth above.

Signature	Title	Date

/s/ MICHAEL LACOVARA Michael Lacovara	Chief Executive Officer (Principal Executive Officer) and Director	September 20, 2007
/s/ THOMAS G. PINOU Thomas G. Pinou	Chief Financial Officer (Principal Accounting Officer)	September 20, 2007
/s/ WESLEY K. CLARK Wesley K. Clark	Chairman	September 20, 2007
/s/ MICHAEL VASINKEVICH Michael Vasinkevich	Vice Chairman	September 20, 2007
/s/ EDWARD RUBIN Edward Rubin	President and Director	September 20, 2007
/s/ JOHN J. BORER III John J. Borer III	Director	September 20, 2007
/s/ SAM DRYDEN Sam Dryden	Director	September 20, 2007
/s/ RICHARD COHEN Richard Cohen	Director	September 20, 2007